PRELIMINARY COPY – SUBJECT TO COMPLETION – DATED MARCH 24, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No.    )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

AVANTAX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

3200 Olympus Boulevard, Suite 100,
Dallas, Texas 75019

[●], 2023

Dear Fellow Stockholder:

You are cordially invited to attend our 2023 annual meeting of stockholders (including any adjournments, postponements or continuations thereof, our “Annual Meeting”) on [●], 2023 at [●] [a./p.]m. Central Daylight Time, which will be held in a virtual meeting format via a live webcast. Included with this letter are the Notice of Annual Meeting of Stockholders, a proxy statement detailing the business to be conducted at the Annual Meeting and a proxy card.

The matters to be voted on at the Annual Meeting are: (i) the election of nine directors to our board of directors (our “Board”); (ii) the ratification, on an advisory (non-binding) basis, of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023; (iii) the approval, on an advisory (non-binding) basis, of our named executive officer compensation; (iv) on an advisory (non-binding) basis, the frequency of the advisory vote on named executive officer compensation; (v) the approval of an amendment to the Avantax, Inc. 2016 Employee Stock Purchase Plan, as amended, to increase the number of shares available for issuance to plan participants; and (vi) the adoption of an amendment to our Restated Certificate of Incorporation, as amended, to provide for the exculpation of certain of our officers, as permitted by recent amendments to the Delaware General Corporation Law.

Our Board recommends that you vote in accordance with our Board’s recommendation on each of these proposals on the enclosed proxy card.

Whether or not you plan to attend the Annual Meeting, we encourage you to vote as soon as possible so that your shares are represented. We urge you to vote TODAY by completing, signing and dating the enclosed proxy card and promptly mailing it in the postage pre-paid envelope provided or following the instructions on the enclosed proxy card to vote via the Internet or by telephone. Returning your proxy card will not prevent you from attending the Annual Meeting but will ensure that your vote is counted if you are unable to attend.

We encourage you to read more about our Board, our strong corporate governance practices and our named executive officer compensation programs throughout the accompanying proxy statement. We are grateful for your support of our Company and our Board and thank you in advance for voting promptly.

Sincerely,

Georganne C. Proctor	Christopher W. Walters
Chair of the Board of Directors	Chief Executive Officer and Director

PRELIMINARY COPY – SUBJECT TO COMPLETION – DATED MARCH 24, 2023

3200 Olympus Boulevard, Suite 100,
Dallas, Texas 75019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on [●], 2023

TO THE STOCKHOLDERS:

Notice is hereby given that our 2023 annual meeting of stockholders (including any adjournments, postponements or continuations thereof, our “Annual Meeting”) of Avantax, Inc., a Delaware corporation formerly known as Blucora, Inc. (the “Company”), will be held on [●], 2023 at [●] [a./p.]m. Central Daylight Time, which will be held in a virtual meeting format via a live webcast for the following purposes:

1.	To elect nine directors to serve on our board of directors (our “Board”) until the 2024 annual meeting of stockholders, until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2.	To ratify, on an advisory (non-binding) basis, the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023;

3.	To approve, on an advisory (non-binding) basis, our named executive officer compensation;

4.	To vote, on an advisory (non-binding) basis, on the frequency of the advisory vote on named executive officer compensation;

5.	To approve an amendment to the Avantax, Inc. 2016 Employee Stock Purchase Plan, as amended, to increase the number of shares available for issuance to plan participants; and

6.	To adopt an amendment to the Company’s Restated Certificate of Incorporation, as amended, to provide for the exculpation of certain of our officers, as permitted by recent amendments to the Delaware General Corporation Law.

These items of business are more fully described in the proxy statement accompanying this Notice. We also will transact any other business that may properly come before the Annual Meeting, but we are not aware of any such additional matters.

The Annual Meeting will be held in a virtual format. You may register to attend the Annual Meeting by accessing https://www.[●].

Our Board has fixed the close of business on [●], 2023 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Such stockholders are urged to submit the enclosed proxy card, even if their shares were sold after such date.

YOUR VOTE IS VERY IMPORTANT. It is important that your voice be heard and your shares be represented at the Annual Meeting whether or not you are able to attend. We urge you to vote TODAY by completing, signing and dating the enclosed proxy card and promptly mailing it in the postage pre-paid envelope provided or following the instructions on the enclosed proxy card to vote via the Internet or by telephone. Please submit the proxy card as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. Additionally, we hope that you can attend the Annual Meeting. If you are the beneficial owner of your shares (that is, you hold your shares in “street name” through an intermediary such as a broker, bank or other nominee), you will receive instructions from your broker, bank or other nominee as to how to vote your shares or submit a proxy to have your shares voted. WE URGE YOU TO INSTRUCT YOUR BROKER, BANK OR OTHER NOMINEE TO VOTE YOUR SHARES “FOR” THE ELECTION OF EACH OF OUR BOARD’S NOMINEES UNDER PROPOSAL 1, “FOR” PROPOSALS 2, 3, 5 AND 6 AND FOR “1 YEAR” ON PROPOSAL 4 ON THE ENCLOSED PROXY CARD.

If you have any questions or need any assistance in voting your shares, please contact our proxy solicitor:

509 Madison Avenue, 12th Floor

New York, New York 10022

Stockholders Call Toll-Free: (800) 662-5200

Brokers and Banks Call Toll-Free: (203) 658-9400
Email: AVTA.info@morrowsodali.com

By Order of the Board of Directors,

Tabitha Bailey Chief Legal Officer and Corporate Secretary [●], 2023

TABLE OF CONTENTS

Page

PROXY STATEMENT SUMMARY	1

QUESTIONS AND ANSWERS REGARDING VOTING PROCEDURES AND OTHER INFORMATION	10

INFORMATION REGARDING OUR BOARD OF DIRECTORS	18
Directors and Board Committees as of [•], 2023	18
Board Skills, Background and Core Competencies	19
Board Diversity and Inclusion	21
Board Oversight	22
Independence, Committee and Other Board Information	23
Director Nomination Process and Qualification Overview of Directors	29
Non-Employee Director Compensation	34

STOCKHOLDER ENGAGEMENT	39

PROPOSAL ONE - ELECTION OF DIRECTORS	40

PROPOSAL TWO - RATIFICATION, ON AN ADVISORY (NON-BINDING) BASIS, OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	52

PROPOSAL THREE - APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF OUR NEO COMPENSATION	53

PROPOSAL FOUR - VOTE, ON AN ADVISORY (NON-BINDING) BASIS, ON THE FREQUENCY OF THE ADVISORY VOTE ON OUR NEO COMPENSATION	54

PROPOSAL FIVE - APPROVAL OF AN AMENDMENT TO OUR 2016 EMPLOYEE STOCK PURCHASE PLAN	55

PROPOSAL SIX – ADOPTION OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE EXCULPATION OF OFFICERS AS PERMITTED BY DELAWARE LAW	59

AUDIT COMMITTEE REPORT	60

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022 AND 2021	62

TRANSACTIONS WITH RELATED PERSONS	63

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	64

INFORMATION REGARDING EXECUTIVE OFFICERS	65

COMPENSATION DISCUSSION AND ANALYSIS	67
Executive Summary	68
Establishing and Evaluating Executive Officer Compensation	74
What We Pay and Why	77

COMPENSATION COMMITTEE REPORT	90

COMPENSATION OF NAMED EXECUTIVE OFFICERS	91

CEO PAY RATIO	102

2022 PAY VERSUS PERFORMANCE	103

BENEFICIAL OWNERSHIP	107
Security Ownership of Certain Beneficial Owners and Management	107
Delinquent Section 16(a) Reports	108

 i

 ii

PROXY STATEMENT

 for

 2023 ANNUAL MEETING OF STOCKHOLDERS OF AVANTAX, INC.

 [●], 2023

This proxy statement (including all appendices attached hereto, this “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (our “Board” or “Board of Directors”) of Avantax, Inc., a Delaware corporation formerly known as Blucora, Inc. (the “Company” or “Avantax”), for use at our 2023 annual meeting of stockholders (including any adjournments, postponements or continuations thereof, our “Annual Meeting”). Unless the context otherwise requires, references in this Proxy Statement to “Avantax,” the “Company,” “we,” “us,” “our” and similar terms refer to Avantax, Inc.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON [●], 2023: THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY ARE FIRST BEING SENT OR GIVEN TO THE COMPANY’S SECURITY HOLDERS OF RECORD ON [•], 2023.

PROXY STATEMENT SUMMARY

This summary is included to provide an introduction and overview of the information contained in this Proxy Statement. This is a summary only and does not contain all of the information we have included in this Proxy Statement. You should refer to the full Proxy Statement for more information about us and the proposals you are being asked to consider. For more complete information regarding our 2022 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 28, 2023.

Information About the Annual Meeting of Stockholders

Our Board is soliciting proxies for the Annual Meeting.

Time and Date	[●] [a./p.]m. Central Daylight Time, on [●], 2023

Virtual Access	The Annual Meeting can be accessed virtually by registering to attend at https://www.[●]

Record Date	The close of business on March [•], 2023

Voting	Each share of Common Stock is entitled to one vote at the Annual Meeting (including one vote for each seat up for election at the Annual Meeting with respect to Proposal 1 – Election of Directors). Cumulative voting is not permitted in the election of directors.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we encourage you to vote as soon as possible so that your shares are represented. We urge you to vote TODAY by completing, signing and dating the enclosed proxy card and promptly mailing it in the postage pre-paid envelope provided or following the instructions on the enclosed proxy card to vote via the Internet or by telephone. Returning your proxy card will not prevent you from voting at the Annual Meeting but will ensure that your vote is counted if you are unable to attend.

*The Annual Meeting will be held in a virtual format. If you plan to participate in the meeting, please see “Questions and Answers about the Proxy Materials and Voting” on page 10. Stockholders will be able to attend, vote and submit questions (both before and for a portion of the meeting) from any location via the Internet. You may register to attend the Annual Meeting virtually by accessing https://www.[●].

AVANTAX, INC. | 2023 Proxy Statement    1

Proposals and Board Recommendations for Voting

Proposals:	Unanimous Board Recommendation:	For more detail, see page:
Proposal 1 – Election of nine directors	“FOR” EACH NOMINEE	40
Proposal 2 – Ratification, on an advisory (non-binding) basis, of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023	“FOR”	52
Proposal 3 – Approval, on an advisory (non-binding) basis, of our named executive officer (“NEO”) compensation	“FOR”	53
Proposal 4 – Vote, on an advisory (non-binding) basis, on the frequency of the advisory vote on our NEO compensation	“1 YEAR”	54
Proposal 5 – Approval of an amendment to the Avantax, Inc. 2016 Employee Stock Purchase Plan, as amended, to increase the number of shares available for issuance to plan participants	“FOR”	55
Proposal 6 – Adoption of an amendment to the Company’s Restated Certificate of Incorporation, as amended, to provide for the exculpation of certain of our officers, as permitted by recent amendments to the Delaware General Corporation Law	“FOR”	59

Proposal 1 – Election of Directors

Our Board is currently comprised of 11 directors. As we have previously disclosed, Steven Aldrich and Mary S. Zappone notified the Company on December 19, 2022 of their intention not to stand for reelection at the Annual Meeting. Our Board has since adopted resolutions reducing the size of our Board from 11 to nine directors, effective as of the Annual Meeting. Accordingly, you are being asked to elect Mark A. Ernst, E. Carol Hayles, Kanayalal A. Kotecha, J. Richard Leaman III, Tina Perry, Georganne C. Proctor, Karthik Rao, Jana R. Schreuder and Christopher W. Walters (collectively, our “Director Nominees”) to serve on our Board until our 2024 annual meeting of stockholders (our “2024 Annual Meeting”), until their successors are duly elected and qualified or until their earlier death, resignation or removal.

Information regarding our Director Nominees is set forth below. For additional information concerning this proposal and our Director Nominees, see “Proposal One—Election of Directors” on page 40, and for additional information regarding our directors, see “Information Regarding our Board of Directors” on page 18.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH NOMINEE ON THE ENCLOSED PROXY CARD.

AVANTAX, INC. | 2023 Proxy Statement    2

				Board Committees
Name (1)	Age	Director Since	Employment Description	Audit (2)	Compensation	Nominating and Governance (3)
Georganne C. Proctor Chair of the Board	66	2017	Former CFO of TIAA-CREF
Mark A. Ernst	64	2020	Managing Partner at Bellevue Capital and Former EVP and COO of Fiserv, Inc.	Member
E. Carol Hayles	62	2018	Former CFO of CIT Group Inc.	Member
Kanayalal A. Kotecha	54	2022	CTO of Gale Healthcare Solutions	Member
J. Richard Leaman III	60	2022	Former Managing Partner of Moelis & Company			Member
Tina Perry	50	2021	President of Oprah Winfrey Network		Member
Karthik Rao	49	2020	CEO of Audience Measurement Business at Nielsen Global Media		Member
Jana R. Schreuder	64	2020	Former EVP and COO of Northern Trust		Chair
Christopher W. Walters	49	2014	President and CEO of Avantax
(1)	All directors are independent in accordance with Nasdaq listing rules except Christopher W. Walters, the President and CEO of the Company.

(2)	Mary S. Zappone is currently the Chair of the Audit Committee of our Board (the “Audit Committee”). Following the Annual Meeting, Mark A. Ernst will become the Chair of the Audit Committee.

(3)	Steven Aldrich is currently the Chair of the Nominating and Governance Committee of our Board (the “Nominating and Governance Committee”). Following the Annual Meeting, J. Richard Leaman III will become the Chair of the Nominating and Governance Committee, and Georganne C. Proctor and Tina Perry will each become a member of the Nominating and Governance Committee.

Proposal 2 – Advisory Vote on Auditor Ratification

We are asking you to ratify, on an advisory (non-binding) basis, the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for 2023. Although a stockholder vote for this appointment is not required by law and is not binding on us, the Audit Committee will take your vote on this proposal into consideration when appointing or making changes to our independent registered public accounting firm in the future.

For additional information concerning this proposal, see “Proposal Two—Ratification, on an Advisory (Non-Binding) Basis, of the Appointment of Our Independent Registered Public Accounting Firm” on page 52, and for information concerning the fees we paid to EY during 2022 and 2021, see “Fees Paid to Independent Registered Public Accounting Firm for 2022 and 2021” on page 62.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION, ON AN ADVISORY (NON-BINDING) BASIS, OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023 ON THE ENCLOSED PROXY CARD.

AVANTAX, INC. | 2023 Proxy Statement    3

Proposal 3 – Approval of Our Named Executive Officer Compensation

We are asking you to approve, on an advisory (non-binding) basis, our NEO compensation for 2022, as disclosed in “Compensation Discussion and Analysis” and the accompanying compensation tables and related narrative discussion beginning on page 67. We believe that our NEO compensation program described throughout our “Compensation Discussion and Analysis” reflects an overall pay-for-performance culture that aligns the interests of our executives with those of our stockholders. Our compensation programs are designed to provide a competitive level of compensation to attract, motivate and retain talented and experienced executives and to reward our NEOs for the achievement of short- and long-term strategic and operational goals and increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. As a result of our extensive stockholder engagement in connection with and following our 2021 annual meeting of stockholders (our “2021 Annual Meeting”), which is described further below, the Compensation Committee of our Board (the “Compensation Committee”) made significant changes to our 2022 executive compensation program in response to stockholder feedback. In addition, we have implemented a number of executive compensation best practices and policies over the last few years that we believe reflect sound governance and promote the long-term interests of our stockholders.

For additional information concerning this proposal, see “Proposal Three—Approval, on an Advisory (Non-Binding) Basis, of Our Named Executive Officer Compensation” beginning on page 53. In addition, please see the information set forth in “Compensation Discussion and Analysis” and the accompanying compensation tables and related narrative discussion beginning on page 67, including the highlights of our 2022 executive compensation information included under “Executive Summary.”

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF OUR NEO COMPENSATION ON THE ENCLOSED PROXY CARD.

Proposal 4 – Advisory Vote on the Frequency of the Advisory Vote on Our Named Executive Officer Compensation

We are asking you to vote, on an advisory (non-binding) basis, on the frequency of the advisory vote on our NEO compensation to determine whether such vote should be held every one, two or three years. Our Board continues to believe that a frequency of every one year for the advisory vote on our NEO compensation is the most appropriate choice for conducting and responding to a “say-on-pay” vote for the Company.

For additional information concerning this proposal, see “Proposal Four—Vote, On an Advisory (Non-Binding) Basis, on the Frequency of the Advisory Vote on our NEO Compensation” beginning on page 54.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “ONE YEAR” ON THE ENCLOSED PROXY CARD.

Proposal 5 – Approval of an Amendment to the Avantax, Inc. 2016 Employee Stock Purchase Plan

We are asking you to approve an amendment (the “ESPP Amendment”) to the Avantax, Inc. 2016 Employee Stock Purchase Plan (as amended, restated, amended and restated, supplemented or otherwise modified and in effect prior to the ESPP Amendment, the “ESPP”), which has been recommended by the Compensation Committee and approved by our Board, subject to and effective upon stockholder approval. The ESPP Amendment would increase the number of shares authorized to be issued under the ESPP by an additional 500,000 shares of Common Stock. Our Board recommends approval of the ESPP Amendment so the Company can continue to offer its eligible employees an opportunity to increase their proprietary interest in the Company and participate in the success of the Company by purchasing shares of Common Stock through payroll deductions on favorable terms. Our Board believes that the ESPP promotes the interests of the Company and our stockholders by encouraging employees of the Company to become stockholders, thereby aligning employee interests with our growth and success. Our Board also believes that the opportunity to acquire a proprietary interest in the Company through the acquisition of shares of Common Stock pursuant to the ESPP is an important aspect of our ability to attract and retain highly qualified and motivated employees.

For additional information concerning this proposal, see “Proposal Five—Approval of an Amendment to our 2016 Employee Stock Purchase Plan” beginning on page 55. The complete text of the ESPP and the ESPP Amendment are each attached to this Proxy Statement as Appendix A.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF AN AMENDMENT TO OUR 2016 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED, TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE TO PLAN PARTICIPANTS ON THE ENCLOSED PROXY CARD.

AVANTAX, INC. | 2023 Proxy Statement    4

Proposal 6 – Adoption of an Amendment to Our Restated Certificate of Incorporation

We are asking you to adopt an amendment (the “Charter Amendment”) to our Restated Certificate of Incorporation, as amended (our “Charter”). Our Board has approved and adopted the Charter Amendment and has recommended that our stockholders adopt the Charter Amendment. The Charter Amendment provides for the elimination or limitation of monetary liability of certain executive officers of the Company for breach of the fiduciary duty of care, as permitted by recent amendments to Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”). Our Board believes that the Charter Amendment promotes the interests of the Company and our stockholders by bolstering the Company’s ability to attract and retain highly qualified and motivated executives in the face of competitive pressures in its relevant labor markets, discouraging frivolous lawsuits and potentially decreasing the cost of directors’ and officers’ insurance in the future.

For additional information concerning this proposal, see “Proposal Six—Adoption of an Amendment to Our Restated Certificate of Incorporation to Provide for the Exculpation of Certain of Our Officers as Permitted by Delaware Law” beginning on page 59.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ADOPTION OF THE CHARTER AMENDMENT TO PROVIDE FOR THE EXCULPATION OF CERTAIN OF OUR OFFICERS, AS PERMITTED BY RECENT AMENDMENTS TO THE DGCL ON THE ENCLOSED PROXY CARD.

Board and Corporate Governance Highlights

We are committed to sound corporate governance in order to promote the long-term interests of our stockholders, strengthen Board and management accountability and continue to build public trust in our Company. Our governance framework is described throughout this Proxy Statement and includes the following highlights:

Board and Corporate Governance Highlights
●	10 of 11 Directors Are Independent (1)	●	All Board Committees Comprised Entirely of Independent Directors
●	Annual Director Elections	●	Risk Oversight by Full Board and Committees
●	45% Gender Diversity and 18% Racial or Ethnic Diversity on Board (2)	●	Three Female Directors in Board Leadership Positions (3)
●	Majority Voting for Directors in Uncontested Elections with Resignation Policy	●	Disclosure of Board Skills Matrix
●	Regular Board and Committee Meetings, Including Regularly Scheduled Executive Sessions	●	Rigorous Stock Ownership Requirements for Directors and Executive Officers
●	Annual Board and Committee Self-Evaluations	●	Restrictive Insider Trading Policy
●	Separate Chair and Chief Executive Officer, with Independent Chair	●	Hedging and Pledging Prohibitions
●	Stockholders Can Call Special Meetings	●	Code of Ethics and Conduct Administered by Our Board
(1)	Among our nine Director Nominees up for reelection at the Annual Meeting, eight are independent. The only Director who is not independent is Mr. Walters, our President and Chief Executive Officer.

(2)	Among our nine Director Nominees up for reelection at the Annual Meeting, 44% are women, and 22% are racially or ethnically diverse.

(3)	Following the Annual Meeting, two of our four female Director Nominees will serve in leadership positions on the Board.

In addition, we believe that many of our compensation practices reflect sound corporate governance. See “Compensation Discussion and Analysis” on page 67 for additional information.

AVANTAX, INC. | 2023 Proxy Statement    5

Board Skills, Background and Core Competencies

The Nominating and Governance Committee regularly evaluates the skills, qualifications and competencies identified as important for directors to provide effective oversight to our Company. See the section “Information Regarding Our Board of Directors—Board Skills, Background and Core Competencies” on page 19 for additional information.

Board Diversity and Inclusion

We are committed to fostering an environment of diversity and inclusion, including among our Board members. See the section “Information Regarding Our Board of Directors—Board Diversity and Inclusion” on page 21 for additional information.

Financial and Business Information

Business Overview

Avantax delivers tax-focused wealth management solutions for financial professionals, tax professionals and CPA firms, supporting our goal of minimizing clients’ tax burdens through comprehensive tax-focused financial planning. We have two distinct, but related, models within our business: the independent financial professional model and the employee-based model. We refer to our independent financial professional model as Avantax Wealth Management®. Avantax Wealth Management offers services through its registered broker-dealer, registered investment advisor (“RIA”) and insurance agency subsidiaries and is a leading U.S. tax-focused independent broker-dealer that works with a nationwide network of financial professionals operating as independent contractors. We refer to our employee-based model as Avantax Planning Partners℠. Avantax Planning Partners offers services through its RIA and insurance agency by partnering with CPA firms to provide their consumer and small-business clients with holistic financial planning and advisory services.

Divestiture of Tax Software Business

On October 31, 2022, we entered into a Stock Purchase Agreement (the “Purchase Agreement”) with TaxAct Holdings, Inc. (f/k/a Avantax Holdings, Inc.), Franklin Cedar Bidco, LLC (the “Buyer”) and, solely for purposes of certain provisions thereof, DS Admiral Bidco, LLC, pursuant to which we agreed to sell our tax software business to the Buyer for an aggregate purchase price of $720.0 million in cash, subject to customary purchase price adjustments set forth in the Purchase Agreement (the “TaxAct Sale”). The TaxAct Sale closed on December 19, 2022. In connection with the TaxAct Sale, we entered into a Transition Services Agreement with the Buyer pursuant to which each party agreed to provide the other with certain transition services for an initial period ending on June 19, 2023 with optional subsequent renewal periods. The TaxAct Sale allowed us to become a pure-play wealth management company.

Financial Performance

2022 and Early 2023 Financial and Business Highlights
For the 2022 fiscal year, we achieved record setting growth in several key metrics we use to measure our financial performance and achieved several strategic milestones. We:
●	Added a total of approximately $1.7 billion of newly recruited assets for the full year of 2022, setting a record for the Company and exceeding full year 2021 newly recruited assets of $929 million.
●	Delivered net positive asset flows totaling $1.3 billion for 2022, setting a record for the Company.
●	Ended the year with $263.9 million in cash and cash equivalents and no outstanding indebtedness under our credit facility, compared to $100.6 million in cash and cash equivalents and $561.3 million of outstanding indebtedness under our credit facility at December 31, 2021.
●	Ended the year with total client assets of $76.9 billion, $38.3 billion of which were advisory assets, representing 49.8% of total client assets, setting a record for the Company.
●	Completed the TaxAct Sale for an aggregate purchase price of $720 million in cash, subject to customary purchase price adjustments, contributing to a $472.2 million pre-tax gain on disposal.
●	Returned over $262 million in capital to stockholders in January and February 2023 through open market repurchases and a modified “Dutch auction” tender offer as part of our plan to return approximately $400 million to $450 million of capital to our stockholders, using a combination of proceeds from the TaxAct Sale and borrowings under our current delayed draw term loan facility.

AVANTAX, INC. | 2023 Proxy Statement    6

Stockholder Engagement

Our Board and management value the perspectives of investors, and the Company has a robust stockholder engagement program in place. Following our 2021 Annual Meeting, at which we received the support of 20.4% of the votes cast in our say-on-pay vote, we undertook robust stockholder engagement efforts to listen to investor concerns about our NEO compensation program, and we took actions for our 2022 program to directly respond to the feedback we received. At our 2022 annual meeting of stockholders (our “2022 Annual Meeting”), we were pleased to receive the support of approximately 90% of the votes cast in our say-on-pay vote, a high level of support consistent with years prior to our 2021 Annual Meeting.

Following the November 1, 2022 announcement of the TaxAct Sale, we engaged with stockholders regarding the return of capital. Based on stockholder feedback, we determined to return capital to stockholders both through a “Dutch auction” tender offer in the first quarter of 2023 and in open market purchases over time.

We listen carefully to the perspectives of our stockholders, and the feedback we have received over the past two years have informed several recent, key changes, including changes to our Board’s composition, our NEO compensation program and enhancements to our governance and social and environmental responsibility disclosures. For additional information concerning the Company’s stockholder engagement program, the feedback received and the actions our Board has taken that have been informed by stockholder feedback, see “Stockholder Engagement” on page 39.

Commitment to Sustainability

At Avantax, we believe that a sustainable business strategy that integrates environmental, social and governance (“ESG”) considerations is vital to driving the long-term growth of our business. To that end, Avantax is committed to conducting its business in a manner aligned with a strong ESG framework that benefits our employees, communities, customers and stockholders. This commitment starts at the top of our organization. Our Board and other senior leaders are invested in this topic and regularly engage with our stockholders and other stakeholders to understand their perspectives and priorities. Though we have made meaningful progress to date, we will continue to evaluate our ESG strategy to help ensure that we are focused on the issues that are most impactful to our business and our stakeholders.

ESG Oversight. Our Board provides active oversight on the ESG issues most relevant to Avantax. Within our Board framework, our Nominating and Governance Committee is responsible for providing oversight over our ESG strategy, practices and communications, while the Compensation Committee oversees matters related to human capital management and diversity, equity and inclusion (“DE&I”). In 2023, we intend to establish a formal ESG Committee at the management level, consisting of an empowered cross-functional team to help guide our ESG strategy, oversee the execution of ESG initiatives throughout the company and provide regular updates to our executive leadership team and our Board.

AVANTAX, INC. | 2023 Proxy Statement    7

The Pillars of our ESG Program. Over the last year, we engaged an independent advisory firm that specializes in advising public companies on corporate governance and ESG strategy to assist us in developing our ESG program. We partnered with this firm to conduct an ESG materiality assessment to identify and prioritize the ESG issues that are most critical to Avantax. This comprehensive analysis enabled us to evaluate a wide array of ESG topics and stakeholder views to determine the focus areas that are both important to the long-term success of Avantax and priorities for our key stakeholders. To inform our analysis, we gathered input from internal business leaders and external subject matter experts, considered peer practices, evaluated investor-centric ESG standards, frameworks and ratings and incorporated the stated priorities of various institutional investors.

Based on this process, we identified and prioritized three ESG pillars, as shown below. While these pillars are the focus of our ESG program, we also understand—and confirmed in our assessment process—that these priorities are buttressed by strong corporate governance and risk management practices, including our strong, independent Board, our robust corporate governance profile, our focus on cybersecurity and data privacy and our attention to regulatory compliance.

For additional details on our Board and corporate governance practices, see “Information Regarding our Board of Directors” on page 18.

Key Accomplishments in 2022. As we matured our ESG program and transformed into a pure-play wealth management firm, our accomplishments in 2022 included:

●	Enhancing Board oversight of ESG topics, which included updates to committee charters;

●	Completing our first ESG materiality assessment to identify the key pillars of our ESG program;

●	Benchmarking our current ESG practices against peers and market practices;

●	Continuing to engage extensively with stockholders to understand and respond to their ESG priorities;

●	Maintaining a leadership position relative to our peers in the wealth management industry with respect to diversity across our Board, management team and employee population;

●	Creating the Avantax Women’s Advisor Forum to further empower female financial professionals through educational resources, coaching, mentoring programs and in-person collaboration;

●	Continuing our DE&I scholarship program for the second year, awarding DE&I scholarships to 10 of our financial professionals or wealth management assistants who are either women or racially or ethnically diverse to cover 50% of the costs of their licensing or designation exam fees;

●	Incorporating pay equity principles into our compensation practices and continuing pay equity analysis as part of our annual review process to ensure women and diverse employees are not disadvantaged;

●	Increasing employee engagement, which is the percentage of employees that respond to our culture survey with a positive response to certain satisfaction metrics, by 9.8% from 2021 to 2022; and

●	Holding required companywide training through Udemy for Business, a digital learning platform, on unconscious bias in the workplace.

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We are actively engaged in developing these priorities and expect to share more with stockholders and other stakeholders in 2023.

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QUESTIONS AND ANSWERS REGARDING VOTING PROCEDURES
AND OTHER INFORMATION

Questions and Answers about the Proxy Materials and Voting

1.	Why am I receiving these proxy materials?

These proxy materials are being furnished to you in connection with the solicitation of proxies by our Board for the Annual Meeting to be held on [●], 2023 at [●] [a./p.]m. Central Daylight Time.

2.	How do I submit my proxy card?

Please carefully review, sign, date and return the enclosed proxy card in the postage-paid envelope provided, or follow the instructions on the proxy card to vote via the Internet or by telephone. Only the latest validly executed proxy that you submit will be counted, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting. If you attend and validly vote at the Annual Meeting, your proxy will not be used.

3.	Who can vote at the Annual Meeting?

All stockholders who owned shares of our Common Stock as of the close of business on March [•], 2023 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote the shares they owned as of the close of business on the Record Date.

As of the close of business on the Record Date, [●] shares of our Common Stock were outstanding and entitled to vote, and we had [●] stockholders of record. The number of stockholders of record does not include beneficial owners of our Common Stock who hold their shares in “street name.”

4.	How many votes do I have?

Each stockholder is entitled to one vote for each share of Common Stock owned as of the close of business on the Record Date for each matter presented at the Annual Meeting (including one vote for each seat up for election at the Annual Meeting with respect to Proposal One—Election of Directors). Cumulative voting is not permitted in the election of directors.

5.	How can I vote my shares?

Stockholders of record. Stockholders of record as of the Record Date may vote their shares or submit a proxy to have their shares voted by one of the following methods:

●	By Internet – You may submit your proxy online via the Internet by following the instructions provided on the enclosed proxy card.

●	By Telephone – You may submit your proxy by touch-tone telephone by calling the toll-free number on the enclosed proxy card.

●	By Mail – You may submit your proxy by signing, dating and returning your proxy card in the postage-paid envelope provided.

●	At the Virtual Meeting – In order to attend the Annual Meeting, you must register in advance at https://www.[●] prior to the deadline of [●], 2023 at [●] Central Daylight Time. Stockholders who attend the Annual Meeting should follow the instructions on the meeting webcast to vote during the meeting. You are encouraged to sign, date and return the proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone, regardless of whether you plan to attend the Annual Meeting.

The Company is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by the use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

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If you have any questions or need assistance voting, please contact Morrow Sodali LLC (“Morrow Sodali”), our proxy solicitor assisting us in connection with the Annual Meeting. Stockholders may call toll-free at (800) 662-5200 or email at AVTA.info@morrowsodali.com. Brokers and banks may call toll-free at (203) 658-9400.

Beneficial Owners. If you were the beneficial owner of shares (that is, you held your shares in “street name” through an intermediary such as a broker, bank or other nominee) as of the Record Date, you will receive instructions from your broker, bank or other nominee as to how to vote your shares or submit a proxy to have your shares voted. In most cases, you will be able to do this by mail, via the Internet or by telephone. Alternatively, you may obtain a “legal proxy” from your broker, bank or other nominee and register in advance to attend the Annual Meeting at https://www.[●] prior to the deadline of [●], 2023 at [●] [a./p.]m. Central Daylight Time by following the instructions described below.

As discussed below, your broker, bank or other nominee may not be able to vote your shares on any matters at the Annual Meeting unless you provide instructions on how to vote your shares. You should instruct your broker, bank or other nominee how to vote your shares by following the directions provided by your broker, bank or other nominee.

6.	What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner?”

If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC (which may be referred to as “Computershare” in the materials you receive), you are considered the “stockholder of record” with respect to those shares, and we have sent this Proxy Statement directly to you.

If you hold your shares in an account with a broker, bank or other nominee, rather than of record directly in your own name, then the broker, bank or other nominee is considered the record holder of that stock. You are considered the beneficial owner of that stock, and your stock is held in “street name.” This Proxy Statement has been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote your shares, and you are also invited to attend the Annual Meeting.

If you hold shares at a broker, bank or other nominee, it is important that you instruct your broker on how your shares should be voted. Your broker, bank or other nominee has enclosed a voting instruction form for you to use in directing your broker, bank or other nominee as to how to vote your shares. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. Notwithstanding the foregoing, the ratification of the appointment of a registered public accounting firm is considered a routine proposal, and brokers have discretion to vote on such matter (Proposal 2) even if no instructions are received from the “street name” holder. We urge you to instruct your broker, bank or other nominee, by following the instructions on the enclosed voting instruction form, to vote your shares in line with our Board’s recommendations on the voting instruction form.

7.	What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Our Board has designated Marc Mehlman and Tabitha Bailey as the Company’s proxies for the Annual Meeting.

8.	How can I revoke my proxy or change my vote?

You can revoke your proxy or change your vote at any time prior to the Annual Meeting. Only your latest dated proxy will count.

If you are a stockholder of record who has properly executed and delivered a proxy, you may revoke your proxy at any time prior to the Annual Meeting by any of the following means:

●	dating, signing and submitting a new proxy card bearing a later date;

●	voting at a later time via the Internet or by telephone as instructed above (only your latest Internet or telephone proxy will be counted);

●	delivering a written notice to our Corporate Secretary prior to the Annual Meeting by any means, including facsimile, stating that your proxy is revoked; or

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●	attending the Annual Meeting and voting during the meeting (as described below).

Your attendance at the Annual Meeting will not revoke your proxy unless you specifically request it or you vote at the Annual Meeting. If your shares are held in “street name,” your broker, bank or other nominee should provide instructions explaining how you may change or revoke your voting instructions. In general, “street name” holders may change their vote at any time prior to 5:00 p.m. Eastern Daylight Time on the day before the Annual Meeting date. In the absence of a revocation, shares represented by proxies will be voted at the Annual Meeting.

Only the latest validly executed proxy that you submit will be counted, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting. If you attend and validly vote at the Annual Meeting, your proxy will not be used.

Whether or not you plan to attend the Annual Meeting, we urge you to sign, date and return the enclosed proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone as instructed on the enclosed proxy card.

9.	What if I receive more than one proxy card or set of proxy materials from the Company?

If your shares are held in more than one account, you will receive more than one proxy card, and in that case, you can and are urged to vote all of your shares by signing, dating and returning all proxy cards you receive from the Company in the postage-paid envelope provided. If you choose to vote by phone or via the Internet, please vote using each proxy card you receive to ensure that all of your shares are voted. Only your latest dated proxy for each account will count. Please sign each proxy card exactly as your name or names appear on the enclosed proxy card. For joint accounts, each owner should sign the proxy card. When signing as an executor, administrator, attorney, trustee, guardian or other representative, please print your full name and title on the enclosed proxy card.

If you have any questions or need assistance voting, please contact Morrow Sodali. Stockholders may call toll-free at (800) 662-5200 or email at AVTA.info@morrowsodali.com. Brokers and banks may call toll-free at (203) 658-9400.

10.	Will my shares be voted if I do nothing, or if I do not vote for some of the proposals listed on my proxy card?

If your shares are registered in your name, you must sign and return a proxy card in order for your shares to be voted, unless you vote via the Internet or by telephone, or attend and vote at the Annual Meeting. If you provide specific voting instructions, your shares will be voted as you have instructed. If you validly execute and date the proxy card and do not indicate how your shares should be voted on any matter, your shares will be voted in accordance with our Board’s recommendations on that matter. We urge you to sign, date and return the enclosed proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone as instructed on the enclosed proxy card, whether or not you plan to attend the Annual Meeting.

Our Board is not aware of any matters that are expected to come before the Annual Meeting other than those described in this Proxy Statement. If any other matter is presented at the Annual Meeting upon which a vote may be properly taken, shares represented by all proxy cards received by the Company will be voted with respect thereto at the discretion of the persons named as proxies on the enclosed proxy card.

If your shares are held in “street name” (that is, held for your account by a broker, bank or other nominee), you will receive voting instructions from your broker, bank or other nominee. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. If you do not instruct your broker, bank or other nominee how to vote your shares, then, your broker, bank or other nominee will not be able to vote your shares with respect to Proposals 1, 3, 4, 5 or 6, but will be able to vote your shares with respect to Proposal 2. We urge you to instruct your broker, bank or other nominee, by following the instructions on the enclosed voting instruction form, to vote your shares in accordance with our Board’s recommendations on the voting instruction form, whether or not you plan to attend the Annual Meeting.

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11.	What constitutes a quorum?

A quorum must be present in order for business to be conducted at the Annual Meeting. For purposes of the Annual Meeting, a majority of our outstanding shares of Common Stock entitled to vote, present by means of remote communication or represented by proxy at the Annual Meeting, shall constitute a quorum. In the absence of a quorum, the chair of the meeting may adjourn the Annual Meeting without further notice. Abstentions, withhold votes and broker non-votes (if any) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

12.	Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed within Avantax or to any third parties, except: (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation and certification of votes or (iii) to facilitate a proxy solicitation.

Questions and Answers about the Items to Be Voted on at the Annual Meeting

13.	What proposals will be voted on at the Annual Meeting?

Proposal	Purpose of Proposal	Our Board’s Unanimous Recommendation	More Information (Page No.)
Proposal 1	Election of nine directors	“FOR” EACH NOMINEE	40
Proposal 2	Ratification, on an advisory (non-binding) basis, of the appointment of EY as our independent registered public accounting firm for 2023	“FOR”	52
Proposal 3	Approval, on an advisory (non-binding) basis, of our NEO compensation	“FOR”	53
Proposal 4	Vote, on an advisory (non-binding) basis, on the frequency of the advisory vote on our NEO compensation	“1 YEAR”	54
Proposal 5	Approval of the ESPP Amendment to increase the number of shares available for issuance to plan participants	“FOR”	55
Proposal 6	Adoption of the Charter Amendment to provide for the exculpation of certain of our officers	“FOR”	59

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH NOMINEE UNDER PROPOSAL 1, “FOR” PROPOSALS 2, 3, 5 AND 6 AND FOR “1 YEAR” ON PROPOSAL 4 ON THE ENCLOSED PROXY CARD.

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14.	What vote is required to approve each of the proposals to be voted on at the Annual Meeting, and what is the effect of abstentions, withhold votes and broker non-votes on each of the proposals?

	Vote Required for Approval	Effect of Abstentions, Withhold Votes and Broker Non-Votes
Proposal 1 (Election of Directors)	Directors will be elected by a majority of votes cast, meaning that a nominee will be elected to our Board if the votes cast “FOR” such nominee’s election exceed the votes cast against such nominee’s election.	An abstention or withhold vote has no effect on the outcome of the election of directors. Broker discretionary voting is not permitted. Broker non-votes will have no effect on the outcome of this proposal.
Proposal 2 (Ratification of EY)	The affirmative vote of a majority of shares of our Common Stock present by means of remote communication or represented by proxy at the Annual Meeting and entitled to vote is required to approve the proposal.	An abstention has the same effect as a vote against this proposal. Broker discretionary voting is permitted. Broker non-votes will have no effect on the outcome of this proposal.
Proposal 3 (Approval of NEO Compensation)	The affirmative vote of a majority of shares of our Common Stock present by means of remote communication or represented by proxy at the Annual Meeting and entitled to vote is required to approve the proposal.	An abstention has the same effect as a vote against this proposal. Broker discretionary voting is not permitted. Broker non-votes will have no effect on the outcome of this proposal.
Proposal 4 (Vote on the Frequency of the Advisory Vote on Our NEO Compensation)	The vote, on an advisory basis, on whether the advisory vote on our NEO compensation should be held every one, two or three years will be based on the particular frequency receiving the greatest number of votes cast at the meeting with respect to such proposal.	An abstention has no effect on the outcome of the proposal. Broker discretionary voting is not permitted. Broker non-votes will have no effect on the outcome of this proposal.
Proposal 5 (Approval of ESPP Amendment)	The affirmative vote of a majority of shares of our Common Stock present by means of remote communication or represented by proxy at the Annual Meeting and entitled to vote is required to approve the proposal.	An abstention has the same effect as a vote against the proposal. Broker discretionary voting is not permitted. Broker non-votes will have no effect on the outcome of this proposal.
Proposal 6 (Adoption of Charter Amendment)	The affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote is required to approve the proposal.	An abstention has the same effect as a vote against the proposal. Broker discretionary voting is not permitted. Broker non-votes will have no effect on the outcome of this proposal.

15.	What is a broker non-vote, and will there be any broker non-votes at the Annual Meeting?

Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular non-routine proposals and the beneficial owner of those shares has not instructed the broker to vote on those proposals. The ratification of the appointment of registered public accounting firm is considered a routine proposal, and brokers have discretion to vote on such matter even if no instructions are received from the “street name” holder. The other proposals that will be voted on at the Annual Meeting are considered non-routine proposals, so brokers will not have discretion to vote on such proposals unless instructions are received from the “street name” holder. Broker non-votes are not counted in the tabulations of the votes cast or present at the Annual Meeting and entitled to vote on any of the proposals to be voted on at the Annual Meeting, and therefore will have no effect on the outcome of the proposals.

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Questions and Answers about Attending the Annual Meeting

16.	How do I attend the Annual Meeting?

The Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting in person. As described above, you (or your authorized representative) are entitled to participate in the Annual Meeting if you were a stockholder of record as of the close of business on the Record Date or hold a legal proxy for the meeting provided by your broker, bank or other nominee. In order to attend the Annual Meeting, you (or your authorized representative) must register in advance at https://www.[●] prior to the deadline of [●], 2023 at [●] [a./p.]m. Central Daylight Time.

Registering to Attend the Annual Meeting—Stockholders of record. If you were a stockholder of record as of the close of business on the Record Date, you may register to attend the Annual Meeting by accessing https://www.[●] and entering the 11-digit control number provided on your proxy card. On the following screen, you should click on the link titled “Click here to pre-register for the online meeting” at the top of the page.

If you do not have your proxy card, you may still register to attend the Annual Meeting by accessing https://www.[●], but you will need to provide proof of ownership of shares of Common Stock as of the Record Date during the registration process. Such proof of ownership may include a copy of your proxy card received from the Company or a statement showing your ownership as of the Record Date.

Registering to Attend the Annual Meeting—Beneficial Owners. If you were the beneficial owner of shares (that is, you held your shares in “street name” through an intermediary such as a broker, bank or other nominee) as of the Record Date, you may register to attend the Annual Meeting by accessing https://www.[●] and providing evidence during the registration process that you beneficially owned shares of Common Stock as of the Record Date, which may consist of a copy of the voting instruction form provided by your broker, bank or other nominee, an account statement or a letter or legal proxy from such broker, bank or other nominee.

After registering, our tabulator, Corporate Election Services (“CES”), will send you a confirmation email prior to the Annual Meeting with a link and instructions for entering the virtual Annual Meeting.

Although the meeting webcast will begin at [●] [a./p.]m. Central Daylight Time on [●], 2023, we encourage you to access the meeting site prior to the start time to allow ample time to log into the meeting webcast and test your computer system. Accordingly, the Annual Meeting site will first be accessible to registered stockholders beginning at [●] Central Daylight Time on the day of the meeting. All stockholders who register to attend the Annual Meeting will receive an email prior to the Annual Meeting containing the contact details of technical support in the event they encounter difficulties accessing the virtual meeting or during the meeting. Stockholders are encouraged to contact technical support if they encounter any technical difficulties with the meeting webcast. In the event of any technical disruptions that prevent the chair from hosting the Annual Meeting within 30 minutes of the date and time set forth above, the meeting may be adjourned or postponed.

Whether or not you plan to attend the Annual Meeting, we urge you to sign, date and return the enclosed proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone as instructed on the enclosed proxy card. Additional information and our proxy materials can also be found at [●]. If you have any difficulty following the registration process, please call toll-free at (800) 662-5200 or email at AVTA.info@morrowsodali.com.

17.	What happens if the Annual Meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy card will still be valid and may be used to vote your shares of Common Stock at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is used to vote your shares of Common Stock.

18.	Can I ask questions at the Annual Meeting?

Stockholders as of the close of business on the Record Date who register, attend and participate in the Annual Meeting will have an opportunity to submit questions live via the Internet during a designated portion of the meeting. These stockholders may also submit a question in advance of the Annual Meeting by registering at https://www.[●] and following the instructions provided via email upon completing their registration. In both cases, stockholders must have available their control number provided on their proxy card or voting authorization form.

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Questions and Answers about Miscellaneous Matters

19.	Who will count the votes and serve as inspector of election?

We have retained CES to serve as inspector of election. In such capacity, CES will count and certify votes at the Annual Meeting.

20.	How do I find out the results of the vote?

The preliminary voting results will be announced at the Annual Meeting. Within four business days of the end of the Annual Meeting, the final results will be published in a Current Report on Form 8-K, which will be filed with the SEC and will also be available at https://investors.avantax.com. If final results are not available within four business days of the end of the Annual Meeting, preliminary results will be published in a Current Report on Form 8-K at that time, and the final results will be published in an amended Current Report on Form 8-K when they are available.

21.	Is a list of registered stockholders available?

The Company’s list of stockholders as of the close of business on the Record Date will be available for inspection by the Company’s stockholders for at least ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting. If you want to inspect the stockholder list, please call the office of the Corporate Secretary at (972) 870-6400 to schedule an appointment during ordinary business hours.

22.	Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Annual Meeting?

No. Delaware law does not provide stockholders any dissenters’ or appraisal rights with respect to the matters to be voted on at the Annual Meeting.

23.	What is “householding” and how does it affect me?

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one set of the proxy materials, unless one or more of these stockholders notifies the Company that they wish to receive individual copies. We believe this will provide greater convenience for stockholders, as well as cost savings for the Company by reducing the number of duplicate documents that are mailed. We also believe householding reduces the environmental impact of the Annual Meeting by reducing the number of duplicate documents that are printed. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect your rights as a stockholder.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact the Company if you hold your stock directly by mail at Avantax, Inc., c/o Corporate Secretary, 3200 Olympus Boulevard, Suite 100, Dallas, Texas 75019, by phone at (972) 870-6400 or by email at IR@Avantax.com. Alternatively, if you hold your stock in a brokerage account, please contact your broker. If you participate in householding and wish to receive a separate copy of our proxy materials, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact the Company or your broker.

We hereby undertake to deliver promptly, upon written or oral request, a copy of the proxy materials to a stockholder at a shared address to which a single copy of the proxy materials was delivered. Street name holders can request information about householding from their brokers, banks or other stockholders of record.

24.	Who bears the costs of the solicitation of proxies?

The Company is paying the costs of the solicitation of proxies. The Company has retained Morrow Sodali to assist in the distribution of proxy materials and the solicitation of proxies from individual stockholders as well as brokerage firms, fiduciaries, custodians and other similar organizations representing beneficial owners of shares of Common Stock for the Annual Meeting. In addition to solicitations by mail, the proxy solicitor and the Company’s directors, officers and employees, without additional compensation, may solicit proxies on the Company’s behalf in person, by phone or by electronic communication.

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25.	Whom do I contact if I have questions about the Annual Meeting?

 If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:

509 Madison Avenue, 12th Floor

New York, New York 10022

Stockholders Call Toll-Free: (800) 662-5200

Brokers and Banks Call Toll-Free: (203) 658-9400
Email: AVTA.info@morrowsodali.com

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INFORMATION REGARDING OUR BOARD OF DIRECTORS

Director Information

Our Board is currently comprised of 11 members, including ten independent directors and one executive director. Steven Aldrich and Mary S. Zappone are currently directors, but in connection with the closing of the TaxAct Sale, they announced that they will not stand for reelection to our Board at the Annual Meeting. Our Board has adopted resolutions reducing the size of our Board from 11 to nine directors, effective as of the Annual Meeting. Of the nine members of our Board who will be up for reelection at the Annual Meeting, eight are independent and one is an executive officer.

Our Board’s committee structure currently consists of three standing committees that are all comprised of independent directors: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Our Board may also establish other ad hoc or sub-committees, the composition, number and membership of which our Board may revise from time to time, as appropriate.

The following table lists each of our current directors and sets forth the information about each of the committees of our Board.

Directors and Board Committees as of [●], 2023

(M = Committee Member; C = Committee Chair)

Director Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Independent Directors
Georganne C. Proctor, Chair of the Board (1)
Steven Aldrich (2)			C
Mark A. Ernst	M
E. Carol Hayles (3)	M
Kanayalal A. Kotecha	M
J. Richard Leaman III			M
Tina Perry		M
Karthik Rao		M
Jana R. Schreuder		C
Mary S. Zappone (4)	C		M
Executive Directors
Christopher W. Walters, President and Chief Executive Officer

(1)	Ms. Proctor served as a member of our Nominating and Governance Committee until March 11, 2022.

(2)	Mr. Aldrich’s term on our Board will expire effective as of the Annual Meeting. Following the Annual Meeting, Mr. Leaman will become the Chair of the Nominating and Governance Committee, and Ms. Perry and Ms. Proctor will become members.

(3)	Ms. Hayles served as a member of our Compensation Committee until March 11, 2022.

(4)	Ms. Zappone’s term on our Board will expire effective as of the Annual Meeting. Following the Annual Meeting, Mr. Ernst will become the Chair of the Audit Committee.

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Board Skills, Background and Core Competencies

In recruiting and selecting Board candidates, the Nominating and Governance Committee takes into account the size of our Board and considers a skills matrix. This skills matrix helps the Nominating and Governance Committee determine whether a particular Board member or candidate possesses the skills and experiences that the Nominating and Governance Committee believes are important for the Company’s current and future business needs. The Nominating and Governance Committee also considers whether the candidate should be selected so that our Board maintains its diverse composition, with diversity reflecting gender, age, race, ethnicity, background, professional experience and perspectives.

Skill	Description of Skill and Explanation of Its Importance
Wealth Management	We operate the largest U.S. tax-focused independent broker-dealer, providing tax-smart wealth management solutions to financial advisors and their clients nationwide. We also operate a tax-focused captive RIA, through which financial professionals are our employees who partner with CPA firms across the country to provide tax-advantaged planning, investing and financial solutions for their clients. It is important for our Board to have directors who understand the demand drivers of our business, its sales channels, the competitive landscape and other issues affecting the Company. The majority of our wealth management financial professionals are also tax professionals. Therefore, it is important for our Board to have directors who understand its unique dynamics.
Technology / Software / Cybersecurity	We are a technology-focused company. Our wealth management financial professionals and their customers value simple and easy to use technology solutions. Our operating systems and network infrastructure are subject to significant and constantly evolving cybersecurity and other technological risks. It is important for our Board to have directors with experience developing technology and software solutions with a focus on quality and ease of use, as well as experience managing cybersecurity risks.
Strategic Transformation	We believe the Company has strong business fundamentals and a unique set of capabilities and offerings that differentiate us from our competitors. We recently divested one of our two business segments, so we are in the midst of a strategic transformation to a pure-play wealth management company. We believe that we can maximize our competitive advantage to create lasting value for our stockholders, both in the near- and longer-term, by successfully executing on our strategic plan. It is important for our Board to have directors who have experience developing, delivering and directing corporate strategy. Further, it is important to have Board members who have experience transforming organizations and culture and improving processes, services and products with an aim of enhancing value.
Audit / Finance / Risk	As a public company, we are subject to various auditing, accounting and financial reporting obligations. The Audit Committee’s responsibilities include reviewing the Company’s financial statements, financial reporting and internal controls, as well as overseeing the independent auditor. The Company is also subject to various forms of risk, including, without limitation, cybersecurity risk, liquidity risk, credit risk, market risk, interest rate risk, operational risk, legal and compliance risk and reputational risk. It is important for our Board to have directors who are financial experts and who understand financial reporting and effective risk management practices.

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Skill	Description of Skill and Explanation of Its Importance
Sales / Marketing / Service	Attracting new financial professionals and supporting existing financial professional growth is enabled by strong sales and marketing capabilities across both B2B and B2C engagement. We target three distinct segments of new financial professionals combining a variety of sales and marketing tactics. We also support our financial professionals’ growth with a tiered marketing offering with full outsourced Chief Marketing Officer/agency services for our most growth-oriented firms. Our financial advisors rely on us to provide timely and accurate service and support for them and their organizations. It is important for our Board to have directors who have experience working in businesses that acquire and retain customers in a complex, regulated environment.
Legal / Regulatory	In addition to public company regulations under SEC and Nasdaq rules, we are heavily regulated by multiple agencies, including the SEC, FINRA, state securities and insurance regulators and other regulatory authorities. It is important for our Board to have directors who have experience in and/or successfully led other regulated businesses, know how to effectively communicate with regulators and understand the role of regulatory compliance in minimizing business risk.
Human Capital	Building a high-performing organization requires a rigorous and complete talent acquisition and retention process throughout the entire business. We strive to foster a diverse and inclusive organizational culture where our employees share the same values. We recognize the importance of an effective culture and continuously work towards providing an inclusive and open workplace, where opinions of all are welcomed and encouraged. It is important for our Board to have directors who have direct experience stewarding an enterprise talent agenda, leading transformative cultural initiatives and implementing policies and programs that drive diverse thinking.
Capital Allocation / M&A	Our Board is responsible for reviewing the Company’s long- and short-term capital plans. We also recognize the importance of evaluating and executing on M&A opportunities that are in line with our strategy and will generate long-term value for our stockholders. It is important for our Board to have directors who have experience with capital allocation (including through investing in organic growth, M&A, debt repayment, dividends and stock repurchases) and debt and capital markets transactions, as well as experience evaluating corporate structure and overseeing M&A transactions.
ESG	We believe that a sustainable business strategy that integrates ESG considerations is vital to driving the long-term growth of our business and the success of our team and satisfaction of our financial professionals and end clients. To that end, we are committed to conducting our business in a manner that is aligned with a strong ESG framework that benefits our employees, financial professionals, end clients and investors. Our Board is invested in this topic and regularly engages with our investors and other stakeholders to understand their perspectives and priorities. It is important for our Board to have directors who have experience in effective oversight, management and disclosure of ESG risks and opportunities.
Public Company Board Experience	Our Board is responsible for overseeing the successful execution of our strategy and our operations. It is important for our Board to have directors who understand corporate governance and the fiduciary obligations of public company directors and who have experience shaping a company’s priorities.
Executive Leadership	One of the core considerations of the Nominating and Governance Committee in examining director candidates is that the director should have an established track record of professional accomplishment in the candidate’s chosen field. Our Board is comprised of highly qualified directors with a diverse range of complementary skill sets, but the common thread is that each of our directors has experience leading large, complex organizations and teams. We are a company with hundreds of geographically dispersed employees and an array of other important stakeholders, including stockholders, customers, partners, regulators and communities. It is important for our Board to have directors who have experience dealing with a similar range of stakeholders and managing the challenges associated with operating a large organization.

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Board Diversity and Inclusion

We are committed to fostering an environment of diversity and inclusion, including among our Board members. Therefore, in considering director nominees, the Nominating and Governance Committee considers candidates who represent a mix of backgrounds and a diversity of gender, age, race, ethnicity, background, professional experience and perspectives that enhance the quality of the deliberations and decisions of our Board, in the context of the needs of the structure of our Board at that point in time. Five of our 11 Board members are women, including four of our nine Director Nominees; three of our 11 Board members are racially or ethnically diverse, including three of our nine Director Nominees; and the ages of our Board members and our Director Nominees range from 49 to 66. Notably, two female directors will hold Board leadership positions, including the Chair of the Board, following the Annual Meeting.

Board Diversity Matrix as of [●], 2023

Board Size:
Total Number of Directors:		11
Gender:	Male	Female	Non-Binary	Undisclosed
Number of directors based on gender identity	6	5	0	0
Number of directors who identify in any of the categories below:
African American or Black	0	1	0	0
Alaskan Native or American Indian	0	0	0	0
Asian	2	0	0	0
Hispanic or Latinx	0	0	0	0
Native American or Pacific Islander	0	0	0	0
White	4	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+ (1)	0	0	0	0
Undisclosed	0	0	0	0

(1)	None of our directors self-identified as lesbian, gay, bisexual, transgender or a member of the queer community.

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Board Oversight

Our Board is responsible for ensuring that our overall business strategy is designed to create long-term, sustainable value and growth for our stockholders. Our Board recognizes that we operate within a highly competitive and rapidly evolving industry and that our business must be capable of quickly adapting to meet the needs of our customers and clients. As a result, our Board maintains an active oversight role in helping management formulate, plan and implement Avantax’s strategy. While our Board is not responsible for the day-to-day management of the Company, our Board recognizes the importance of ongoing engagement and, accordingly, regularly reviews the alignment of our performance with our strategy. See the section “Information Regarding Our Board of Directors—Independence, Committee and Other Board Information—Risk Management” on page 27 for additional information.

Ongoing Board Refreshment

We believe that the Company benefits when there is a mix of experienced directors with a deep understanding of our business and directors with a fresh perspective. To this end, our Board maintains an ongoing refreshment program to seek out highly qualified candidates, particularly with diverse backgrounds, skills and experiences that align with our long-term strategy. Since 2016, eight legacy directors have departed, and another two legacy directors will step down at the Annual Meeting. Our Board now includes six directors appointed since March 2020 who bring valuable skills and experiences in support of the Company’s long-term strategy. Below is a summary of the changes to our Board that have occurred since February 2021.

Effective February 27, 2021, our Board appointed Tina Perry as an independent director. Our Board determined that Ms. Perry’s extensive experience driving strategic transformations of large, complex organizations would contribute to our Board’s oversight of strategy and human capital. Ms. Perry was appointed as a member of the Nominating and Governance Committee, on which she served until March 11, 2022, when she was appointed as a member of the Compensation Committee. She will continue as a member of the Compensation Committee and rejoin the Nominating and Governance Committee following the Annual Meeting.

On September 22, 2021, John MacIlwaine resigned from our Board in order to focus on his role as co-founder and CEO of Highnote, a startup in the virtual issuance and payments space. Mr. MacIlwaine’s resignation was not the result of any disagreement with the Company’s operations, policies or practices.

Effective March 11, 2022, our Board appointed Kanayalal A. Kotecha as an independent director. Mr. Kotecha was identified as a director candidate by a third-party search firm engaged by the Company in connection with our Board’s director search process. Our Board determined that Mr. Kotecha’s extensive technology, wealth management and strategic operational experience along with his knowledge of cybersecurity practices and engineering architecture from his work as an executive and vice president at Google and as Chief Technology Officer of Morgan Stanley Wealth Management would meaningfully contribute to our Board’s oversight of strategy and technological development. Mr. Kotecha was appointed as a member of the Audit Committee.

Also, effective March 11, 2022, our Board appointed J. Richard Leaman III as an independent director. Mr. Leaman was identified as a director candidate by a third-party search firm engaged by the Company in connection with our Board’s director search process. Our Board selected Mr. Leaman due to his vast knowledge of the financial services industry and his prior experience advising public company boards throughout his 33-year investment banking career. Mr. Leaman was appointed as a member of the Nominating and Governance Committee. Following the Annual Meeting, Mr. Leaman will become the Chair of the Nominating and Governance Committee.

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On December 19, 2022, in connection with the closing of the TaxAct Sale, Steven Aldrich and Mary S. Zappone each notified the Company of their intention not to stand for reelection at the Annual Meeting. Our Board has since adopted resolutions reducing the size of our Board from 11 to nine directors, effective as of the Annual Meeting.

We conduct a thorough onboarding process for new directors, and we believe that an intensive orientation is critical to their ability to contribute meaningfully to Board discussions and deliberations. As part of this program, new directors have historically been invited to visit the Company’s headquarters and meet directly with a range of senior executives to gain an in-depth understanding of the business. New directors are also provided with a comprehensive set of materials to serve as a primer on the Company’s business strategy, financial performance and other key matters.

Participation in the onboarding program is not limited to our new directors. We also invite incumbent directors to participate in new director onboarding activities as an additional way to provide ongoing training and updates to members of our Board. We endeavor to provide all directors with opportunities for continuing education and hands-on experience with our business, including through meetings with emerging leadership talent beyond our executive officers. In 2022, the onboarding process for our newest directors, Messrs. Kotecha and Leaman, was conducted virtually. This virtual onboarding was conducted in a series of meetings and covered the Company’s business, strategy and financial performance, including sessions covering the regulatory framework for our businesses, our corporate policies and procedures, laws applicable to public company directors, our cultural transformation initiatives and our diversity and inclusion initiatives.

In light of the TaxAct Sale, our Board has determined that reducing the size of our Board from 11 to nine directors is appropriate for the Company at this time, providing for an appropriate and diverse mix of skills and experiences and a balance of new and experienced perspectives.

Independence, Committee and Other Board Information

Independence

Nasdaq rules require that a majority of the members of our Board be independent directors. Our Board recently undertook its annual review of director independence in accordance with the applicable Nasdaq rules. The independence rules include a series of objective tests, including that the director is not employed by the Company and has not engaged in various types of business dealings with the Company. In addition, our Board is required to make a subjective determination as to each independent director that no relationships exist that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In making such determinations, our Board considered transactions and relationships between each non-employee director and the Company, if any, that would require disclosure pursuant to Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). Our Board also considered other transactions or relationships, if any, that do not rise to the level of requiring disclosure.

Based on its review, our Board has affirmatively determined that each of our directors, excluding Mr. Walters, is independent under Nasdaq rules. Mr. Walters is not considered independent because he is an executive officer of the Company.

Each of the members of the Audit Committee, Compensation Committee and Nominating and Governance Committee is independent under Nasdaq rules, as are Georganne C. Proctor and Tina Perry, who will each join the Nominating and Governance Committee following the Annual Meeting. Our Board has also affirmatively determined that each of the members of the Audit Committee qualifies as independent under the audit committee independence rules established by the SEC and meets Nasdaq’s financial knowledge requirements set forth in the Nasdaq rules. In addition, each member of the Compensation Committee qualifies as a “non-employee director” under the SEC rules.

There are no family relationships between any of our directors, our Director Nominees or our executive officers.

Meeting Attendance and Executive Sessions

In 2022, each director attended at least 75% of the aggregate number of meetings of our Board and committees thereof, if any, on which such director served during the period for which he or she was a director or committee member. During 2022, our Board held 26 meetings, and the independent members of our Board met regularly in executive session with the Chair of the Board, or the respective chair of such committee, presiding over these executive sessions. For additional information about the number of meetings held by each Board committee in 2022, see “Committees of Our Board.”

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Our Board has not adopted a formal policy regarding directors’ attendance at the annual meetings of stockholders. In 2022, all of our Board members attended our 2022 Annual Meeting.

Committees of Our Board

Our Board’s committee structure currently consists of three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Our Board may also establish other ad hoc or sub-committees, the composition, number and membership of which our Board may revise from time to time, as appropriate. For example, our Board established the Ad Hoc Transaction Committee of our Board (the “Transaction Committee”), which, among other things, has helped oversee the TaxAct Sale.

Our Board has adopted a written charter for each of its standing committees, and a brief description of the composition and the primary responsibilities of our committees is set forth in the following sections.

Audit Committee	Key Duties and Responsibilities Meetings in 2022: 7
Mary S. Zappone (Chair) Mark A. Ernst E. Carol Hayles Kanayalal A. Kotecha	●	Providing independent and objective oversight and review of the Company’s auditing, accounting and financial reporting processes;
	●	Reviewing and approving the appointment, compensation, oversight and retention of the independent registered public accounting firm;
	●	Selecting, overseeing, evaluating, funding (including pre-approval of all services, whether audit and non-audit) and promoting the continuing independence of independent registered public accounting firm;
	●	Monitoring the adequacy and effectiveness of internal controls over financial reporting and other internal controls;
	●	Reviewing and assessing the results of completed internal audits and evaluating the process used to develop the internal audits;
	●	Reviewing the audited financial statements and quarterly unaudited financial information and discussing them with management and the independent registered public accounting firm;
	●	Overseeing policies and processes relating to compliance, legal and regulatory risks that could have a significant impact on the Company’s financial statements, including risks relating to our auditing and financial reporting process, cybersecurity, key credit risks, liquidity risks and any of the Company’s other major financial risk exposures;
	●	Establishing procedures for receiving and reviewing accounting-related complaints and concerns by whistle blowers;
	●	Reviewing and monitoring compliance with risk management and investment policies;
	●	Reviewing and pre-approving related person transactions;
	●	Preparing the report of the Audit Committee that the rules of the SEC require to be included in the Company’s annual proxy statement; and
	●	Reviewing and monitoring compliance with our Code of Conduct and recommending changes to our Code of Conduct to our Board as appropriate.

Our Board has determined that each Audit Committee member has the necessary level of financial literacy required to enable him or her to serve effectively on the Audit Committee. Our Board has further determined that Mary S. Zappone, Mark A. Ernst and E. Carol Hayles each qualifies as an “audit committee financial expert” in accordance with SEC rules and satisfies the professional experience requirements under Nasdaq rules. The designation of an “audit committee financial expert” does not impose upon such person any duties, obligations or liabilities that are greater than those that are generally imposed on him or her as a member of the Audit Committee and our Board and such designation does not affect the duties, obligations or liability of any other member of the Audit Committee or our Board. None of the members of the Audit Committee currently serve on the audit committees of more than two other public companies.

Under the Audit Committee Charter, the Audit Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Audit Committee on any matters within the scope of the Audit Committee’s duties. The Audit Committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate. Mark A. Ernst will become Chair of the Audit Committee following the Annual Meeting.

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Compensation Committee		Key Duties and Responsibilities Meetings in 2022: 7
Jana R. Schreuder (Chair) Tina Perry Karthik Rao	●	Reviewing and overseeing the Company’s overall compensation philosophy;
	●	Overseeing the development and implementation of our compensation programs, policies and practices aligned with the Company’s business strategy;
	●	Overseeing and making recommendations to our Board with respect to the adoption, amendment or termination of incentive compensation, equity-based and other executive and director compensation and benefit plans, policies and practices;
	●	Evaluating the performance of, and reviewing and approving (or recommending to our Board) the compensation of, our CEO and other executive officers;
	●	Reviewing and making recommendations to management regarding general compensation goals and guidelines for employees and criteria by which employee bonuses are determined;
	●	Selecting, overseeing, evaluating, funding and promoting the continuing independence of independent compensation consultant;
	●	Reviewing the Company’s compensation policies and practices for all employees;
	●	Reviewing and approving proposals regarding the advisory votes on our NEO compensation and the frequency of such votes to be included in the Company’s annual proxy statement;
	●	Reviewing issues concerning legal compliance and maintenance of the Company’s employee benefit plans;
	●	Reviewing the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking and reviewing and discussing the relationship between risk management policies and practices and compensation;
	●	Reviewing the Company’s strategies, programs and policies related to human capital management and DE&I;
	●	Preparing the report of the Compensation Committee that the rules of the SEC require to be included in the Company’s annual proxy statement; and
	●	Acting as administrator of our stock and cash incentive plans.

Under the terms of the Compensation Committee Charter, the Compensation Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Compensation Committee on any matters within the scope of the Committee’s duties. The Compensation Committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate. A description of the considerations and determinations of the Compensation Committee regarding the compensation of our NEOs is contained in “Compensation Discussion and Analysis” below.

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Nominating and Governance Committee		Key Duties and Responsibilities Meetings in 2022: 5
Steven Aldrich (Chair) Mary S. Zappone J. Richard Leaman III	●	Assisting our Board by identifying prospective director nominees to fill vacancies and recommending to our Board the director nominees for the next annual meeting of stockholders;
	●	Reviewing and recommending to our Board, any appropriate changes to our Corporate Governance Guidelines and our Director Nomination Policy;
	●	Reviewing proposed changes to our charter and bylaws and making recommendations for any such changes to our Board;
	●	Evaluating the performance and effectiveness of the committees and our Board;
	●	Evaluating Board and committee size, composition and structure and recommending changes to our Board;
	●	Recommending to our Board any changes to non-employee director compensation;
	●	Administering and applying the stock ownership guidelines adopted by our Board that are applicable to all non-employee directors;
	●	Overseeing director orientation and education;
	●	Monitoring compliance with independence standards by the directors;
	●	Overseeing succession planning for our Board, the CEO and other senior management;
	●	Overseeing the Company’s ESG strategy
	●	Monitoring and periodically reporting to our Board, any significant developments in the law and practice of corporate governance; and
	●	Considering stockholder nominees for election to our Board as described below under “Director Nomination Process and Qualification Overview of Directors.”

Under the terms of the Nominating and Governance Committee Charter, the Nominating and Governance Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Committee on any matters within the scope of the Nominating and Governance Committee’s duties. The Nominating and Governance Committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate. J. Richard Leaman III will become Chair of, and Georganne C. Proctor and Tina Perry will each join, the Nominating and Governance Committee following the Annual Meeting.

Leadership Structure

The leadership structure of our Board consists of the independent Chair, Georganne C. Proctor, and the chairs of each of the standing committees of our Board. The Amended and Restated Bylaws of the Company, dated as of January 26, 2023 (as amended, our “Bylaws”), require that the Chair position be held by an independent director. Our Board believes that the current leadership structure is appropriate for the Company because it balances the operational and day-to-day management leadership of the Chief Executive Officer with the independent oversight provided by the independent Chair of the Board, who coordinates closely with the independent chairs of each of the standing committees of our Board. This structure ensures that oversight of risk management and the Company’s management is distributed among multiple independent directors. Our Board currently believes that this distribution of oversight is the best method of ensuring optimal Company performance and risk management.

Board Evaluation Process

Our Board recognizes that a rigorous evaluation process is an essential component of strong corporate governance practices and promoting ongoing Board effectiveness. Consistent with best practice, our Corporate Governance Guidelines and each of the committees’ charters, the Nominating and Governance Committee oversees the annual evaluation of the performance of our Board and the committees, with the independent Chair maintaining a substantial role in facilitating discussion among our Board and the committees.

As part of our Board evaluation process, our Board reviews the following:

●	Performance of our Board, including areas where our Board feels it functions effectively and areas where our Board believes it can improve;

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●	Overall composition of our Board, including director tenure, board leadership, diversity and individual skill sets;

●	General board best practices, including oversight responsibilities;

●	Culture to promote candid discussion within our Board and with senior management;

●	Focus on risk management and strategic matters, including evaluation of transactions, emerging technologies and challenges, regulatory and legal developments, market factors and other risks facing the Company; and

●	Ability to ensure the Company is positioned for future success and serves the best interests of our stockholders.

Additionally, our Board reviews matters including its relationship with management, its meeting schedule and the structure, compensation, culture and roles and responsibilities of our Board. The committees are evaluated on matters including their meeting schedule, membership composition, culture, relationship with management and roles and responsibilities. Our Board and committee evaluation framework and process is conducted and reviewed annually and provides valuable insight as our Board and Nominating and Governance Committee evaluate the director selection process and succession planning, including the identification and optimization of current directors’ (or potential directors’) skills and experiences that would enable our Board to enhance its effectiveness.

As part of the two-part annual evaluation process involving the full Board evaluation and committee evaluations, our Board responds to a comprehensive written questionnaire designed to provide a holistic evaluation of the performance of our Board and each committee in light of the current needs of our Board and the Company. To protect anonymity and the integrity of the evaluation process, responses to our Board and committee surveys are collected through a third-party platform on an anonymous basis, and the third-party platform compiles each completed evaluation into a report, which is then provided to the Chair of the Board and each committee chair. Each report, including evaluation results and specific areas of focus for each committee and our Board itself, is then presented to each committee and then to our full Board, in executive session to encourage candid discussion and feedback, and specific areas are discussed where our Board and each committee would like to focus to enhance its effectiveness. After receiving feedback from the Chair on any action items resulting from our Board discussion, the Chair of the Board and the Nominating and Governance Committee utilize the results of the evaluations and discussions when developing workplans, formulating succession plans and preparing board candidate evaluations for the upcoming year and thereafter. The Chair of the Board also conducts separate, one-on-one discussions with each director to collect additional feedback or perspectives that were not captured as part of the aforementioned two-part evaluation process.

In connection with its 2022 evaluation, our Board conducted an assessment of whether our Board had an appropriate committee composition and appropriate delegation to fulfill responsibilities efficiently, as well as an evaluation of our Board’s interactions with and succession plans for certain executives. The 2022 evaluation process further informed our Board regarding succession planning and Board and committee composition, including enhancement of director skills, experience and qualifications through director education and Board and committee appointments to meet the current and anticipated needs of the business.

Risk Management

Our Board, directly and through its various committees, has oversight responsibility for managing risk, and management is responsible for the Company’s day-to-day enterprise risk management activities. Our Board regularly receives reports from senior management on areas of our material risk, including our credit, liquidity, operational, cybersecurity, compliance and legal and regulatory risks, and regularly devotes time during its meetings to review and discuss our most significant risks, management’s responses to those risks and the mitigation of those risks. On a periodic basis, the status of various enterprise risks, along with their associated mitigation plans, is presented to our Board and/or Audit Committee. Our Board’s role in oversight of risk management also evolves over time in light of changing corporate strategy and risk environments. Recent risks that our Board and/or Audit Committee have focused on include risks associated with cybersecurity, market competition and employee retention.

The Company maintains an information security program that supports the security, confidentiality, integrity and availability of our information technology systems. In connection with such program, our Board is briefed by management multiple times a year on information security matters, and employees receive information security awareness training on an annual basis. To our knowledge, in the past three years, we have not experienced any information security breach. We maintain an information security risk insurance policy.

In fulfilling its oversight role, our Board generally focuses on the adequacy of the Company’s risk management and mitigation processes. Our Board engages with the Company’s Chief Executive Officer, Chief Financial Officer and Chief Legal Officer, along with other members of management, to determine the Company’s risk tolerance and endeavors to ensure that management identifies, evaluates and properly manages and mitigates the overall risk profile of the Company.

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In addition to the discussion and oversight of risk at our Board level, our Board’s standing committees also focus on risk exposure as part of their ongoing responsibilities:

Committee of Our Board		Areas of Risk Oversight
Audit Committee	●	Oversees and discusses with management our policies and practices with respect to risk assessment and risk management, including management’s process for the identification, evaluation and mitigation of enterprise risks;
	●	Is responsible for the oversight of the Company’s policies and processes relating to compliance, legal and regulatory risks; and
	●	Reviews major financial risk exposures, including risks relating to the Company’s financial statements, auditing and financial reporting process, cybersecurity risks, key credit risks and liquidity risks, and the steps management has taken to monitor and control such exposures.
Compensation Committee	●	Oversees the management of risks relating to our executive and non-executive officer compensation plans and arrangements, including assessments of the relationship among the Company’s risk management policies and practices, corporate strategy, compensation policies and practices and certain other human capital management-related risks; and
	●	Conducts an annual risk assessment related to our compensation program.
Nominating and Governance Committee	●	Is responsible for reviewing the Company’s corporate governance policies and practices and making recommendations to our Board that take into account the management of governance-related risk; and
	●	Oversees climate change and other ESG-related risks in the context of the Company’s overall ESG strategy and engagement.

While each committee oversees certain risks and the management of such risks, our entire Board is regularly informed through management reports about key risks at least quarterly and about the full risk register at least annually as well as through quarterly committee reports, which include activities of the applicable committee, the significant issues it has discussed and the actions taken by that committee. In addition, our Board believes that each of our Chair and Chief Executive Officer, respectively, provide the appropriate leadership to help ensure effective risk oversight along with our Board and its committees.

Complaint and Reporting Procedures for Accounting and Auditing Matters

Each of our Financial Information Integrity Policy (the “Financial Information Policy”) and our Code of Conduct provides for (1) the receipt, retention and treatment of complaints, reports and concerns regarding accounting and auditing matters and (2) the confidential, anonymous submission of complaints, reports and concerns by employees regarding questionable accounting or auditing matters, in each case relating to the Company and its subsidiaries. Complaints may be made through the Company’s internal whistleblower hotline or whistleblower website, each operated by an independent third party. Complaints received are logged and communicated to the Audit Committee, and then, under the direction and oversight of the Audit Committee, the review and investigation may be delegated to members of management, including the Chief Legal Officer, as appropriate. In accordance with applicable law, the Financial Information Policy, our Code of Conduct and other procedures we use to address complaints prohibit us from taking adverse action against any person submitting a good faith complaint, report or concern. A copy of our Code of Conduct is available on the Company’s website at https://investors.avantax.com.

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Corporate Website

The Company’s corporate website, located at corporate.avantax.com, contains information regarding the Company, including information regarding our directors and executive officers and corporate governance documents, such as our Charter, our Bylaws, our Board committee charters, our Director Nomination Policy, our Code of Conduct (which is applicable to all employees, executive officers and members of our Board) and the governance guidelines adopted by our Board (our “Corporate Governance Guidelines”). The Company uses the corporate website to provide current information to investors, including information on recent developments and upcoming events. You may also request copies of these documents and other corporate governance documents available on the website from the Company’s investor relations department at (972) 870-6400. For the avoidance of doubt, unless specifically stated otherwise, no information on the Company’s corporate website is incorporated by reference into this Proxy Statement.

Director Nomination Process and Qualification Overview of Directors

The Nominating and Governance Committee is responsible for reviewing and recommending nominees to our Board for election at each annual meeting of stockholders and for reviewing and recommending director appointments to fill any vacancies on our Board. One of the Nominating and Governance Committee’s objectives, pursuant to its charter, is to ensure that our Board is properly constituted to meet its fiduciary obligations to the Company and its stockholders.

Director Qualifications

In addition to each director’s individual qualifications, including his or her knowledge, skills and experience mentioned below, the Company believes that each of our directors possesses high ethical standards, acts with integrity and exercises careful judgment. Collectively, our directors are knowledgeable and experienced in business, governmental and civic endeavors, further qualifying them for service as members of our Board. Each director nominee is evaluated in accordance with the qualifications set forth in our Corporate Governance Guidelines, our Director Nomination Policy and the other characteristics that we value as part of our corporate culture. We require that directors possess integrity and values and be committed to representing the long-term interests of our stockholders at large. They must also have an inquisitive and objective perspective, practical wisdom, mature judgment and sufficient personal resources such that any director compensation to be received from the Company would not be sufficiently meaningful to impact their judgment in reviewing matters coming before our Board. Finally, they must be able to work compatibly with the other members of our Board and otherwise have the experience and skills necessary to enable them to serve as productive members of our Board. Directors also must be willing to devote sufficient time to carrying out their fiduciary duties and other responsibilities effectively and should be committed to serving on our Board for an extended period of time.

In considering director candidates, the Nominating and Governance Committee seeks the following minimum qualifications, as set forth in our Corporate Governance Guidelines and our Director Nomination Policy:

●	Commitment to our long-term business success consistent with the highest standards of responsibility and ethics;
●	A willingness to make, and the financial capability of making, the required investment in our Common Stock in the amount and within the timeframe specified in our stock ownership guidelines for non-employee directors (the “Director Stock Ownership Guidelines”);
●	The time to conscientiously prepare for, attend and participate in Board and applicable committee meetings;
●	No personal or professional commitments that would limit or interfere with the candidate’s ability to properly discharge, or which would otherwise conflict with, the candidate’s obligations to the Company and its stockholders;
●	An established record of professional accomplishment in the candidate’s chosen field; and
●	No material personal, financial or professional interest of the candidate or any of the candidate’s family members, affiliates or associates in any of our competitors that, in the judgment of our Board, would limit or interfere with the candidate’s ability to properly discharge, or that would otherwise conflict with, the candidate’s obligations to the Company and its stockholders.

In connection with the director nominations for the Annual Meeting, the Nominating and Governance Committee also considered, among other things, each Director Nominee’s: (i) knowledge of corporate governance issues coupled with an appreciation of their practical application; (ii) service as a director or executive of a publicly traded company and other board experience; (iii) experience in the financial services or technology sectors; (iv) finance and accounting expertise, including audit, internal controls, risk management and cybersecurity experience; (v) experience in and knowledge of risk assessment and management; (vi) knowledge in the areas of laws and regulations related to regulatory and other key industry issues; (vii) strategic planning skills; (viii) experience in transactional, strategic, financial or corporate matters; (ix) experience in strategic transformations; and (x) human capital management.

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We believe that each Director Nominee brings a strong and unique background and set of skills to our Board, giving our Board as a whole competence and experience in a wide variety of areas, including market expertise, marketing, technology, risk management, strategic planning, legal, corporate governance and board service, executive management, regulatory and policy development, accounting and finance and operations. For information concerning each Director Nominee’s various qualifications, attributes, skills and experience considered important by our Board in determining that such Director Nominee should serve as a director, as well as each Director Nominee’s principal occupation, directorships and additional biographical information, please read “Director Nominee Information and Qualifications” beginning on page 40.

Identification of Candidates and Diversity

The Nominating and Governance Committee annually reviews the composition of our Board as a whole and recommends, if necessary, measures to be taken so that our Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for our Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations. The Nominating and Governance Committee identifies director nominees in various ways. In identifying and evaluating director nominees, the Nominating and Governance Committee actively seeks individuals who satisfy its criteria for membership on our Board and the Nominating and Governance Committee may solicit ideas regarding possible Board candidates from and consult with members of our Board, Company management, stockholders, advisors to the Company and other individuals likely to possess an understanding of the Company’s business and knowledge of suitable candidates, including through personal or professional relationships. The Nominating and Governance Committee also has the authority to retain a search firm, at the Company’s expense, to identify or evaluate director candidates at its discretion.

In making its recommendations, the Nominating and Governance Committee assesses the requisite skills and qualifications of director nominees and the composition of our Board as a whole in the context of our Board’s criteria and needs. Such assessments are consistent with our Board’s criteria for membership and include the following considerations: (i) not less than a majority of directors shall satisfy the Nasdaq independence requirements; (ii) all directors shall possess strong judgment, character, expertise, skills and knowledge useful to the oversight of the Company; (iii) business, governmental, civic or other relevant experience; and (iv) the extent to which the interplay of the director nominee’s qualifications and diversity of cultural background, gender, experience and viewpoints with those of other Board members will complement those of other Board members and build a Board that is effective, in light of the Company’s business and structure. The Nominating and Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all director nominees. In accordance with our Director Nomination Policy, the Nominating and Governance Committee will consider diversity criteria in the context of the perceived needs of our Board as a whole and seek to achieve a diversity of backgrounds and perspectives on our Board, with diversity being broadly construed to mean not only diversity with respect to gender, ethnicity and sexual orientation but also a variety of personal and professional experiences, education, opinions, perspectives and backgrounds. In addition, pursuant to the Nominating and Governance Committee Charter, in its efforts to recruit director candidates, the Nominating and Governance Committee will specifically direct any individuals assisting with recruitment to seek out potential candidates with diversity characteristics, including gender and racial diversity, to ensure that the Nominating and Governance Committee has considered a full array of qualified candidates.

The Nominating and Governance Committee is committed to fostering an environment of diversity and inclusion, including among our Board members and is asked to assess whether our Board appropriately reflects diversity of thought as part of the annual evaluation of our Board. See the section “Board Skills, Background and Core Competencies” for additional information. In addition to the range of personal and professional experiences, education, opinion, perspectives and background currently represented on our Board, 44% of our Director Nominees are women, and 22% of our Director Nominees are racially or ethnically diverse. Additionally, following the Annual Meeting, two of our four female Director Nominees will continue to serve in a Board leadership position, including as Chair of the Board, which we believe evidences the Nominating and Governing Committee’s continued commitment to diversity.

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Director Selection Process

The Nominating and Governance Committee generally re-nominates incumbent directors who continue to satisfy the Nominating and Governance Committee’s criteria for membership on our Board, continue to make important contributions to our Board and consent to continue their service on our Board. However, the Nominating and Governance Committee regularly considers the needs of the Company and our Board with respect to directors and if appropriate, the Committee will nominate new directors who best fit those needs.

Any stockholder may nominate candidates for election as directors by following the procedures set forth in our Bylaws and our Director Nomination Policy, including the applicable notice, information and consent provisions. For further information regarding these procedures, see “Director Nomination by Stockholders and Stockholder Proposals of Other Business.” Copies of our Bylaws and our Director Nomination Policy are available on our corporate website at www.avantax.com.

In addition, pursuant to our Director Nomination Policy, any stockholder may recommend a director candidate for nomination by the Nominating and Governance Committee by delivering a written notice to the Nominating and Governance Committee that satisfies the notice, information and consent requirements of our Director Nomination Policy. The Committee will evaluate such recommended candidates using the same criteria that it uses to evaluate other candidates. The notice should be sent to the following address:

Nominating and Governance Committee
Avantax, Inc.
c/o Corporate Secretary
3200 Olympus Boulevard, Suite 100
Dallas, Texas 75019

The Nominating and Governance Committee did not receive any recommendations for director candidates for the Annual Meeting from any stockholder pursuant to our Director Nomination Policy.

Stockholders who instead desire to nominate one or more persons for election as a director at an annual meeting of stockholders must comply with the deadlines and other requirements set forth in our Bylaws.

Biographies of Departing Directors

Detailed information about the experience and qualifications of our nine Director Nominees can be found in the section entitled “Proposal One—Election of Directors” beginning on page 40. The other two members of our Board, Steven Aldrich and Mary S. Zappone, will not be standing for reelection at the Annual Meeting. While neither Mr. Aldrich nor Ms. Zappone are up for reelection at the Annual Meeting, information about their experience and qualifications is set forth immediately below to comply with reporting requirements with respect to our Annual Report on Form 10-K for the year ended December 31, 2022, which incorporates information about our Board and executive officers by reference to this proxy statement.

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Steven Aldrich

Former Chief Product Officer, GoDaddy Inc. Director Since: 2017 Age: 53 Independent: Yes	Standing Board Committees: Nominating and Governance Committee (Chair) Outside Public Company Directorships: Semrush Holdings, Inc. (2023–Present) Xero Ltd. (2020–Present)
Executive Experience:
Mr. Aldrich has served on the board of directors and People and Remuneration Committee of Xero Limited (ASX: XRO), a leader in cloud accounting focused on small businesses, since October 2020. In March 2023, Mr. Aldrich also joined the board of directors of Semrush Holdings, Inc. (NYSE: SEMR), an online visibility management software-as-a-service platform. Mr. Aldrich has also served as the Chair at Oakland Roots Sports Club, a professional soccer team, since March 2019. Mr. Aldrich previously served as the Chief Product Officer at GoDaddy, Inc., a cloud-based solutions provider and domain registrar, from January 2016 to February 2019 and as Senior Vice President, Business Applications beginning in July 2012. Before joining GoDaddy in 2012, Mr. Aldrich served in various senior management roles at Intuit, Inc., a business and financial software company, from 1996 to 2008, including Vice President of Strategy and Innovation for the small business division. Mr. Aldrich also served as Chief Executive Officer of Outright Inc., an online bookkeeping and accounting service, from 2011 to 2012, when it was acquired by GoDaddy and as Chief Executive Officer of Posit Science Corporation, a software and services company, from 2008 to 2011. Mr. Aldrich currently serves as President of the Board of the Bay Area Glass Institute, a non-profit organization. Mr. Aldrich holds a Bachelor of Arts in Physics from the University of North Carolina and an M.B.A. from Stanford University.
Relevant Skills and Qualifications:

✔    Technology / Software / Cybersecurity

✔    Sales / Marketing / Service

✔    Human Capital

✔    Capital Allocation / M&A

✔    Public Company Board Experience

✔    Executive Leadership

Mr. Aldrich brings extensive product management experience from his years of serving in executive management positions at technology companies focused on serving consumers and small businesses. He has significant experience in operations, strategy, company growth and management and has been a senior executive of consumer and software-as-a-service businesses.

Mr. Aldrich also brings to our Board substantive knowledge about a variety of issues related to the Company’s business, including innovation and product development related to business software. Mr. Aldrich currently serves as the Chair of the Nominating and Governance Committee, where he contributes significantly to the oversight responsibilities on matters relating to board and corporate governance.

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Mary S. Zappone

CEO of Sundyne LLC Director Since: 2015 Age: 58 Independent: Yes	Standing Board Committees: Audit Committee (Chair) Nominating and Governance Committee Outside Public Company Directorships: None
Executive Experience:
Ms. Zappone has extensive experience as an executive, including serving as Chief Executive Officer of Sundyne LLC, an industrial services company, since 2021, and as Chief Executive Officer of Brace Industrial Group, Inc., an industrial services company, from 2017 to 2021. Prior to joining Brace in 2017, she served as President and Chief Executive Officer of Service Champ, a specialty distributor of consumable automotive aftermarket maintenance parts and accessories, since 2015. Prior to joining Service Champ, she served as President and Chief Executive Officer of RecoverCare LLC, a supplier of healthcare equipment, from 2011 to 2015. Ms. Zappone worked at Alcoa, Inc. from 2006 to 2011, serving in a variety of roles, most recently as President of the Alcoa Oil & Gas Group, where she was responsible for operations, strategy, business development and expansion of the aluminum alloy product systems business. During her career, she has also held other senior-level positions at Tyco International plc, General Electric Company and Exxon Mobil Corporation and worked at McKinsey & Company, where she advised companies in improving operating performance, capital investment and merger and acquisition strategies. Ms. Zappone received a B.S. in Chemical Engineering from Johns Hopkins University and an M.B.A. in Finance at Columbia Business School.
Relevant Skills and Qualifications:

✔     Strategic Transformation

✔     Audit / Finance / Risk

✔     Capital Allocation / M&A

✔     ESG

✔     Executive Leadership

Ms. Zappone has significant executive leadership experience, including in the areas of operations, capital allocation, strategy, people management, business development and company growth and expansion, as a result of her career as an executive and advisor, including high-level roles at companies that are renowned for their operational excellence.

Additionally, Ms. Zappone has significant knowledge of accounting, capital structures, finance, financial reporting, strategic planning and forecasting and her extensive financial and accounting experience qualifies her as an “audit committee financial expert.”

Ms. Zappone currently serves as the Chair of the Audit Committee, where she contributes significantly to the oversight of the integrity of our financial statements, internal controls, risk management and ethics and compliance functions. Ms. Zappone also serves as a member of the Nominating and Governance Committee, where she contributes significantly to the oversight responsibilities on matters relating to board and corporate governance.

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Non-Employee Director Compensation

Non-employee director compensation is overseen by the Nominating and Governance Committee and consists of equity grants and annual cash retainers for Board, committee and chair service. The combination of cash and equity compensation is intended to provide incentives for non-employee directors to continue to serve on our Board, to align the interests of our Board and stockholders and to attract new non-employee directors with outstanding qualifications.

2022 Non-Employee Director Compensation

The Nominating and Governance Committee has periodically engaged the Compensation Committee’s independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to review director compensation. In May 2022, Meridian conducted a benchmarking analysis of our non-employee director compensation program compared against the same compensation peer group used for executive compensation. As a result of this benchmarking analysis, the annual cash retainers and the annual equity award values were revised in order to better align the Board’s total compensation with the median of its peers. These changes became effective as of May 18, 2022. The last such review of director compensation had been conducted in December 2018, with an effective date of May 23, 2019.

The following table sets forth the annual cash retainers in effect during 2022:

Annual Retainer Paid to All Non- Employee Directors and Committee Members
Groups	Prior to May 18, 2022	On/After May 18, 2022
Board Member Retainer
Board Member Retainer (All Non-Employee Board Members)	$ 50,000	$ 70,000
Board Chair (Additional Retainer for Chair Only)	$ 50,000	$ 60,000

Additional Committee Retainer:

Audit Committee:
Committee Chair Retainer	$ 25,000	$ 25,000
Committee Member Retainer	$ 10,000	$ 10,000
Compensation Committee:
Committee Chair Retainer	$ 15,000	$ 18,500
Committee Member Retainer	$ 7,500	$ 9,000
Nominating and Governance Committee:
Committee Chair Retainer	$ 12,250	$ 13,000
Committee Member Retainer	$ 5,000	$ 6,250

In 2022, we granted the following equity awards to our directors: (i) an initial grant of time-based restricted stock units (“RSUs”) to all newly elected or appointed non-employee directors, (ii) an annual grant of time-based RSUs to all non-employee directors, including all newly elected or appointed directors and (iii) an additional annual grant of time-based RSUs to the Chair of the Board. The number of RSUs granted was based on a set dollar amount (as shown below), with the specific number of RSUs granted based on the price of our Common Stock on the date of the grant.

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The following table sets forth our equity grants made to directors during 2022 (in dollars):

Initial and Annual Equity Awards	$ Value of Award
	Prior to May 18, 2022	On or After May 18, 2022
Initial equity grants to all newly elected or appointed non-employee directors (1)	$150,000	$150,000
Annual equity grants to all non-employee directors, including newly elected or appointed directors (2)	$125,000	$145,000
Additional annual equity grant to Chair of the Board (2)	$50,000	$60,000

(1)	Initial equity grants vest in three equal annual installments beginning on the first anniversary of the applicable election or appointment date.
(2)	Annual grants are typically made on the date of the annual meeting of stockholders and vest in full on the earlier of the first anniversary of the grant date or the date of the Company’s next annual meeting of stockholders, provided that the grantee continues to be a member of our Board on such date. In the case of a newly appointed director who was not appointed on the date of the annual meeting of stockholders, a pro rata portion of the annual grant amount was awarded based on the date of appointment.

The Company reimburses all directors for expenses incurred in connection with attending meetings or performing their duties as directors. The Company does not provide any perquisites to directors.

The following table sets forth information concerning the fiscal year 2022 compensation paid or awarded to each non-employee director that served during any part of 2022 pursuant to the director compensation program described above. Mr. Walters, as an executive officer, receives no additional compensation for his service on our Board. Please see the “2022 Summary Compensation Table” for a summary of the compensation earned by or granted to Mr. Walters with respect to 2022.

Current Directors (1)	Annual Retainer Fees (Earned or Paid in Cash)	Stock Awards (2) (3)	Total
Steven Aldrich	$75,133	$145,000	$220,133
Mark A. Ernst	$92,418 (5)	$145,000	$237,418
E. Carol Hayles	$94,293 (5)	$145,000	$239,293
Kanayalal A. Kotecha (4)	$60,868	$309,694	$370,562
J. Richard Leaman III (4)	$97,606 (6)	$309,694	$407,300
Tina Perry	$70,655	$145,000	$215,655
Georganne C. Proctor	$159,876 (6)	$205,000	$364,876
Karthik Rao	$70,849	$145,000	$215,849
Jana R. Schreuder	$99,591 (5)	$145,000	$244,591
Mary S. Zappone	$93,194	$145,000	$238,194

(1)	Certain directors elected to defer all or a portion of their retainer fees and stock awards for 2022. See “Deferral of Board Annual Retainers and Equity Awards” below.

(2)	The number of RSUs granted was based on a set dollar amount with the specific number of RSUs granted based on the closing price of our Common Stock on the date of the grant. The 2022 annual grant of equity was granted on April 20, 2022, and an additional grant was made on May 23, 2022 in the amounts of $30,000 and $20,000 for Ms. Proctor and the other directors, respectively, in conjunction with the change in the compensation policy on May 18, 2022. The dollar amount for stock awards (which consist of RSUs) reported herein is the grant date fair value computed in accordance with Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“ASC Topic 718”). These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the director. Assumptions used in the valuation of stock awards granted in 2022 are discussed in “Note 13: Stock-Based Compensation” of the Notes to Consolidated Financial Statements (Part II, Item 8) in our Annual Report on Form 10-K for the year ended December 31, 2022.

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(3)	The vesting for initial RSU grants and annual RSU grants is described above.

(4)	Messrs. Kotecha and Leaman joined the Board in 2022. Therefore, Messrs. Kotecha and Leaman received a pro-rated annual grant for 2021, a new hire grant of $150,000, the annual grant for 2022 and an additional grant of $20,000 in conjunction with the change-in-compensation policy on May 18, 2022.

(5)	Includes $20,000 for service as a member of the Transaction Committee.

(6)	Includes $40,000 for service as Chair of the Transaction Committee.

All director equity grants that were made in 2022 were awarded under the Company’s 2018 Long-Term Incentive Plan, as amended (the “2018 Plan”). Stock awards consist of RSUs, with each RSU representing the right to receive one share of our Common Stock upon vesting. The following table sets forth information concerning the aggregate number of equity awards outstanding for each of our non-employee directors as of December 31, 2022.

Directors as of December 31, 2022	Aggregate Number of Unvested RSUs (1)	Aggregate Number of Options (2)
		Unvested	Vested and Unexercised
Steven Aldrich	7,159	—	—
Mark A. Ernst	10,032	—	—
E. Carol Hayles	7,159	—	—
Kanayalal A. Kotecha	16,165	—	—
J. Richard Leaman III	16,165	—	—
Tina Perry	13,037	—	—
Georganne C. Proctor	10,145	—	—
Karthik Rao	11,332	—	—
Jana R. Schreuder	10,032	—	—
Mary S. Zappone	7,159	—	15,569

(1)	Does not reflect vested shares that the director has elected to defer under the terms of the Director Deferral Plan as shown below.

(2)	Prior to 2017, equity grants made to the non-employee directors consisted of options and RSUs.

Director Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines that are applicable to all non-employee directors, and the Nominating and Governance Committee is responsible for administering and applying these guidelines. Our Director Stock Ownership Guidelines require that all non-employee directors acquire and hold shares of our Common Stock equal in market value to at least five times (5x) the value of the annual retainer paid to non-employee directors (excluding the additional retainers for the Chair of the Board, committee members and the chairs of our Board’s committees). As described above, the amount of this retainer was $50,000 prior to May 23, 2022 and $70,000 on and following May 23, 2022. Accordingly , non-employee directors were expected to hold shares with a market value of at least $250,000 prior to May 23, 2022 and at least $350,000 beginning May 23, 2022.

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Under the Director Stock Ownership Guidelines, the non-employee directors who were members of our Board on January 1, 2018 were expected to attain the minimum ownership amount by no later than June 1, 2020. Non-employee directors who joined our Board after January 1, 2018 are expected to attain the minimum ownership amount within five years after the date of their initial appointment or election to our Board. As of December 31, 2022, all of our non-employee directors were in compliance with the applicable ownership guidelines or otherwise expected to achieve the requisite ownership levels within the requisite timeframe.

Deferral of Board Annual Retainers and Equity Awards

On January 1, 2019, the Company implemented the Avantax Director Tax-Smart Deferral Plan, as amended and restated (the “Director Deferral Plan”). The Director Deferral Plan is a non-qualified deferred compensation arrangement that allows each of the Company’s non-employee directors to defer a portion of their annual retainers and annual equity awards. Participants may elect to defer at least 5%, and up to 100%, of their annual retainers and at least 20% (rounded to the nearest whole share of Common Stock), and up to 100%, of their annual equity grants, respectively, to the Director Deferral Plan. For deferred annual retainers, participants direct the investment of their accounts, at market rates, among the available investment options, which are selected by our Board (or a committee thereof) in its sole discretion. The Director Deferral Plan offers automatic lump sum distributions upon death or disability. Each participant may elect to receive lump sum or installment distributions upon separation from service or on such other dates certain that a participant may elect. Such elections are made at the time such participant elects to defer compensation for a specific year. Participant distributions payable upon separation from service will be delayed for six months. The assets of the Director Deferral Plan are held in a rabbi trust. Five of our directors have elected to participate in the Director Deferral Plan as non-employee directors of the Company, including four directors—Mr. Aldrich, Mr. Ernst, Ms. Proctor, and Mr. Rao—who have made cash or equity contributions during fiscal year 2022. The following table reflects information regarding each participating director in the Director Deferral Plan.

	ANNUAL CASH RETAINER					EQUITY
Name	Director Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)	RSUs (#) (1)
Steven Aldrich (2)	—	—	—	—	—	30,204
Mark A. Ernst (3)	$92,418	—	$(16,681)	—	$144,990	15,171
E. Carol Hayles (4)	—	—	$(28,084)	—	$205,395	23,045
Georganne C. Proctor (5)	—	—	—	—	—	42,308
Karthik Rao (6)	$70,849	—	$(3,905)	—	$66,944	7,159

(1)	Reflects the total number of RSUs that the director has elected to defer under the Director Deferral Plan as of December 31, 2022.

(2)	As of December 31, 2022, 23,045 of the RSUs that Mr. Aldrich has elected to defer under the Director Deferral Plan had vested, and 7,159 had not yet vested.

(3)	As of December 31, 2022, 8,012 of the RSUs that Mr. Ernst has elected to defer under the Director Deferral Plan had vested, and 7,159 had not yet vested.

(4)	As of December 31, 2022, all 23,045 of the RSUs that Ms. Hayles has elected to defer under the Director Deferral Plan had vested.

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(5)	As of December 31, 2022, 32,163 of the RSUs that Ms. Proctor has elected to defer under the Director Deferral Plan had vested, and 10,145 had not yet vested.

(6)	As of December 31, 2022, none of the 7,159 of the RSUs that Mr. Rao has elected to defer under the Director Deferral Plan had vested.

Retirement Benefits from Avantax

The non-employee directors of our Board are not provided health, retirement or pension benefits.

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Stockholder Engagement

Our Commitment to Ongoing Engagement

We believe it is important to have regular and meaningful engagement with our stockholders and understand their perspectives on corporate governance, NEO compensation, and other issues that are important to them. We welcome the opportunity to engage with our investors to obtain their insights and feedback on matters of interest to the Company and our stockholders, and stockholder feedback informs our governance, compensation and ESG practices, as well as our Board’s approach to maximizing value for all stockholders. Our Board’s and management’s commitment to understanding the interests and perspectives of our stockholders is a key component of our corporate governance strategy and compensation philosophy.

Our Stockholder Engagement Process and 2022 Stockholder Engagement Feedback and Outcomes

The Company has a robust stockholder engagement program in place that is designed to have several touchpoints throughout the year in order to create multiple opportunities to solicit feedback on topics of importance to stockholders:

Season	Engagement Focus
Spring	The Company releases its proxy statement with respect to its upcoming annual meeting and extends invitations to institutional investors to discuss their perspectives, including the matters to be voted on at the upcoming annual meeting.
Summer	Our Board considers the results of the annual meeting and investor feedback generally, which helps identify the key topics on which to engage stockholders through the end of the year.
Summer/Fall/Winter	Our Board and management engage with stockholders with respect to a number of topics, including NEO compensation and ESG issues and related disclosures.

In addition, throughout the year, we typically participate in investor conferences, investor roadshows and other formal events, as well as periodically meet with analysts and investors to share our perspectives and to solicit their feedback on our performance. Feedback received from these events and meetings is provided to our Board on an ongoing basis. At any time, stockholders and others who wish to communicate with our Board or any particular director may do so by writing to the following address: c/o Avantax, Inc., 3200 Olympus Boulevard, Suite 100, Dallas, Texas 75019.

Because of the status of discussions with respect to the TaxAct Sale, we did not engage in our typical summer stockholder engagement activities, with the exception of a few investor conferences and investor roadshows at which general corporate strategy and ESG matters were discussed. However, following the November 1, 2022 announcement of the TaxAct Sale, we engaged with 13 of our largest stockholders, representing approximately 46.91% of the outstanding shares of our Common Stock. In connection with this engagement, we were able to obtain stockholder input with regard to our return of capital to stockholders following the closing of the TaxAct Sale. Our Board took this into account when determining whether to proceed with a tender offer to return capital to stockholders and the size of the tender offer that closed in February 2023.

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PROPOSAL ONE
ELECTION OF DIRECTORS

Introduction

Each member of our Board is up for election at each annual meeting of stockholders and, if elected, will hold office for a one-year term expiring at the next annual meeting. Directors hold office until their successor is duly elected and qualified or until their earlier death, resignation or removal. If a director retires, resigns or is otherwise unable to serve before the end of his or her one-year term, our Board may appoint a director to fill the remainder of such term, reduce the size of our Board or leave the position vacant.

Our Bylaws provide that an election is considered “contested,” and will be held under a plurality vote standard, if the Corporate Secretary receives a notice that a stockholder has nominated a person for election to our Board in compliance with the advance notice requirements for stockholder nominees set forth in our Bylaws, and such nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date on which the Company first delivered notice of the Annual Meeting to stockholders. However, if such nomination is withdrawn by such stockholder on or prior to the tenth day preceding the date on which the Company first delivered notice of the Annual Meeting to stockholders, then our Bylaws provide that each nominee will be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election, with abstentions and broker non-votes not counted as either a vote “for” or “against” such nominee’s election.

On January 20, 2023, Engine Capital LP (“Engine Capital”) provided notice to the Corporate Secretary that Engine Capital intended to nominate a candidate for election to our Board at the Annual Meeting. On February 28, 2023, Engine Capital withdrew its nomination. Because Engine Capital withdrew its nomination of its director nominee prior to the tenth day preceding the date on which the Company first delivered notice of the Annual Meeting to stockholders, the election of directors at the Annual Meeting will be conducted under a majority vote standard.

Director Nominee Information and Qualifications

The nine directors identified below have been nominated by our Board, at the recommendation of the Nominating and Governance Committee, for election at the Annual Meeting to serve for a one-year term ending at our 2024 Annual Meeting, until their successors are duly elected and qualified, or until their earlier death, resignation or removal. The Nominating and Governance Committee and our Board believe that each of our Director Nominees brings a strong and distinct set of perspectives, experiences and skills to Avantax. The Nominating and Governance Committee and our Board believe that if our Board is comprised of these nominees, our Board will be effective and well-functioning and have an optimal balance of experience, leadership, competencies, qualifications and skills in areas of importance to the Company and the Company’s stockholders.

Our Board has affirmatively determined that each of our Director Nominees, excluding Mr. Walters who also serves as our President and Chief Executive Officer, qualifies as an independent director under Nasdaq listing rules. None of our Director Nominees is being elected pursuant to any arrangement or understanding between any Director Nominee and any other person or persons. For further information on the process for director nominations and criteria for selection of Board nominees, see “Information Regarding Our Board of Directors—Director Nomination Process and Qualification Overview of Directors” beginning on page 29.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH NOMINEE ON THE ENCLOSED PROXY CARD.

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Name of Director Nominee	Age	Position(s) with Avantax	Director Since
Georganne C. Proctor	66	Chair of the Board	2017
Mark A. Ernst	64	Director	2020
E. Carol Hayles	62	Director	2018
Kanayalal A. Kotecha	54	Director	2022
J. Richard Leaman III	60	Director	2022
Tina Perry	50	Director	2021
Karthik Rao	49	Director	2020
Jana R. Schreuder	64	Director	2020
Christopher W. Walters	49	Director, President and CEO	2014

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Director Nominees

Georganne C. Proctor

Former CFO of TIAA-CREF Director Since: 2017 Age: 66 Independent: Yes

Chair of the Board

Standing Board Committees:

None

Outside Public Company Directorships:

 Redwood Trust, Inc. (2006–Present)

Sculptor Capital Management, Inc. (2011–2021)

 SunEdison, Inc. (2013–2017)

Kaiser Aluminum Corporation (2006-2009)

 Bechtel Group, Inc. (1999–2002)

Executive Experience:
Ms. Proctor has served as a director since 2017 and as Chair since July 2019. Ms. Proctor is the former Chief Financial Officer of TIAA-CREF, a national financial services organization, a position she held from 2006 to 2010. From 2003 to 2005, Ms. Proctor was Executive Vice President, Finance of Golden West Financial Corporation. She served as Chief Financial Officer of Bechtel Group, Inc. from 1997 to 2002 and as a director of Bechtel from 1999 to 2002. Since 2006, Ms. Proctor has been a director of Redwood Trust, Inc., a NYSE listed company, where she currently is chair of the compensation committee and a member of the audit committee. From 2013 to 2017, she was a director of SunEdison, Inc., a global solar energy provider, which was listed on the NYSE. From 2006 to 2009, she served on the board of directors of Kaiser Aluminum Corporation, a Nasdaq listed company, where she was also a member of the audit committee and compensation committee. From 2011 to 2021, she served on the board of directors of Sculptor Capital Management Inc. (formerly named Och-Ziff Capital Management Group), a NYSE listed company, where she was the chair of the audit committee. Ms. Proctor holds a Bachelor of Science in Business Management from the University of South Dakota and an MBA from California State University at Hayward.
Relevant Skills and Qualifications:

✔     Wealth Management

✔     Audit / Finance / Risk

✔     Legal / Regulatory

✔     Public Company Board Experience

✔     Capital Allocation / M&A

✔     ESG

✔     Executive Leadership

Ms. Proctor has experience in the wealth management and financial institutions sectors, having served in senior leadership roles for two large financial services firms.

She also has significant financial and accounting experience and has worked closely with boards and board committees throughout her career, including as a chief financial officer. This experience provides her with a thorough understanding of capital allocation considerations, public company reporting obligations, Sarbanes-Oxley compliance and planning and treasury and liquidity management.

Furthermore, her service on the audit and compensation committees of other public companies gives her a strong background in the oversight of financial and corporate governance matters. Ms. Proctor’s extensive experience, particularly as an executive and board member within the financial sector, allows her to provide valuable guidance and knowledge to our Board and enable her to lead effectively in her capacity as Chair.

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Mark A. Ernst

Managing Partner at Bellevue Capital LLC Former Executive Vice President and Chief Operating Officer, Fiserv, Inc. Director Since: 2020 Age: 64 Independent: Yes

Standing Board Committees:

 Audit Committee

Outside Public Company Directorships:

LendingTree, Inc. (2022–Present)

Fidelity National Information Services, Inc. (2022–2023)

Great Plains Energy Incorporated (2000–2008)

 Knight Ridder, Inc. (2004–2006)

SAIA, Inc. (2001–2004)

Executive Experience:
Mr. Ernst currently serves as the Managing Partner at Bellevue Capital, LLC, a private investment firm, a role he has held since May 2018, as well as during 2008. Prior to joining Bellevue, Mr. Ernst served as Executive Vice President and Chief Operating Officer at Fiserv, Inc., a financial services technology company, from January 2011 to April 2018, where he had oversight responsibility for the major operating businesses and support organizations of the enterprise, with a focus on enterprise-wide quality improvement and product management efforts. Mr. Ernst previously served as Deputy Commissioner at the Internal Revenue Service from January 2009 to November 2010. Mr. Ernst served in various executive roles at H&R Block, Inc., including as Chairman, President and Chief Executive Officer from 2001 to 2007 and as Chief Operating Officer from 1998 to 2000. Prior to joining H&R Block, Mr. Ernst served in various executive roles at American Express Company. Mr. Ernst currently serves as the Chairman of the board of directors of the Financial Health Network, a consumer-focused financial services advocacy organization, a director and officer of the Ernst Family Foundation and a director of LendingTree, Inc. (NASDAQ: TREE), an online financial services marketplace. He previously served on the boards of Great Plains Energy Incorporated (formerly: GXP), Knight-Ridder Inc. (formerly: KRI) and SAIA, Inc. (Nasdaq: SAIA). Mr. Ernst received a Bachelor of Science in Finance and Accounting from Drake University, where he currently serves as Chairman of the Board of Trustees, and an MBA from the University of Chicago Booth School of Business, where he has served on its Advisory Board.
Relevant Skills and Qualifications:

✔    Wealth Management

✔    Technology / Software / Cybersecurity

✔    Strategic Transformation

✔    Audit / Finance / Risk

✔    Sales / Marketing / Service

✔    Legal / Regulatory

✔    Capital Allocation / M&A

✔    Public Company Board Experience

✔    Executive Leadership

Mr. Ernst brings extensive relevant industry and executive leadership experience and knowledge to our Board, having spent over 30 years in the financial services industry, including in the tax preparation business, as well as operational, capital allocation and strategy development experience. Mr. Ernst also has significant experience leading merger and acquisition processes.

Mr. Ernst has also overseen financial and accounting matters, including during his service as a public company Chief Executive Officer and as the audit committee chair of a public company board, which qualifies him as an “audit committee financial expert.”

Mr. Ernst’s extensive familiarity with the wealth management and technology sectors, coupled with his experience serving on various public company boards, allows him to provide valuable insight and experience to bolster our Board’s and the Audit Committee’s oversight of the Company’s audit and risk management functions.

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E. Carol Hayles

Former CFO, CIT Group, Inc. Director Since: 2018 Age: 62 Independent: Yes	Standing Board Committees: Audit Committee Outside Public Company Directorships: eBay Inc. (2020–Present) Webster Financial Corporation (2018–Present)
Executive Experience:

Ms. Hayles is the former Chief Financial Officer of CIT Group Inc., a U.S. bank and global lending and leasing business, a position she held from November 2015 to May 2017. From July 2010 to November 2015, Ms. Hayles was the Controller and Principal Accounting Officer of CIT Group Inc. and was responsible for all financial and regulatory reporting. Prior to joining CIT Group Inc., Ms. Hayles worked at Citigroup Inc. for 24 years in various financial roles, most recently as Deputy Controller, and she began her career at PricewaterhouseCoopers in Toronto, Canada. Ms. Hayles has been a director of Webster Financial Corporation, a NYSE listed company, since 2018, and eBay Inc., a Nasdaq listed company, since 2020. She is the chair of the audit committee at both companies. She was a Canadian Chartered Accountant from 1985 to 2009, and she received her BBA from York University in Toronto.

Relevant Skills and Qualifications:

✔    Strategic Transformation

✔    Audit / Finance / Risk

✔    Legal / Regulatory

✔    Capital Allocation / M&A

✔    Public Company Board Experience

✔    Executive Leadership

As a former executive with over 30 years’ experience in the financial services industry, Ms. Hayles has significant executive leadership experience, as well as experience in the areas of capital allocation, operations, regulatory compliance, strategy and mergers and acquisitions.

Ms. Hayles also has extensive financial and accounting experience, including as the chief financial officer of a large financial institution and chair of two public company audit committees, which qualifies her as an “audit committee financial expert.”

Ms. Hayles currently serves as a member of the Audit Committee, where she contributes extensively to the oversight and integrity of our financial statements, internal controls, risk management and ethics and compliance functions.

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Kanayalal A. Kotecha

CTO of Gale Healthcare Solutions Director Since: 2022 Age: 54 Independent: Yes	Standing Board Committees: Audit Committee Outside Public Company Directorships: None
Executive Experience:

Mr. Kotecha currently serves as Chief Technology Officer of Gale Healthcare Solutions, a technology company that provides a leading marketplace connecting healthcare professionals with healthcare institutions, a role he has held since July 2022. As Chief Technology Officer, Mr. Kotecha is responsible for all aspects of product development and engineering, including go-to-market strategies. Prior to his role at Gale Healthcare Solutions, Mr. Kotecha served as a Vice President of Engineering at Google Inc., a global technology company, a role he held since January 2015. As Vice President of Engineering, Mr. Kotecha led the digital transformation of Google’s internal functions across Finance, HR, Legal, Marketing and Real Estate. Prior to this role, Mr. Kotecha served as Chief Technology Officer at Morgan Stanley Wealth Management from May 2010 to January 2015, where he was integral to the successful integration of Smith Barney, which was acquired by Morgan Stanley from Citigroup, with Morgan Stanley’s Wealth Management platform. From 1992 to 2009, Mr. Kotecha held multiple roles at Morgan Stanley ranging from technical infrastructure to application development throughout the world, including in London, Zurich, Moscow and India. From 2009 to 2010, Mr. Kotecha served as lead for Corporate Engineering at Google London. Mr. Kotecha serves as Vice Chair for the Special Olympics of New York. Mr. Kotecha holds a Bachelor of Science in Computer Science from the University of Hertfordshire in the United Kingdom.

Relevant Skills and Qualifications:

✔    Wealth Management

✔    Technology / Software / Cybersecurity

✔    Strategic Transformation

✔    Audit / Finance / Risk

✔    Executive Leadership

Mr. Kotecha has extensive technology, wealth management and strategic transformation experience as well as a breadth of knowledge on matters of cybersecurity, product management and engineering architecture from his current role and prior work as an engineer with Google and as an executive at Morgan Stanley Wealth Management. Mr. Kotecha’s experience provides him with a unique blend of experience in technology, strategic business integrations, operations and management.

Mr. Kotecha brings to our Board substantive knowledge about a variety of issues related to the Company’s business, including a large-scale business integration of wealth management businesses and internal technology development related to operational efficiency.

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J. Richard Leaman III

Former Managing Partner, Moelis & Company Director Since: 2022 Age: 60 Independent: Yes	Standing Board Committees: Nominating and Governance Committee Outside Public Company Directorships: Moelis & Company (2014-2018)
Executive Experience:

Mr. Leaman has spent over 30 years in the investment banking industry, most recently serving as Vice Chairman and Managing Director of Moelis & Company (NYSE: MC), an investment bank. From September 2015 to March 2019, Mr. Leaman served as Vice Chairman and Managing Director of Moelis & Company, where he also served as a director from 2014 to 2018. From 2012 until September 2015, Mr. Leaman served as Managing Partner of Moelis & Company. From 2010 until 2012, Mr. Leaman was a Managing Director at Moelis & Company. He also served on its board of directors from April 2014 to July 2018. Mr. Leaman retired in 2019 and has overseen private investments since that time. Mr. Leaman began his investment banking career at Smith Barney, Harris Upham & Co. Incorporated in 1986 and then moved to Dillon Read & Company in 1993, until it was acquired by Swiss Bank Corporation in 1997. Swiss Bank Corporation merged with Union Bank of Switzerland and was renamed UBS Group AG in 1998. While at UBS, Mr. Leaman served in various capacities, including Joint Global Head of Mergers and Acquisitions, both Joint Global Head and Global Head of Investment Banking and Chairman of Investment Banking. Mr. Leaman also served on the Group Management Board of UBS and on the Executive and Risk Committees of UBS Investment Bank. Mr. Leaman left UBS to join Moelis & Company in 2010. Mr. Leaman received his A.B. in Economics and his MBA from Duke University.

Relevant Skills and Qualifications:

✔    Wealth Management

✔    Strategic Transformation

✔    Audit / Finance / Risk

✔    Sales / Marketing / Service

✔    Capital Allocation / M&A

✔    ESG

✔    Public Company Board Experience

✔    Executive Leadership

As a former investment banker with over 30 years’ experience, Mr. Leaman brings to our Board substantial knowledge of and experience with mergers and acquisitions and the financial services industry. This gives our Board valuable insight on these and other related matters. Mr. Leaman has led over a hundred M&A and other transactions from start to finish at high-profile investment banks and is renowned in the industry.

Additionally, Mr. Leaman served on the board of directors of a public company for four years and advised public company boards throughout his investment banking career, giving him a deep understanding of overseeing and guiding a company’s strategy. Our Board believes that Mr. Leaman’s experience in and knowledge of the investment banking industry provides unique insight with respect to matters such as capital allocation, M&A and other strategic initiatives.

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Tina Perry

President of Oprah Winfrey Network Director Since: 2021 Age: 50 Independent: Yes	Standing Board Committees: Compensation Committee Outside Public Company Directorships: None
Executive Experience:
Ms. Perry is the President of OWN: Oprah Winfrey Network, a leading cable channel and media company, where she oversees all operations and creative areas and reports to OWN Chairman and Chief Executive Officer, Oprah Winfrey, and OWN’s board of directors. Before being named President in January 2019, Ms. Perry served as Executive Vice President of Business and Legal Affairs for OWN from 2014 to December 2018. Her previous professional experience includes managing business and legal affairs for VH1 and MTV at Viacom from 2004 to 2009 and working as an associate at Cravath, Swaine & Moore LLP in New York, where she focused on corporate matters. Ms. Perry also serves on the OWN Board of Directors, the Paley Center for Media’s Los Angeles Board of Governors and the Board of Directors of The Friends of Saban Community Clinic. Additionally, she sits on the California Institute of the Arts Board of Trustees and Stanford University’s Cantor Arts Center Advisory Board and vice chair and founding member of The Mistake Room, a non-profit global platform for contemporary art and ideas. Ms. Perry holds a J.D. degree from Harvard Law School, a Master of Science in Comparative Social Policy from the University of Oxford and graduated with Honors from Stanford University.
Relevant Skills and Qualifications:

✔    Strategic Transformation

✔    Sales / Marketing / Service

✔    Legal / Regulatory

✔    Human Capital

✔    ESG

✔    Executive Leadership

Ms. Perry has extensive experience driving strategic transformations of large, complex organizations, having been the driving force behind OWN’s evolution and transformation into one of the leading media platforms in the United States. As head of the network’s operations and creative areas, she has led the expansion into digital media and overseen the network’s issue-focused OWN Spotlight programming, which has expanded the reach of the network and enhanced audience engagement. She also brings significant experience in legal, risk and regulatory matters following a career as Executive Vice President, Business and Legal Affairs at OWN, senior counsel for VH1 and MTV at Viacom and as an associate at a leading corporate law firm, Cravath, Swaine & Moore LLP.

Ms. Perry’s experience successfully leading turnaround initiatives, fostering healthy organizational cultures and driving growth allow her to contribute significantly to our Board’s oversight of strategy and human capital. Ms. Perry serves as a member of the Compensation Committee, where her experience provides valuable contributions on matters relating to NEO compensation and compensation strategy.

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Karthik Rao

CEO of Audience Measurement Business at Nielsen Global Media Director Since: 2020 Age: 49 Independent: Yes	Standing Board Committees: Compensation Committee Outside Public Company Directorships: None
Executive Experience:
Mr. Rao currently serves as the Chief Executive Officer of the Audience Measurement Business at Nielsen Global Media, a global provider of data, information and technology to the media and advertising industries, a role he began in December 2022. Also at Nielsen Global Media, Mr. Rao previously served as Chief Operating Officer from February 2020 to December 2022 and as Chief Product & Technology Officer from January 2019 to February 2020. Outside of Nielsen Global Media, Mr. Rao previously held a variety of executive positions within the Nielsen Corporation, a measurement and data analytics company, spanning the United States, Middle East and Asia for Nielsen’s Connect and Media businesses. Mr. Rao also served as the President of Nielsen Portfolio and the Chief Executive Officer of Gracenote, an entertainment data and technology provider, from January 2017 to December 2018. He has also served as the President of Nielsen’s Expanded Verticals business from December 2015 to December 2016 and EVP of Nielsen’s Digital Enablement from September 2014 to November 2015. Mr. Rao serves on the Diversity Council at Nielsen as the Executive Sponsor of the Asian American Employee Resource Group. Mr. Rao has served as a board member for OpenSlate, a global source of brand safety and contextual analytics for digital video content, since 2019. He also has served as a member of the board for NCSolutions since 2019. Mr. Rao holds a B.A. and an M.A. in Economics from Loyola College, Chennai, India and a MBA in marketing from Illinois State University.
Relevant Skills and Qualifications:

✔    Technology / Software / Cybersecurity

✔    Strategic Transformation

✔    Sales / Marketing / Service

✔    Human Capital

✔    Capital Allocation / M&A

✔    Executive Leadership

Mr. Rao has extensive experience in leading technology-driven transformations and leveraging data strategically to support growth. His career in marketing, strategy and analytics has provided him deep insight into consumer behavior. He also is committed to talent development and has led internal employee resource groups.

Our Board believes that Mr. Rao’s background in driving product innovation and his deep marketing expertise is highly relevant to our core consumer-facing business and make him a valuable member of our Board. Mr. Rao currently serves as a member of the Compensation Committee, where he contributes significantly to the compensation strategy of the Company.

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Jana R. Schreuder

Former EVP and COO of Northern Trust, Inc. Director Since: 2020 Age: 64 Independent: Yes

Standing Board Committees:

 Compensation Committee (Chair)

Outside Public Company Directorships:

Kyndryl Holdings Inc. (2021–Present)

 The Bank of N.T. Butterfield & Son Limited (2020–Present)

LifePoint Health (2016–2018)

Executive Experience:
Ms. Schreuder is the former Executive Vice President and Chief Operating Officer of Northern Trust Corporation, a financial services company, a position that she held from 2014 to 2018. Ms. Schreuder joined Northern Trust in 1980 and during her tenure held multiple roles as a member of the management team, including service as the President of Wealth Management from 2011 to 2014, as President of Operations & Technology from 2006 to 2011 and as Chief Risk Officer from 2005 to 2006. Since 2008, Ms. Schreuder has served as a member of the board, including her current service as chair of the compensation committee, of Entrust Datacard Group, a privately held hardware and software information security company. From 2016 to 2018, Ms. Schreuder was a member of the board of directors of LifePoint Health, Inc., a rural U.S. healthcare provider, which was acquired by affiliates of Apollo Global Management in 2018. Ms. Schreuder is currently a member of the board of directors of Kyndryl Holdings Inc. (NYSE: KD), an infrastructure services company, and The Bank of N.T. Butterfield & Son Limited, a provider of banking, trust and wealth management services in Bermuda, the Cayman Islands and the Channel Islands. Ms. Schreuder also currently serves as a member of the New York City Chapter of Women Corporate Directors. Ms. Schreuder received her Bachelor of Business Administration degree from Southern Methodist University and a Masters of Management from Northwestern University Kellogg Graduate School of Management.
Relevant Skills and Qualifications:

✔    Wealth Management

✔    Technology / Software / Cybersecurity

✔    Strategic Transformation

✔    Audit / Finance / Risk

✔    Legal / Regulatory

✔    Human Capital

✔    Public Company Board Experience

✔    Executive Leadership

Ms. Schreuder has extensive technology, operations and wealth management experience from her years of serving in executive management positions at Northern Trust Corporation, which provides her with unique experience in technology, product development, operations, strategy, company growth, capital allocation and management.

Ms. Schreuder also has significant experience with wealth management and financial products and holds a Directorship Certification from the National Association of Corporate Directors.

Ms. Schreuder currently serves as the Chair of the Compensation Committee, where her extensive experience and industry familiarity provides valuable contributions on matters relating to NEO compensation and compensation strategy.

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Christopher W. Walters

President, CEO and Director of Avantax, Inc. Director Since: 2014 Age: 49 Independent: No	Standing Board Committees: None Outside Public Company Directorships: None
Executive Experience:
Mr. Walters has served as our President and Chief Executive Officer since January 30, 2020 and as a member of our Board since 2014. Prior to being appointed as our President and Chief Executive Officer, Mr. Walters served as a Senior Partner at Activate, Inc., which is a strategy consulting firm serving technology, internet, media, entertainment and sports businesses that he joined in 2019. From 2015 through 2018, Mr. Walters served as the Chief Executive Officer of Encompass Digital Media, Inc., a global technology services business supporting hundreds of leading media companies. Previously, Mr. Walters served as the Chief Operating Officer of The Weather Company, a weather focused media and information services company, from 2012 to 2014. Prior to joining The Weather Company, he served in a variety of leadership roles at Bloomberg L.P. between 2008 and early 2012, most recently as the Chief Operating Officer of the Bloomberg Industry Verticals Group, responsible for operations, strategy, business development and expansion of the premium web-based subscription businesses. Previously, Mr. Walters was a partner at McKinsey & Co., advising media, entertainment, technology, information services and sport businesses as well as investors in these sectors. Mr. Walters holds a Bachelor of Science from the University of Vermont and an MBA from the University of Chicago Booth School of Business.
Relevant Skills and Qualifications:

✔    Wealth Management

✔    Technology / Software / Cybersecurity

✔    Strategic Transformation

✔    Sales / Marketing / Service

✔    Legal / Regulatory

✔    Human Capital

✔    Capital Allocation / M&A

✔    ESG

✔    Executive Leadership

Mr. Walters has extensive operational and executive management experience from his work as an executive and an advisor to a variety of companies where he has provided leadership and advice in areas of strategy, operations, technology, sales and marketing, including work with technology businesses that are highly relevant to the Company’s current operations.

Our Board believes Mr. Walters’s experience and knowledge, coupled with his familiarity and oversight of the Company’s historical strategic initiatives, provides valuable guidance to our Board and the Company as a technology-enabled, tax-smart financial solutions company while it seeks to meet its strategic growth initiatives.

AVANTAX, INC. | 2023 Proxy Statement    50

Additional Information

Our Board has adopted resolutions reducing the size of the Board from 11 to nine directors, effective as of the Annual Meeting. The number of directors may be increased or decreased from time to time by our Board, provided that a reduction in the number of directors may not shorten the term of an incumbent, and our Board may only be composed of not less than six nor more than 15 directors. Any vacancy occurring on our Board may be filled only by the affirmative vote of a majority of the directors, and any director elected by our Board shall be appointed for a term continuing until the next annual election of directors.

Our Director Nominees have consented to serve as nominees and to be named in this Proxy Statement, and they have agreed to serve as directors if elected by the stockholders. In the event that any Director Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a nominee who may be designated by our present Board to fill the vacancy. Alternatively, our Board may reduce the size of our Board or maintain such vacancy. It is not expected that any of our Director Nominees will be unable or will decline to serve as a director.

Vote Required

Directors will be elected by a majority of the votes cast, meaning that a nominee will be elected to our Board if the votes cast “FOR” such nominee’s election exceed the votes cast against such nominee’s election. An abstention or withheld vote has no effect on the outcome of the election of directors. Broker discretionary voting is not permitted. Broker non-votes will have no effect on the outcome of this proposal.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH NOMINEE ON THE ENCLOSED PROXY CARD.

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PROPOSAL TWO
RATIFICATION, ON AN ADVISORY (NON-BINDING) BASIS, OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2023. Stockholder ratification of the appointment of EY is not required by our Bylaws or other applicable legal requirements. However, our Board considers it desirable for stockholders to pass upon the selection of auditors as a matter of good corporate practice. We are submitting this proposal to our stockholders on an advisory (non-binding) basis, and the outcome of the vote will not be binding on the Company. In the event that the appointment of EY as our independent registered public accounting firm is not ratified by our stockholders at the Annual Meeting, the appointment of EY as our independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its sole discretion may direct the appointment of a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Audit Committee initially appointed EY as the Company’s independent registered public accounting firm in March 2012. Representatives of EY are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Vote Required

This proposal to ratify, on an advisory (non-binding) basis, the appointment of EY as our independent registered public accounting firm for 2023 requires the affirmative vote of a majority of shares of our Common Stock present by means of remote communication or represented by proxy at the Annual Meeting and entitled to vote. An abstention has the same effect as a vote against this proposal. Broker discretionary voting is permitted with respect to this proposal, and broker non-votes will not be applicable. Broker non-votes will have no effect on the outcome of this proposal.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION, ON AN ADVISORY (NON-BINDING) BASIS, OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023 ON THE ENCLOSED PROXY CARD.

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PROPOSAL THREE
APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF OUR NEO COMPENSATION

What You Are Being Asked to Approve

We hold advisory (non-binding) votes on the compensation of our NEOs, which are commonly referred to as “say-on-pay” votes, at every annual meeting of stockholders. Our Board values the opinions of our stockholders and believes an annual advisory (non-binding) vote allows our stockholders to provide us with their input on our NEO compensation program. We last conducted the advisory vote on the frequency of the say-on-pay vote at our 2017 annual meeting of stockholders (our “2017 Annual Meeting”). A subsequent vote on the frequency of the say-on-pay vote is included in this proxy statement as Proposal Four, below.

Following our 2021 Annual Meeting, at which we received the support of 20.4% of the votes cast in our say-on-pay vote, we undertook robust stockholder engagement efforts to listen to investor concerns about our NEO compensation program, and we took actions for our 2022 program to directly respond to the feedback we received. At our 2022 Annual Meeting, we were pleased to receive the support of approximately 90% of the votes cast in our say-on-pay vote, a high level of support consistent with years prior to our 2021 Annual Meeting.

Pursuant to Section 14A(a)(1) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), we are asking you to approve, on an advisory (non-binding) basis, our NEO compensation for 2022, as disclosed in the “Compensation Discussion and Analysis” section beginning on page 67 and the accompanying compensation tables and related narrative discussion. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation philosophy, policies and practices described in this Proxy Statement. The next stockholder advisory vote to approve our NEO compensation will be held at our 2024 Annual Meeting.

Our Compensation Program

We believe that our NEO compensation program described throughout the “Compensation Discussion and Analysis” section of this Proxy Statement aligns the interests of our executives with those of our stockholders. Our compensation program is intended to attract, retain and motivate top-talent executives as leaders and compensate executive officers appropriately for their contribution to the attainment of our financial, operational and strategic objectives. In addition, we believe it is important to strongly align their interests with our stockholders’ interests by emphasizing incentive-based compensation and to discourage excessive or inappropriate risk taking.

Resolution for Advisory Vote to Approve Our NEO Compensation

Our Board and its committees value the opinions of our stockholders and will carefully consider the outcome of the advisory (non-binding) vote to approve our NEO compensation. However, because this vote is advisory, it is not binding on our Board or its committees. Our Board recommends that our stockholders vote “FOR” the following non-binding resolution at the Annual Meeting:

“RESOLVED, that the compensation of our named executive officers, as disclosed in the proxy statement for our 2023 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion, is hereby APPROVED on an advisory basis.”

Vote Required

This proposal to approve, on an advisory (non-binding) basis, our NEO compensation requires the affirmative vote of a majority of shares of our Common Stock present by means of remote communication or represented by proxy at the Annual Meeting and entitled to vote. An abstention has the same effect as a vote against this proposal. Broker discretionary voting is not permitted. Broker non-votes will have no effect on the outcome of this proposal.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF OUR NEO COMPENSATION ON THE ENCLOSED PROXY CARD.

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PROPOSAL FOUR
VOTE, ON AN ADVISORY (NON-BINDING) BASIS, ON THE FREQUENCY OF THE ADVISORY VOTE ON OUR NEO COMPENSATION

What You Are Being Asked to Approve

Section 14A of the Exchange Act, in addition to providing stockholders with the opportunity to cast the advisory vote on our NEO compensation, requires that the Company not less frequently than every six years provide stockholders with the advisory vote on whether the advisory vote on NEO compensation should be held every one, two or three years. The last such vote occurred at our 2017 Annual Meeting.

Our Board continues to believe that a frequency of every one year for the advisory vote on our NEO compensation is the most appropriate choice for conducting and responding to a “say-on-pay” vote for the Company. Stockholders who have concerns about our NEO compensation during the interval between “say-on-pay” votes are welcome to bring their specific concerns to the attention of our Board or the Compensation Committee. Please refer to “Our Stockholder Engagement Process and 2022 Stockholder Engagement Feedback and Outcomes” on page 39 of this Proxy Statement for information about communicating with our Board.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove our Board’s recommendation.

Although this advisory vote on the frequency of the “say-on-pay” vote is non-binding, our Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on our NEO compensation.

Vote Required

The vote, on an advisory basis, on the frequency of the advisory vote on our NEO compensation will be based on the particular frequency receiving the greatest number of votes cast at the meeting with respect to such proposal. An abstention has no effect on the outcome of the proposal. Broker discretionary voting is not permitted. Broker non-votes will have no effect on the outcome of this proposal.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING FOR “1 YEAR”, ON AN ADVISORY (NON-BINDING) BASIS, FOR THE FREQUENCY OF THE ADVISORY VOTE ON NEO COMPENSATION ON THE ENCLOSED PROXY CARD.

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PROPOSAL FIVE
APPROVAL OF AN AMENDMENT TO THE AVANTAX, INC.
2016 EMPLOYEE STOCK PURCHASE PLAN

What You Are Being Asked to Approve

We are asking you to approve an amendment (the “ESPP Amendment”) to the Avantax, Inc. 2016 Employee Stock Purchase Plan (the “Plan” and as amended, restated, amended and restated, supplemented or otherwise modified and in effect prior to the ESPP Amendment, the “ESPP”), which has been recommended by the Compensation Committee and approved by our Board, subject to and effective upon stockholder approval at the 2023 Annual Meeting.

Background and Reasons for the Proposal

The Plan was adopted by our Board on April 18, 2016 upon the recommendation of the Compensation Committee, and upon the subsequent approval by the stockholders, the Plan became effective as of May 24, 2016. A previous amendment to the Plan—which served a similar function and purpose to the amendment contemplated by this proposal—was approved by a stockholder vote at the 2020 annual meeting of stockholders (the “2020 ESPP Amendment”). As of the Record Date, of the 350,000 shares of Common Stock reserved for issuance under the ESPP, 193,709 remained available for issuance under the ESPP. Our Board proposes that the ESPP be further amended to increase the shares authorized under the ESPP by an additional 500,000 shares of Common Stock and to limit the number of shares a participant may purchase under the ESPP during any offering period (the ESPP after giving effect to the proposed ESPP Amendment, the “Amended ESPP”).

Our Board recommends approval of the ESPP Amendment so the Company can continue to offer its eligible employees an opportunity to increase their proprietary interest in the Company and participate in the success of the Company by purchasing shares of Common Stock through payroll deductions on favorable terms. Our Board believes that the ESPP promotes the interests of the Company and our stockholders by encouraging employees of the Company to become stockholders, therefore aligning employee interest with our growth and success. Our Board also believes that the opportunity to acquire a proprietary interest in the Company through the acquisition of shares of Common Stock pursuant to the ESPP is an important aspect of our ability to attract and retain highly qualified and motivated employees.

The ESPP is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the “IRC”), and permits eligible employees of the Company and its designated subsidiaries to purchase Common Stock at a discount using payroll deductions, subject to limits set by the IRC. Stockholder approval of the ESPP Amendment would entitle employees to receive special tax treatment provided by the IRC. The ESPP Amendment would increase the number of shares authorized under the ESPP by an additional 500,000 shares of Common Stock.

Description of the Amended ESPP

The following is a brief description of the Amended ESPP. The complete text of the ESPP and the complete text of the ESPP Amendment are each attached to this Proxy Statement as Appendix A. The following description of the Amended ESPP is a summary of certain provisions of the Amended ESPP and is qualified in its entirety by reference to the full text of the ESPP and the ESPP Amendment.

Purposes. The purposes of the Amended ESPP are to assist our employees and employees of designated subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan that is intended to qualify for favorable tax treatment under IRC Section 423, and to encourage employees to remain with the Company and its subsidiaries.

Administration. The Amended ESPP will be administered by our Board, the Compensation Committee or any Company group or executive officer designated by our Board or the Compensation Committee as responsible for administering all or a portion of the Amended ESPP, except for those items expressly reserved to our Board or the Compensation Committee (as applicable, the “Plan Administrator”). Subject to the provisions of the Amended ESPP, the administrator of the Amended ESPP has the authority and discretion to interpret the Amended ESPP and adopt rules and regulations as it deems necessary to administer the Amended ESPP, and its decisions are conclusive and binding.

Eligibility. Employees are eligible to participate in the Amended ESPP if they meet the following criteria:

●	The employee is employed by the Company, one of its domestic subsidiaries or any other subsidiary designated by our Board or the Compensation Committee, on the first day of an offering period;

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●	The employee does not, immediately after purchasing Common Stock pursuant to the Amended ESPP, own stock constituting 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary; and

●	The employee’s customary employment is for more than 20 hours per week, except that the Plan Administrator has the authority to decrease this minimum requirement or impose additional eligibility requirements for future offerings consistent with IRC Section 423.

Number of Shares; Participation. The ESPP Amendment increases the number of shares reserved for issuance pursuant to the ESPP by 500,000 shares. Subject to adjustment as provided in the Amended ESPP, the total number of shares of Common Stock reserved for issuance under the Amended ESPP is 1,850,000 shares (reflecting the 500,000 shares reserved under the ESPP Amendment, plus 1,000,000 shares originally reserved under the ESPP and 350,000 shares reserved for issuance under the 2020 ESPP Amendment). If an option issued pursuant to the Amended ESPP expires or is canceled without having been exercised, the shares subject to the canceled option will again be available for issuance under the Amended ESPP. As of the Record Date, there were approximately 700 employees who would be eligible to participate in the Amended ESPP.

Terms and Conditions of Offerings. Participation in the Amended ESPP is subject to the following terms and conditions:

●	Offering Periods. The Amended ESPP provides for separate six-month offering periods that begin on each of May 15 and November 15. The Plan Administrator may establish different offering periods for future offerings within the limits set by the Amended ESPP and IRC Section 423.

●	Purchase Price. The purchase price at which Common Stock may be acquired under the Amended ESPP in any offering period is 85% of the lesser of (i) the fair market value of shares of Common Stock on the first day of the offering period and (ii) the fair market value of shares of Common Stock on the last day of the offering period. The fair market value of a share of Common Stock on any date is the closing price for a share of Common Stock as reported for such day on Nasdaq. If no sales of Common Stock were made on Nasdaq on such day, the fair market value is the closing price for a share of Common Stock as reported for the next preceding day on which sales of Common Stock were made on Nasdaq. On the Record Date, the closing sales price per share of Common Stock as reported on Nasdaq was $24.36.

●	Limitations. The right to acquire shares of Common Stock by an employee pursuant to an option under the Amended ESPP (or any other plan intended to meet the requirements of IRC Section 423) during any calendar year may not accrue at a rate that exceeds $25,000 (or such other limit as may be imposed by the IRC) in aggregate fair market value per calendar year, determined as of the offering date of such option. In addition, the aggregate fair market value (determined at the offering date) of all shares purchased by an employee pursuant to the Amended ESPP during any offering period may not exceed $25,000. Our Board or the Compensation Committee may establish for future offering periods an aggregate limit on the number of shares that may be purchased by all employees with respect to an offering period.

●	Payroll Deductions. An employee must authorize a payroll deduction before the start of an offering in order to participate in that offering. On the last business day of the offering, the employee will be deemed to have exercised an option to purchase as many shares as the employee’s payroll deduction will allow at the option purchase price. The amount of payroll withholding for any eligible employee during any pay period must be at least 1% but may not exceed 15% of the employee’s regular cash compensation for such pay period. Amounts may be withheld in whole percentages only.

●	Termination of Employment. Termination of employment for any reason will result in immediate termination of that employee’s participation in the Amended ESPP. Payroll deductions credited to the employee’s account since the beginning of the current offering period will be returned to the employee as soon as practical, without interest.

Adjustment of Shares. If there is any change in Common Stock subject to the Amended ESPP or outstanding awards through a stock dividend, stock split, spinoff, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the capital structure of the Company that results in outstanding securities being exchanged for a different number or class of securities, or if new, different or additional securities of the Company or another corporation are received, then our Board or the Compensation Committee, in its sole discretion, will make appropriate equitable adjustments, including adjustments to the maximum number and kind of shares subject to the Amended ESPP, any maximum number and kind of shares that may be issued with respect to an offering period and the number and kind of shares subject to outstanding options under the Amended ESPP and the purchase price.

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Merger, Acquisition, Liquidation or Dissolution of the Company. In the event of the merger or consolidation of the Company into another corporation, the acquisition by another corporation of all or substantially all of the Company’s assets or the liquidation or dissolution of the Company, the last day of the current offering period will be the business day immediately preceding the effective date of such merger, consolidation, acquisition, liquidation or dissolution unless our Board or the Compensation Committee, in its sole discretion, provides for the assumption or substitution of outstanding awards in a manner complying with IRC Section 424(a).

Amendment and Termination of the Amended ESPP. Our Board or the Compensation Committee may at any time amend, modify, suspend or terminate the Amended ESPP as it deems advisable, except that no such amendment, modification, suspension or termination may, without the consent of the affected individual, alter or impair any rights or obligations under any outstanding rights, and any amendment that would increase the number of shares available under the ESPP, modify the class of employees eligible to participate in the ESPP or otherwise require stockholder approval must be approved by our stockholders.

Term of the Amended ESPP. The Amended ESPP will continue in effect until [•], 2033, unless sooner terminated by our Board or the Compensation Committee.

Federal Income Tax Consequences

The following is a general summary of the U.S. federal income tax consequences that generally will apply to us and participating employees in the United States in connection with the Amended ESPP. The summary is based on the IRC, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this Proxy Statement, and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws. We intend, and this summary assumes, that the Amended ESPP will qualify as an “employee stock purchase plan” under IRC Section 423.

The amounts deducted from a participating employee’s compensation through payroll deductions pursuant to the Amended ESPP will be included in the employee’s compensation and will be subject to federal income and employment tax. No additional income will be recognized by the employee either at the beginning of the offering period or when the employee purchases shares of Common Stock pursuant to the Amended ESPP.

Qualifying Disposition of Shares. The required holding period for favorable federal income tax treatment upon disposition of Common Stock acquired under the Amended ESPP is the later of (i) two years after the first day of the offering period to which the shares of Common Stock relate and (ii) one year after the shares of Common Stock were acquired under the Amended ESPP. When Common Stock is disposed of after the requisite period, or after the employee’s death if the employee dies while holding Common Stock (a “qualifying disposition”), the employee (or in the case of death, the employee’s estate) recognizes ordinary income to the extent of the lesser of (a) the excess of the fair market value of the shares of Common Stock on the first trading day of the offering period over the purchase price of the share of Common Stock or (b) the excess of fair market value of the shares of Common Stock at the time of such disposition over the purchase price of the shares of Common Stock. Assuming that the Compensation Committee approves a maximum number of shares to be purchased by a participant during an offering period, the purchase price is generally equal to 85% of the lesser of the fair market value of the shares of Common Stock on the first day of the offering period and the fair market value of the shares of Common Stock on the last day of the offering period. Any further gain recognized on a qualifying disposition will be long-term capital gain. If the sale price is less than the purchase price, then the employee will not recognize ordinary income, and any loss recognized by the employee generally will be a long-term capital loss.

Disqualifying Disposition of Shares. When an employee sells or disposes of shares of Common Stock acquired under the Amended ESPP (including by way of most gifts) before the expiration of the required holding period (a “disqualifying disposition”), the employee will recognize ordinary income to the extent of the difference between the purchase price for the shares of Common Stock and the fair market value of the shares of Common Stock on the last day of an offering period regardless of the price at which the shares of Common Stock are sold. Any additional gain recognized upon the disqualifying disposition will be capital gain. The capital gain will be long-term if the employee held the shares more than one year. If the sale price is less than the fair market value of Common Stock at the date of exercise, then the employee will recognize a capital loss equal to such difference.

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Tax Deduction by the Company. Even though an employee must treat part of his or her gain on a qualifying disposition of Common Stock acquired under the Amended ESPP as ordinary income, the Company may not take a deduction for this amount. However, if an employee makes a disqualifying disposition of Common Stock acquired under the Amended ESPP, the amount of ordinary income recognized by the employee generally qualifies as a deduction for the Company (or, if applicable, the employer subsidiary), subject to any limitations imposed under the IRC. At any time, the Company (or, if applicable, the employer subsidiary) may, but will not be obligated to, withhold from the employee’s compensation the amount necessary to meet applicable withholding obligations.

New Plan Benefits

Participation in the Amended ESPP is entirely within the discretion of the eligible employees. Because we cannot presently determine the participation levels by employees, the rate of contributions by employees and the eventual purchase price under the Amended ESPP, it is not possible to determine the value of benefits that may be obtained by executive officers and other employees under the Amended ESPP.

Vote Required

This proposal to approve the ESPP Amendment requires the affirmative vote of a majority of shares of our Common Stock present by means of remote communication or represented by proxy at the Annual Meeting and entitled to vote. An abstention has the same effect as a vote against this proposal. Broker discretionary voting is not permitted. Broker non-votes will have no effect on the outcome of this proposal.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF THE ESPP AMENDMENT ON THE ENCLOSED PROXY CARD.

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PROPOSAL SIX

ADOPTION OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE EXCULPATION OF CERTAIN OF OUR OFFICERS AS PERMITTED BY DELAWARE LAW

Background

The DGCL was recently amended to permit Delaware companies to exculpate their officers, in addition to their directors, for personal liability in certain actions. After careful consideration, the Board adopted and approved, and has recommended that our stockholders adopt, an amendment to our Charter to provide for the exculpation of certain of our officers pursuant to these recent amendments to the DGCL.

As amended, the DGCL only permits, and the Charter Amendment would only permit, exculpation of officers for claims that do not involve breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. In addition, under the Charter Amendment, the exculpation of officers would not apply to claims brought by or in the right of the Company, such as derivative claims. The text of the Charter Amendment is set forth in Appendix B.

Taking into account the limits on the type of claims for which officers’ liability would be exculpated, and the benefits our Board believes would accrue to the Company and our stockholders in the form of an enhanced ability to attract and retain talented officers, the potential to discourage frivolous lawsuits and the potential to decrease the cost of directors’ and officers’ insurance in the future, our Board determined that it is in the best interests of the Company and our stockholders to adopt the Charter Amendment.

Proposed Amendment

If adopted, the Charter Amendment would modify Article 10 of our Charter as follows, with added text underlined and deleted text stricken:

To the full extent that the Delaware General Corporation Law, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors and officers, no ~~a~~ director or officer of the corporation shall ~~not~~ be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any amendment to or repeal of this Article 10 shall not adversely affect any right or protection of a director or officer of the corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

Vote Required

This proposal to adopt the Charter Amendment requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock present by means of remote communication or represented by proxy at the Annual Meeting and entitled to vote is required to approve the proposal. If this proposal to adopt the Charter Amendment is approved by our stockholders, we will file the Charter Amendment with the Secretary of State of the State of Delaware shortly after the Annual Meeting. If this proposal to adopt the Charter Amendment is not approved by our stockholders, the Charter Amendment will not become effective. An abstention has the same effect as a vote against this proposal. Broker discretionary voting is not permitted. Broker non-votes will have no effect on the outcome of this proposal.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ADOPTION OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE EXCULPATION OF CERTAIN OF OUR OFFICERS, AS PERMITTED BY DELAWARE LAW, ON THE ENCLOSED PROXY CARD.

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AUDIT COMMITTEE REPORT

Audit Committee Members

Each member of the Audit Committee is an independent director as defined in the Nasdaq rules, meets the independence criteria in the applicable SEC rules and meets the financial knowledge requirements set forth in the Nasdaq rules. Our Board has determined that Ms. Zappone, Mr. Ernst and Ms. Hayles are “audit committee financial experts” under SEC rules and meet the financial sophistication and professional experience requirements set forth in the Nasdaq rules. The Audit Committee has directed the preparation of this report and has approved its content and submission to the stockholders.

Principal Purposes and Responsibilities of the Audit Committee

The principal purposes of the Audit Committee are to:

●	Assist our Board in oversight and monitoring of (i) the Company’s accounting and financial reporting processes and audits of the Company’s financial statements, (ii) the integrity of the Company’s financial statements, (iii) the Company’s enterprise risk management and compliance with legal and regulatory requirements, (iv) the Company’s independent registered public accounting firm’s qualifications, independence and performance, (v) the Company’s internal audit function, internal accounting and financial controls, disclosure controls and procedures and internal control over financial reporting and (vi) compliance with our Code of Conduct;
●	Provide our Board with the results of its monitoring and recommendations derived from such monitoring;
●	Prepare the report that the rules of the SEC require to be included in the Company’s annual proxy statement; and
●	Provide our Board such additional information and materials as it may deem necessary to make our Board aware of significant financial and compliance matters that require the attention of our Board.

The role and responsibilities of the Audit Committee are fully set forth in the Audit Committee’s written charter, which was approved by our Board and is available on the Company’s website at https://investors.avantax.com.

Management is responsible for Avantax’s internal control over financial reporting, preparation of financial statements and the financial reporting process. The Company’s independent registered public accounting firm, which for 2022 was Ernst & Young LLP, is responsible for performing an independent audit of Avantax’s consolidated financial statements and internal control over financial reporting in accordance with standards set by the Public Company Accounting Oversight Board (“PCAOB”) and to issue reports thereon. The Audit Committee monitors and oversees these processes. Audit Committee members rely, without independent verification, on the information provided to them and on the representations made to them, by management and the independent registered public accounting firm.

In this context, during 2022, the Audit Committee:

●	Discussed the overall scope and plans for audits with EY;
●	Met and held discussions with EY, both with and without management present, to discuss the results of the audits, management’s evaluation of Avantax’s internal control over financial reporting and EY’s opinion thereof and the overall quality of Avantax’s financial reporting;
●	Reviewed and discussed the quarterly and annual financial results prior to the publication of those results and the filing of those results;
●	Discussed with EY the matters required to be discussed by the applicable requirements of the PCAOB;
●	Reviewed and discussed the unaudited and audited financial statements with management and EY, including EY’s opinion on the audited financial statements; and
●	Received the written disclosures and letter from EY required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with EY its independence. The Audit Committee has received reports from EY and Company management relating to services provided by EY and associated fees. In this regard, the Audit Committee has considered whether or not the provision of non-audit services by EY for the year 2022 is compatible with maintaining the independence of the firm.

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In connection with the evaluation, appointment and retention of the independent registered public accounting firm, each year the Audit Committee reviews and evaluates the qualifications, performance and independence of the independent registered public accounting firm and lead partner, including consideration of input from management. In doing so, the Audit Committee considers various factors including, but not limited to: quality of services provided; technical expertise and knowledge of the industry and Avantax’s business and operations; effective communication; objectivity; independence; and the potential impact of changing independent registered public accounting firms. Based on this evaluation, the Audit Committee has retained EY as our independent registered public accounting firm for 2023. The Audit Committee and our Board believe that it is in the best interests of the Company and our stockholders to continue retention of EY to serve as our independent registered public accounting firm. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee recommends that our Board request that the stockholders ratify the appointment of the independent registered public accounting firm each year.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 28, 2023.

Audit Committee of the Board of Directors

Mary S. Zappone, Chair
Mark A. Ernst

E. Carol Hayles
Kanayalal A. Kotecha

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FEES PAID TO INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2022 AND 2021

Professional Accountant Fees

The aggregate fees billed by the Company’s current independent registered public accounting firm, EY, to the Company and its subsidiaries during 2022 and 2021 were as follows:

	2022	2021
Audit Fees. Fees for professional services necessary to perform the annual audit of the Company’s consolidated financial statements and internal control over financial reporting, review interim financial statements, review SEC filings, fulfill statutory and other attestation service requirements and provide comfort letters and consents	$2,336,016	$2,170,294
Tax Fees. Fees for professional services rendered for tax compliance, tax planning and tax advice related to mergers and acquisitions, divestitures and communications with and requests for rulings from taxing authorities	$—	$$15,450
Audit-Related Fees. Fees for assurance and related services, including due diligence related to mergers, acquisitions and divestitures, accounting consultations and audits in connection with acquisitions, internal control reviews, attestation services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards	$791,925	$—
All other Fees. Annual license fees for accounting research software products	$—	$—
TOTAL	$3,127,941	$2,185,744

Pre-Approval Policy

The Audit Committee pre-approves all audit and non-audit services to be performed by our independent registered public accounting firm. As part of its pre-approval procedures, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on the independence of registered public accounting firms. The Audit Committee has considered whether the provision by EY of the non-audit services described above is compatible with EY’s independence. After consideration, the Audit Committee has determined that EY’s independence as a registered public accounting firm has not been compromised by its provision of these services. All audit and non-audit services provided by EY in 2021 and 2022 were pre-approved by the Audit Committee in accordance with the foregoing policy and the applicable SEC rules and regulations.

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TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

As set forth in our Corporate Governance Guidelines, the Audit Committee has adopted a written policy relating to the approval of transactions with related parties (such policy, our “Related Party Transaction Policy”). Under our Related Party Transaction Policy, proposed related person transactions (which generally include any transactions by the Company or any subsidiary with an officer or director of the Company, a stockholder who owns more than 5% of our Common Stock or a family member of any such persons) must be disclosed to our Chief Financial Officer. If the Chief Financial Officer determines that the transaction is a related person transaction, the Audit Committee must generally review and approve such related person transaction in advance.

In determining whether to approve a related person transaction, the Audit Committee considers whether the terms of the related person transaction are fair to the Company at the time of authorization; the business reasons for the Company to enter into the related person transaction; whether other comparable transactions with non-related parties were considered, and if so, the terms of such transactions and the reason for the selection of the related person transaction; the value of the transaction to the Company and to the related person; whether the transaction would impair the independence of a previously independent director; and any other factors that are relevant to a determination of whether the terms of the transaction and the process that led to it, are fair to the Company.

Related Person Transactions

Since January 1, 2022, there have not been any transactions, nor are there any currently proposed transactions, in which the Company was or is to be a participant, where the amount involved exceeded $120,000, and in which any related person had or will have a direct or indirect material interest. A copy of our Corporate Governance Guidelines, including the applicable provision relating to our Related Party Transaction Policy, is available on the Company’s website at https://investors.avantax.com.

Charitable Contributions

During 2022, we did not make any contributions to any charitable organization in which an independent director served as an executive officer in 2022.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each of the following directors served on the Compensation Committee for all or a portion of 2022:

Compensation Committee Service in 2022
E. Carol Hayles (until March 11, 2022)
Tina Perry (full year)
Karthik Rao (full year)
Jana R. Schreuder (full year)

None of the Company’s directors who currently serve, or during the past year have served, as members of the Compensation Committee is, or has, at any time, been one of the Company’s officers or employees. None of the Company’s executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or the compensation committee (or a committee performing similar functions) of any other company that had one or more executive officers serving on our Board or the Compensation Committee.

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 INFORMATION REGARDING EXECUTIVE OFFICERS

Executive Officers

Executive officers are elected annually by our Board to serve at our Board’s discretion until their successors are duly elected and qualified or until their earlier death, resignation or removal. The following table and biographies set forth information as of [●], 2023 regarding our NEOs and current executive officers:

Name	Age	Position
Christopher W. Walters	49	President, Chief Executive Officer and Director
Marc Mehlman	46	Chief Financial Officer
Todd C. Mackay	49	President, Avantax Wealth Management
Tabitha Bailey	37	Chief Legal Officer and Corporate Secretary
Ann J. Bruder (1)	57	Former Chief Legal, Development and Administration Officer and Secretary
Curtis A. Campbell (2)	50	Former President, TaxAct and Software
(1) Ms. Bruder resigned from her position, effective February 1, 2023.
(2) Mr. Campbell transferred to the Buyer, effective December 19, 2022, as part of the TaxAct Sale.
Christopher W. Walters
President, Chief Executive Officer and Director
Mr. Walters was appointed to serve as the Company’s President and Chief Executive Officer effective January 30, 2020, and he has served as a member of our Board since 2014. See “Proposal One—Election of Directors” beginning on page 40 for a discussion of his experience and qualifications.
Marc Mehlman
Chief Financial Officer
Mr. Mehlman was appointed to serve as the Company’s Chief Financial Officer effective April 27, 2020. Prior to joining the Company, Mr. Mehlman served in various leadership positions at Thomson Reuters Corporation, a media and information services company, for 15 years, primarily focused on finance, financial strategy and business operations. Most recently, as General Manager from September 2018 to April 2020, Mr. Mehlman built and led both the Large and Strategic Corporate customer segments where he and his team were responsible for the entirety of Thomson Reuters’ business to large multi-national corporations. In that role, he led a 600-person team across sales, retention and proposition roles in Europe and the United States. Prior to that, Mr. Mehlman served as Managing Director of Thomson Reuters Corporation’s ONESOURCE Direct Tax, a global provider of corporate tax software and services, from January 2016 to June 2018, where he was responsible for leading the tax preparation segment of the business, and he served as Vice President Finance/Operations of ONESOURCE, a corporate tax and accounting software platform, from August 2013 to December 2015, where he was responsible for overseeing all financial aspects of the business. Mr. Mehlman’s roles with Thomson Reuters prior to that included Vice President, Investor Relations; Vice President, Business Development; Head of Financial Strategy - Sales & Trading; and Director of Finance - Scientific Division. Before joining Thomson Reuters, Mr. Mehlman served as a portfolio manager at investment firm Sanford C. Bernstein. Mr. Mehlman holds a B.A. from Binghamton University and an MBA from the Leonard N. Stern School of Business at New York University.
Todd C. Mackay
President, Avantax Wealth Management
Mr. Mackay was appointed President of Avantax Wealth Management effective April 20, 2020. From June 2019 to April 2020, Mr. Mackay served as the Company’s Chief Business Operations and Development Officer. From December 2018 to June 2019, Mr. Mackay served as Executive Vice President of Corporate Development and Interim CEO of H.D. Vest, Inc. (which is now Avantax Wealth Management). Prior to that, Mr. Mackay served as the Executive Vice President and Interim General Manager of TaxAct from May 2018 until December 2018. Mr. Mackay also served as the Company’s Executive Vice President of Corporate Development from 2015 to June 2019, and, prior to that, Mr. Mackay served as an advisor to the Company’s executive team focusing on strategy and mergers and acquisitions from 2014 to 2015. Mr. Mackay was a co-founder of P2Binvestor, Inc., a crowd funding business providing working capital loans to small- and medium-sized businesses, where he served on the executive team from 2013 to 2014. In addition, Mr. Mackay served as Executive Vice President in charge of Finance and Corporate Development for Emerge Digital Group, a digital media company, from 2011 to 2012. Mr. Mackay served in various executive positions at E-Trade Financial Corporation, an electronic trading platform, from 1999 to 2010, where he served as the Executive Vice President in charge of Global Corporate Development and Corporate Treasury and Executive Vice President in charge of the Asian broker-dealer business. Mr. Mackay previously held various positions with Telebanc Financial Corp., a financial services provider, Robertson Stephens, a wealth management firm, and Alex Brown, a diversified financial services company, focusing on financial institutions and financial technologies. He has also served on the board of directors of both private and public broker dealers outside of the United States. Mr. Mackay received an A.B. from Princeton University in Economics with a focus on mathematics.

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Tabitha Bailey
Chief Legal Officer and Corporate Secretary
Ms. Bailey was named the Company’s Chief Legal Officer and Corporate Secretary in January 2023, previously serving as Vice President, Legal Affairs and SEC Counsel since November 2020. From January 2019 to November 2020, Ms. Bailey served as Vice President, General Counsel and Corporate Secretary at TransAtlantic Petroleum Ltd., an international oil and natural gas field exploration services company (“TransAtlantic”). Prior to this role, she served as Associate General Counsel of TransAtlantic from June 2017 to January 2019. From October 2013 to June 2017, Ms. Bailey served as an attorney in the corporate department at Akin Gump Strauss Hauer & Feld LLP, where she represented clients in mergers, acquisitions, capital raising, securities compliance and other strategic transactions across a broad range of industries. Ms. Bailey began her career as an attorney in the corporate department at Haynes and Boone, LLP. She has a J.D. from Vanderbilt University Law School and a B.A. in International Studies from the University of Mississippi.

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The purpose of this Compensation Discussion and Analysis (“CD&A”) is to provide our stockholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process and 2022 compensation programs and decisions for our NEOs.

Our Named Executive Officers

Our NEOs for 2022 are set forth below.

This CD&A is divided into three sections:

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Executive Summary

2022 Financial and Business Information

Business Overview

Avantax delivers tax-focused wealth management solutions for financial professionals, tax professionals and CPA firms, supporting our goal of minimizing clients’ tax burdens through comprehensive tax-focused financial planning. We have two distinct, but related, models within our business: the independent financial professional model and the employee-based model. We refer to our independent financial professional model as Avantax Wealth Management®. Avantax Wealth Management offers services through its registered broker-dealer, registered investment advisor (“RIA”), and insurance agency subsidiaries and is a leading U.S. tax-focused independent broker-dealer that works with a nationwide network of financial professionals operating as independent contractors. We refer to our employee-based model as Avantax Planning Partners℠. Avantax Planning Partners offers services through its RIA and insurance agency by partnering with CPA firms to provide their consumer and small-business clients with holistic financial planning and advisory services.

Divestiture of Tax Software Business

On October 31, 2022, we entered into a Stock Purchase Agreement (the “Purchase Agreement”) with TaxAct Holdings, Inc. (f/k/a Avantax Holdings, Inc.), a Delaware corporation and a direct subsidiary of Blucora, Inc., Franklin Cedar Bidco, LLC, a Delaware limited liability company (the “Buyer”), and, solely for purposes of certain provisions thereof, DS Admiral Bidco, LLC, a Delaware limited liability company, pursuant to which we agreed to sell our tax software business to the Buyer for an aggregate purchase price of $720.0 million in cash, subject to customary purchase price adjustments set forth in the Purchase Agreement (the “TaxAct Sale”). The TaxAct Sale closed on December 19, 2022. In connection with the TaxAct Sale, we entered into a Transition Services Agreement with the Buyer pursuant to which each party agreed to provide the other with certain transition services for an initial period ending on June 19, 2023 with optional subsequent renewal periods. The TaxAct Sale allowed us to become a pure-play wealth management company.

In connection with the TaxAct Sale, on December 19, 2022, Mr. Campbell transferred to the Buyer, and ceased being an executive officer of the Company. Following the TaxAct Sale, the Company restructured the roles of certain members of management, resulting in Ms. Bruder resigning from her position effective February 1, 2023. To provide for an orderly transition of her responsibilities and to support the initial delivery of transition services in connection with the TaxAct Sale, Ms. Bruder agreed to serve as a consultant of the Company through June 30, 2023.

Financial Performance

2022 and Early 2023 Financial and Business Highlights
For the 2022 fiscal year, we achieved record setting growth in several key metrics we use to measure our financial performance and achieved several strategic milestones. We:
●	Added a total of approximately $1.7 billion of newly recruited assets for the full year of 2022, setting a record for the Company and exceeding full year 2021 newly recruited assets of $929 million.
●	Delivered net positive asset flows totaling $1.3 billion for 2022, setting a record for the Company.
●	Ended the year with $263.9 million in cash and cash equivalents and no outstanding indebtedness under our credit facility, compared to $100.6 million in cash and cash equivalents and $561.3 million of outstanding indebtedness under our credit facility at December 31, 2021.
●	Ended the year with total client assets of $76.9 billion, $38.3 billion of which were advisory assets, representing 49.8% of total client assets, setting a record for the Company.
●	Completed the TaxAct Sale for an aggregate purchase price of $720 million in cash, subject to customary purchase price adjustments, contributing to a $472.2 million pre-tax gain on disposal.
●	Returned over $262 million in capital to stockholders in January and February 2023 through open market repurchases and a modified “Dutch auction” tender offer as part of our plan to return approximately $400 million to $450 million of capital to our stockholders, using a combination of proceeds from the TaxAct Sale and borrowings under our current delayed draw term loan facility.

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2022 Say-on-Pay Vote

Overview

We hold advisory votes on the compensation of our NEOs (a “say-on-pay vote”) at every annual meeting of stockholders. Our Board values the opinions of our stockholders and believes an annual advisory vote allows our stockholders to provide us with their input on our executive compensation program.

At our 2022 Annual Meeting, we received the support of approximately 90% of the votes cast on our say-on-pay vote. This was a significant increase from the approximately 20.4% level of support that we received in 2021 and was aligned with the level of support we received in the five years prior to the 2021 vote, when stockholder support averaged 95.7% a year. Following our 2021 Annual Meeting, we undertook robust stockholder engagement efforts to listen to stockholder concerns about our executive compensation program, and we took actions to respond to this feedback for our 2022 program, which we retained in our 2023 program.

Timing of Compensation Committee Actions for 2022 Executive Compensation

The table below summarizes the executive compensation plan design and stockholder engagement process for 2022.

Winter 2021		Spring 2022		Summer 2022		Fall 2022
● Approved base salaries, bonus / equity targets, metrics and weighting for 2022 compensation program. ● Approved grants of 2022 equity awards.		● Conducted in-season engagements with many of our largest stockholders to answer questions and understand their views on 2021 compensation.		● Reviewed annual meeting results in detail to determine appropriate next steps. ● Prepared for stockholder outreach in fall.		● Conducted stockholder outreach. ● Reported stockholder feedback to our Board. ● Approved 2023 incentive plans, incorporating stockholder feedback.
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Key Themes from Recent Stockholder Engagement

The table below outlines specific feedback and topics discussed during our stockholder engagement efforts during 2021 and 2022 and the actions we have taken in response under our executive compensation programs as well as in enhancing our disclosure in this CD&A:

What We Heard		Actions Taken
Overall Pay Levels:	Concern regarding the level of CEO pay	No increase to base salary, target bonus or target grant value of long-term equity incentive awards for our CEO for 2021 or 2022.
Mix of Equity Awards:	Preference for heavier weighting on performance-based awards in NEO long-term equity incentive awards	Increased the percentage of target compensation represented by performance-based restricted stock units (“PRSUs”) from 35% to 60% for our CEO and from 35% to 50% for our other NEOs for 2022.
Performance Period of PRSUs:	Preference for PRSU awards subject to achievement of performance goals over a multi-year performance period rather than a goal for a single year during the three-year performance period	For 2022, PRSU awards are subject to achievement of three-year cumulative performance metrics.
Maximum Bonus Payout:	Preference for lower maximum payout under Short-Term Executive Bonus Program	Reduced the maximum payout under the 2022 Short-Term Executive Bonus Program from 240% of target to 200% of target, inclusive of the impact of any individual performance modifiers.
Disclosure of Vesting Cap on PRSUs:	Preference for greater disclosure regarding the negative TSR vesting cap applicable to TSR-based PRSUs	Clarified that vesting of the portion of PRSUs subject to the relative TSR performance metric is capped at 100% of target if the Company’s absolute TSR is negative over the performance period.
One-Time Awards:	Preference for limited use of one-time awards delivered to NEOs

No one-time awards for NEOs approved in 2022.

The Compensation Committee will continue to carefully consider any one-time awards, taking into account the feedback from its stockholders along with the input of its independent compensation consultant and the Company’s executive compensation philosophy and objectives.

In connection with her post-employment consulting arrangement, Ms. Bruder was granted a restricted stock unit (“RSU”) award that is scheduled to vest in July 2023, as described below, based on Ms. Bruder’s continued services to the Company in relation to certain key transition matters in connection with the TaxAct Sale.

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2022 Executive Compensation Highlights

●	No Increase to CEO Target Compensation. Base salary, target bonus, and the target grant value of long-term equity incentive awards were kept unchanged for our CEO in 2022, holding these compensation elements flat since he became CEO in 2020.

●	No One-Time Grants. We did not approve any one-time grants to our NEOs in 2022, consistent with 2021. However, in connection with her post-employment consulting arrangement, Ms. Bruder was granted an RSU award that is scheduled to vest in July 2023, as described below, based on Ms. Bruder’s continued services to the Company in relation to certain key transition matters in connection with the TaxAct Sale.

●	Pay for Performance – Performance-based RSUs. For the 2020-2022 PRSUs, 31% of the awards vested after the end of the performance period as the relative TSR component achieved between threshold and target; however, the Company did not achieve the required level of non-GAAP EPS for 2022 for the non-GAAP EPS component.

●	Pay for Performance – Annual Bonus Plan. For the 2022 Short-Term Executive Bonus Program, the Compensation Committee approved bonuses ranging from 114% to 123% of target, based on financial performance, and after applying individual performance modifiers.

●	Continued Emphasis on Equity Awards in Pay Mix. On average, 52% of our NEOs’ target direct compensation for 2022, and 72% of our CEO’s target direct compensation, was granted in the form of equity.

●	Adjustment of Peer Group. In response to stockholder feedback, the Committee made substantial adjustments to the peer group used for comparing compensation beginning in 2022.

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Executive Compensation Elements at a Glance

2022 Pay Mix

For our CEO, 89% of 2022 target annual direct compensation, and, on average, 77% of 2022 target annual direct compensation for the other NEOs, was at risk and based either on the Company’s financial performance or our stock price.

(1)	The value of RSU awards is based on the stock price only.

(2)	The value of Option awards is driven by the stock price performance over the exercise price of each award.

(3)	The value of the Annual Bonus Plan award is driven by the Company’s financial performance.

(4)	The value of the PRSUs is driven by the Company’s financial performance and relative TSR performance, as well as with the overall the Company stock price.

2022 CEO Realized Compensation

Because a significant portion of our CEO’s compensation is both performance-based and at risk, the ultimate value realized will match or exceed the target value only when the Company’s stock price increases and certain financial targets are met.

We believe the “realized” compensation and its relationship to target compensation are reflective of the Compensation Committee’s emphasis on “pay-for-performance” in that differences between realized pay and target compensation, as well as fluctuations year-over-year, are in part the result of our stock performance and our varying levels of achievement against pre-established performance goals under our incentive programs.

Mr. Walters was appointed CEO in January 2020. Because the 2020-2022 PRSUs vested based on achievements finalized at the beginning of 2023, in 2022, he did not yet have the opportunity to realize any value from those awards. The RSUs and options granted to Mr. Walters in 2020 and 2021 vest ratably over three years. In 2022, Mr. Walters realized value from the portion of the RSUs that vested during the year and from the options he exercised during the year.

The following graph compares our CEO’s total target compensation to the compensation “realized” by him for 2022.

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Notes:

●	Target compensation reflects: (i) base salary rate for 2022; (ii) the target annual bonus plan award; and (iii) the intended grant date fair value of LTIP awards.
●	Realized Compensation reflects: (i) base salary earned in 2022; (ii) the actual annual bonus plan award earned for 2022 based on achievement against pre-established objectives; (iii) the actual value of options exercised in 2022 (net of exercise price), and (iv) the actual value of RSU awards that vested in 2022.

Additional details regarding the 2022 compensation of our NEOs is provided on page 91 under “2022 Summary Compensation Table” and throughout this CD&A.

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Our Executive Compensation Practices

The Compensation Committee reviews on an ongoing basis the Company’s executive compensation program to evaluate whether it supports the Company’s executive compensation philosophy and objectives and is aligned with stockholder interests. Our 2022 executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

What we do:		What we don’t do:
✓	Pay for Performance: 89% of our CEO’s 2022 target annual direct compensation and, on average, 77% of the 2022 target annual direct compensation for our other NEOs was at risk compensation.	x	Pledging or Hedging: Our Insider Trading Policy does not permit margining, pledging, hedging, short sales of or trading options related to our stock by any director, officer or employee.
✓	Multi-Year Vesting Period: A significant portion of our executive performance-based compensation is subject to multi-year vesting schedules that require sustained performance over time. This aligns the interests of our executive officers with those of our stockholders.	x	Dividends on Stock Options or Stock Appreciation Rights (“SARs”) or Unearned Awards: No dividends or dividend equivalents accrue on stock options or SARs or are paid on unearned awards.
✓	Listen to Stockholders: We engage in robust stockholder outreach and hold an advisory vote on executive compensation annually and consider our stockholder feedback and the voting results when setting and reviewing our compensation practices and policies.	x	Repricing Stock Options or SARs: Our 2018 Plan prohibits the repricing of stock options and SARs without stockholder approval. Our 2018 Plan also prohibits the Company from purchasing or replacing underwater stock options or SARs without stockholder approval.
✓	Pay Determinations: We engage in a rigorous process to establish total direct compensation and its components, including reviewing market and survey data sourced from our peer group of companies and our industry.	x	No Discounted Options or SARs: Our 2018 Plan prohibits the granting of stock options and SARs with exercise prices below fair market value.
✓	Independent Compensation Consultant: We utilize an independent compensation consultant hired by and reporting to our Compensation Committee.	x	Liberal Share Recycling or Share Counting: Our 2018 Plan does not permit liberal share recycling or liberal share counting so as to provide clear information about share usage.
✓	Comprehensive Clawback Policy: We have a clawback policy that would allow us to recoup certain compensation and awards paid to our executive officers in certain circumstances in the event that there is a restatement of our financial results.	x	No Service-Based Defined Benefit Pension Plan: We do not maintain a defined benefit pension plan.
✓	Stock Ownership Guidelines: We have stock ownership guidelines that require stock ownership by our executive officers to align them with long-term stockholder interests (five times (5x) annual base salary for our CEO and three times (3x) annual base salary for our other executive officers).	x	Evergreen Feature: Our 2018 Plan does not allow for automatic replenishment of the share reserve.
✓	Minimum Vesting Requirements: Our 2018 Plan has minimum vesting requirements for awards, with no awards permitted to vest prior to the first anniversary of the grant date, subject to certain exceptions.	x	Tax Gross-up Provisions for Change of Control: We do not have change of control related tax gross-up provisions in our executive employment agreements, our equity award agreements or the Executive Severance Plan.
✓	Double Trigger Change of Control Provisions: Under the award agreements under our 2018 Plan, our executive employment agreements and the Avantax, Inc. Executive Change of Control Severance Plan (the “Executive Severance Plan”), change of control benefits are subject to “double trigger” payment provisions requiring that an executive officer experience a qualifying termination of employment in connection with a change of control to receive change of control benefits.
✓	Limited Perquisites and Personal Benefits: We provide limited perquisites and personal benefits to our NEOs.

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Establishing and Evaluating Executive Compensation

Executive Compensation Philosophy and Objectives

Our compensation program is intended to attract, retain and motivate top-talent executives as leaders and compensate executive officers appropriately for their contribution to the attainment of our financial, operational and strategic objectives. In addition, we believe it is important to strongly align their interests with our stockholders’ interests by emphasizing incentive-based compensation and to discourage excessive or inappropriate risk taking.

To achieve our goal of paying for performance and aligning the interests of our executive officers with those of our stockholders, the Compensation Committee utilizes the following executive compensation philosophy, which we believe helps accomplish our vision of a compensation program that is competitive, aligned, balanced and engaging:

Philosophy

Competitive	Enable us to attract, motivate and retain a diverse mix of high-caliber individuals who will maximize the potential of the business over time.

Aligned

Establish clear alignment of executives with the best interests of our stockholders, operational excellence and the short-term and long-term financial outcomes and value-drivers of the business. A majority of the executives’ pay should be at risk and vary with performance outcomes of stockholders and the Company.

Executives are rewarded based on growth and performance separate from market factors.

Balanced

Foster sustained growth and alignment through a balanced approach to compensation design.

Compensation design should have appropriate flexibility to allow for consideration of how results were achieved, consistent with our values, and the unique operating context of the Company. Compensation design should not motivate excessive or unethical risk taking.

Engaging	Encourage achievement of the Company’s overall strategy and goals through maximizing enterprise-wide collaboration and integration with the Company’s core values, ethics and culture.

Our Compensation Committee adopted an executive compensation program for 2022 that it believed would allow us to be competitive with our compensation peer group and with the companies with whom we compete for talent while also focusing on internal pay parity and driving toward achievement of our operational and strategic objectives. Our compensation program is also intended to reflect market expectations for at risk compensation so that we are able to retain our executive officers and attract additional executive officers when it becomes necessary. See “Compensation Discussion and Analysis – What We Pay and Why” for more details about the elements of the program.

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Compensation Process

The Compensation Committee’s Role in Establishing Compensation

Our Compensation Committee is composed entirely of independent directors and administers our executive officer compensation program. The responsibilities of the Compensation Committee include annually evaluating the performance of the CEO and other executive officers and approving the compensation levels of each of them, taking into account input received from management, the Compensation Committee’s independent compensation consultant and stockholders, peer group practices, and survey and market data. The CEO’s compensation is also approved by the independent directors of the Board. It is the Compensation Committee’s responsibility to establish the Company’s compensation philosophy and objectives. In carrying out its oversight responsibilities, the Compensation Committee regularly reports to the Board on the actions it has taken and confers with the Board on compensation matters, as necessary.

The Compensation Committee’s responsibilities regarding executive compensation are further described under see “Committees of Our Board” on page 24.

The Compensation Committee undertakes an annual process to review and confirm its approach to total compensation and to determine the compensation elements to be used in the executive compensation program for the year as well as the relative weight of each element.

Our Board has selected the Compensation Committee members for their experience and abilities in determining compensation. The Compensation Committee uses a data driven, objective approach, supplemented by a consideration of qualitative factors. Although the Compensation Committee did not formally target a specified percentile rank of total direct compensation or individual compensation elements during 2022, the Compensation Committee did use such data to assess the overall competitiveness of the 2022 executive compensation program.

The Company’s legal advisors, human resources department and corporate accounting department also support the Compensation Committee in developing and administering the Company’s compensation plans and programs.

Management’s Role in Establishing Compensation

The Compensation Committee believes it is appropriate to consult with management on executive compensation matters because each member of management has significant involvement in and knowledge of the Company’s business goals, strategies and performance and can provide input and valuable feedback. The CEO provides recommendations with respect to the other executive officers’ compensation, but he does not participate in decisions regarding his own compensation. The Compensation Committee considers management’s recommendations but retains full discretion in determining executive compensation.

Management was regularly invited to attend Compensation Committee meetings during 2022. However, at these meetings, the Compensation Committee regularly met in executive session without the CEO or other members of management, and no member of management was present while his or her own compensation was being decided.

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Role of Independent Compensation Consultants

For 2022, Meridian was retained by the Compensation Committee to serve as an independent compensation consultant to provide information and objective advice regarding executive compensation. Meridian regularly attended Compensation Committee meetings during 2022 in its role as an independent compensation consultant to provide advice with respect to executive compensation matters.

During 2022, Meridian assisted the Compensation Committee with the review and assessment of the peer group for the Company, advice regarding the Company’s compensation philosophy, advice on executive compensation levels and practices, guidance on the design of our executive compensation plans and periodic reports to the Compensation Committee on market and industry compensation trends and regulatory developments.

Other than services provided by Meridian to the Nominating and Governance Committee in connection with the review of non-employee director compensation, the Compensation Committee approved all engagement fees and other retention terms for Meridian. The Compensation Committee assessed the independence of Meridian pursuant to applicable SEC and Nasdaq rules and concluded that its work for the Compensation Committee and the Nominating and Governance Committee did not raise any conflicts of interest.

Market Comparison

Use of Market Data

In establishing target compensation levels, the Compensation Committee considers market practices, internal pay parity (which is based on position, responsibility and contribution of the applicable NEO) and the Compensation Committee’s assessment of the appropriate pay mix for a particular position. In order to gauge the competitiveness of our compensation programs, the Compensation Committee reviews compensation practices and pay opportunities from a selection of publicly traded peer companies in the financial and technology sectors as well as general industry survey data. The Compensation Committee strives to position the Company to attract and retain qualified executives in the face of competitive pressures in its relevant labor markets.

Competitive Market

In determining 2022 compensation, the Compensation Committee approved a compensation peer group to evaluate the market competitiveness of executive pay opportunities. The 2022 peer group consisted of a select group of companies that the Compensation Committee believed were representative of the market in which we competed for talent and which were selected based on the guiding principles set forth below. The Compensation Committee recognizes that there is a difference between the companies against which we competed for executive talent and the companies against which we compete for capital and, therefore, uses different peer groups for these two different purposes. Accordingly, the peer group for measuring performance with respect to the 2022 PRSU awards is based on the companies in the Russell 2000 index over the applicable performance period.

The Compensation Committee reviewed the guiding principles used for selecting members of the compensation peer group to be used for evaluating 2022 executive compensation decisions, and established them as follows:

●	The compensation peer group should appropriately reflect the mix of our operations across Wealth Management and Tax Software;
●	Our revenue should be positioned near the 50th percentile of the compensation peer group; and
●	Additional screening on areas such as EBITDA margin, enterprise value, business complexity, consumer orientation, growth profile and other factors should also be considered in establishing the compensation peer group.

This reflects the following changes to the guiding principles used for evaluating 2022 executive compensation, which were made in response to stockholder feedback:

●	Included EBITDA margin as a screening factor as a measure of financial health, maturity and profitability;
●	Replaced the market capitalization screening factor with a factor based on enterprise value (in addition to revenue) because the Compensation Committee believes enterprise value represents a more comprehensive definition of total company value (inclusive of market capitalization, debt and cash); and
●	Refined the industries and business models considered in screening to be aligned with our business.

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The Compensation Committee then modified the 2022 compensation peer group to:

●	Remove three companies as a result of acquisition activity;
●	Remove two companies because of less relevant industry and business alignment with our business; and
●	Add eight companies that the Compensation Committee believed to be comparable to the Company due to their similar business models, consumer demographics, vertical orientation and revenue.

2022 Compensation Peer Group (1)
AllianceBernstein Holding L.P.	LendingClub Corporation
Artisan Partners Asset Management Inc.	LendingTree, Inc. (2)
BrightSphere Investment Group Inc. (2)	PRA Group, Inc. (2)
Cowen Inc. (2)	PROG Holdings, Inc. (2)
Envestnet, Inc.	Shutterstock, Inc. (2)
Federated Hermes, Inc.	Virtus Investment Partners, Inc.
Focus Financial Partners Inc. (2)	WisdomTree Investments, Inc.
H&R Block, Inc. (2)	Ziff Davis, Inc.
(1)	The Compensation Committee removed the following companies that were previously included in the 2021 Compensation Peer Group:

●	Removed as a result of acquisition activity: Eaton Vance Corp.; Glu Mobile, Inc.; Waddell & Reed Financial, Inc.

●	Removed due to industry and business alignment: Benefitfocus, Inc.; Zynga, Inc.

(2)	Added to compensation peer group for 2022.

Meridian provided peer group comparison data for the Company’s executive officers with respect to salary, annual cash incentive bonus and equity grants, and the Compensation Committee used this data for background and context when setting total compensation and each element for executive officers for 2022.

In determining executive compensation, the Compensation Committee does not solely rely on comparative data from or target any particular level of total compensation or individual component of compensation against the compensation peer group. Such comparative data provides helpful market information about our compensation peer group, but the Compensation Committee believes in utilizing a number of resources, such as published compensation surveys and other available proxy and compensation data, to evaluate whether our executive compensation program is competitive in the market in which we compete for talent. The Compensation Committee also considers pay for performance, individual capability, innovative thinking, leadership, potential to create value, experience and internal parity objectives in setting compensation. The Compensation Committee considers this information in the aggregate and does not place any particular weight on any one factor.

What We Pay and Why

Overview of 2022 Executive Compensation Components

Our executive compensation program is designed to attract, retain and motivate top-talent executives as leaders and compensate them appropriately for their contribution to the attainment of our financial, operational and strategic objectives, as described in the section above entitled “Executive Compensation Philosophy and Objectives.” The table below outlines each of the principal elements of the Company’s 2022 executive compensation program:

2022 Pay Element
	Salary	Annual Short-Term Incentive Awards	PRSUs	Stock Options	RSUs
Who Receives	All Named Executive Officers			CEO	All NEOs
When Granted	Annually
Form of Delivery	Cash		Equity
Type of Performance	Short-term emphasis	Short-term emphasis (variable)	Long-term emphasis (variable)
Performance Period	1 year	1 year	3 years	Vest ratably over 3 years 7-year maximum term	Vest ratably over 3 years
How Payout Determined	Compensation Committee determination based on individual performance and market data	Formulaic based upon financial metrics and targets established by Compensation Committee at the beginning of the performance period, and modified based on qualitative factors considered by Compensation Committee	Formulaic based upon performance measures and targets established by Compensation Committee at the beginning of the performance period	Based upon stock price appreciation between grant and exercise	Stock price
2022 Performance Measures	N/A	Company Revenue (as adjusted), Company Adjusted EBITDA (as adjusted), Segment Revenue (as adjusted), Segment Operating Income (as adjusted) and qualitative factors	Company Adjusted EBITDA (as adjusted) and relative TSR	Stock price appreciation	N/A

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2022 Base Salary

Our Compensation Committee regularly reviews base salaries and annually engages our independent compensation consultant to conduct compensation benchmarking to assess whether the base salaries of our executive officers are market-competitive, while also serving as an effective retention tool. Our Compensation Committee may also review an executive officer’s base salary from time to time during a year, including upon promotion or expansion of responsibilities.

The following table provides information concerning the base salary of each of our NEOs for 2021 and 2022.

Name	2021 Base Salary	2022 Base Salary	% Change
Christopher W. Walters	$780,000	$780,000	—
Marc Mehlman	$350,000	$500,000	43%
Todd C. Mackay	$395,000	$415,000	5%
Ann J. Bruder	$415,000	$435,000	5%
Curtis A. Campbell	$395,000	$430,000	9%

Mehlman Base Salary: At the time of his initial appointment as our Chief Financial Officer in April 2020, Mr. Mehlman’s base salary was set below the market median in recognition that he was new to the role of Chief Financial Officer of a publicly-traded company. In 2022, the Compensation Committee increased Mr. Mehlman’s base salary in order to more closely align with the market median in recognition of his performance and for retentive purposes.

All Other NEOs: The base salary increases for our other NEOs were made to more closely align with the updated benchmarks for our compensation peer group in the market and industries in which we compete for talent and to better align internal pay. Each NEO’s performance was also considered in determining his or her 2022 salary.

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2022 Short-Term Executive Bonus Program Payments

General

We generally provide our NEOs with the opportunity to earn an annual performance-based cash incentive bonus. This bonus provides incentive for the achievement of our operational and financial goals, as well as individual goals that support the Company’s strategy, and assists in retaining, attracting and motivating executives in the near term. Because the bonus is cash-based, we believe it also provides a balance to the volatility of short-term equity prices and the related impact on the value of an executive’s equity holdings. Target annual bonuses, as a percentage of salary, are generally established upon commencement of an executive’s employment and are reviewed each year and updated when the Compensation Committee deems it appropriate.

Our 2022 Short-Term Executive Bonus Program also included certain individual short-term, performance-based incentive modifiers (collectively, the “STI Modifier”) that enabled the Compensation Committee to adjust formulaic payouts upwards or downwards based on performance and, for 2022, was used by the Compensation Committee to recognize and reward the performance of certain high-performing executives.

2022 Short-Term Executive Bonus Program

In December 2021, our Compensation Committee approved our 2022 Short-Term Executive Bonus Program, which allows potential bonus payments to be made to our executive officers based on the achievement of specified financial metric targets, as well as the STI Modifier metrics, applicable to each executive officer.

Target Bonus and Metrics: The target bonus for each executive under the 2022 Short-Term Executive Bonus Program was based on a percentage of annual base salary and was reviewed considering updated benchmarks for our compensation peer group in the market and industries in which we compete for talent. In light of this review and Ms. Bruder’s experience, time in the role, and level of responsibility, Ms. Bruder’s bonus target was increased from 80% to 90% of annual base salary for 2022. There were no other changes to the bonus targets for our NEOs.

For 2022, the Compensation Committee determined Company Revenue (as adjusted), Company Adjusted EBITDA (as adjusted), Segment Revenue (as adjusted) and Segment Operating Income (as adjusted) to be the appropriate metrics for our Short-Term Executive Bonus Program because they reflected our core objective of sustainable, profitable growth. The specific weighting of the financial, strategic or operational performance metrics varied by executive officer, with all executives having a portion of their target compensation based on total company performance and, for those with specific segment responsibilities, a portion based on the performance of their segment.

For 2022, the Compensation Committee determined to increase the weighting of the Company Revenue (as adjusted) and Segment Revenue (as adjusted) metrics and decrease the weighting of the Company Adjusted EBITDA (as adjusted) and Segment Operating Income (as adjusted) metrics as described below because the Compensation Committee felt that the Company had achieved the desired efficiencies as a result of the increased weighting of the Company Adjusted EBITDA (as adjusted) and Segment Operating Income (as adjusted) metrics in our 2021 Short-Term Executive Bonus Program and that an equal weighting is consistent with how stockholders evaluate our performance. Additionally, with respect to Messrs. Campbell and Mackay, the Compensation Committee increased the percentage of payouts that were subject to Segment Revenue (as adjusted) and Segment Operating Income (as adjusted) metrics from 40% to 50% to reflect the Compensation Committee’s determination that Company-wide and segment success are equally important and to incentivize Messrs. Campbell and Mackay to make segment related decisions with an eye towards the impact on the Company on a consolidated basis. The maximum payout percentage for each metric was based on a sliding scale between designated levels of threshold, target and maximum achievement, with such achievement levels designed to be challenging and to require significant effort by our executives. The payout was then subject to the STI Modifier as described below.

Weighting of 2021 and 2022 Short-Term Executive Bonus Program Metrics (1)
	2021				2022
Executives	Company Revenue (As Adjusted)	Company Adjusted EBITDA (As adjusted)	Segment Revenue (As Adjusted)	Segment Operating Income (As Adjusted)	Company Revenue (As Adjusted)	Company Adjusted EBITDA (As adjusted)	Segment Revenue (As Adjusted)	Segment Operating Income (As Adjusted)
Christopher W. Walters	25%	75%			50%	50%
Marc Mehlman	25%	75%			50%	50%
Todd C. Mackay	15%	45%	10%	30%	25%	25%	25%	25%
Ann J. Bruder	25%	75%			50%	50%
Curtis A. Campbell	15%	45%	10%	30%	25%	25%	25%	25%

(1)	The Compensation Committee uses these performance metrics because it believes each is an important measure of our operating performance. These metrics are non-GAAP as they include adjustments to comparable GAAP operational results.

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Preliminary Bonus: The product of an executive’s applicable target annual incentive bonus (i.e., base salary times annual target bonus percentage) and such executive’s achievement relative to the metrics set forth in the 2022 Short-Term Executive Bonus Program is referred to as the executive’s “Preliminary Bonus.”

STI Modifier: Our Compensation Committee continued the practice in 2022 of applying an individual performance modifier component, the STI Modifier, to Preliminary Bonuses under our 2022 Short-Term Executive Bonus Program. The STI Modifier subjects the Preliminary Bonus to an upward or downward adjustment (not to exceed 20%) based on the applicable executive’s personal performance as measured against certain criteria that were approved by the Compensation Committee and include: (i) performance in areas relating to the Company’s continued emphasis on culture, enhancement of the value of our human capital and driving retention and leadership satisfaction; (ii) targets relating to the identification and execution of profitable growth measures that further enhance stockholder value in a sustainable manner over the short and long term; and (iii) targets relating to the enhancement of our internal capabilities and processes. Under our 2022 Short-Term Executive Bonus Program, the STI Modifier is capped such that the total bonus payout, once the STI Modifier is applied, does not exceed 200% of target.

Bonus Payout: Shortly following the end of the year, when the Company’s results were known, the Compensation Committee evaluated the Company’s performance against our financial performance objectives and the metrics in the STI Modifier and determined the actual payout to each NEO based on the following formula:

The maximum potential payout for the 2022 Short-Term Executive Bonus Program was 200% of target, comprised of (i) achievement of financial performance metrics of up to 200% of target and (ii) a positive STI Modifier multiplier of 20% on the amount determined in clause (i) (subject to a cap on total payout equal to 200% of target, as described above).

The target bonus percentage, the financial and/or operational performance metrics used and the weighting of each metric under the 2022 Short-Term Executive Bonus Program were established by the Compensation Committee in December 2021 and are reflected in the table below for each NEO.

			Bonus Performance Metrics (% of Preliminary Bonus Calculation) (1)
Name	Base Salary (2)	Target Bonus Percentage (% of Base Salary)	Company Revenue (As Adjusted)	Company Adjusted EBITDA (As Adjusted)	Segment Revenue (As Adjusted)	Segment Operating Income (As Adjusted)
Christopher W. Walters	$780,000	150%	50%	50%
Marc Mehlman	$500,000	100%	50%	50%
Todd C. Mackay	$415,000	125%	25%	25%	25%	25%
Ann J. Bruder	$435,000	90%	50%	50%
Curtis A. Campbell	$430,000	125%	25%	25%	25%	25%

(1)	The financial and operational metrics selected by the Compensation Committee for the 2022 Short-Term Executive Bonus Program reflect the responsibilities of each executive. For Messrs. Walters and Mehlman and Ms. Bruder, the financial metrics were tied to Company-wide performance. For each of Mr. Mackay and Mr. Campbell, a portion of the financial metrics was tied to Company-wide performance, and a portion was tied to metrics related to the performance of the business segment for which he was responsible.

(2)	All bonuses were calculated and paid as a percentage of actual base salary earned for 2022.

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2022 Bonus Performance and Payout Scale: Pursuant to the 2022 Short-Term Executive Bonus Program, the payout percentages for each performance metric were calculated using the scale below, with a maximum payout of 200% of the target amount (after accounting for the impact of the STI Modifier described above). The target payment amounts were intentionally designed to be challenging and to require significant effort by our executives.

Performance Metrics (1)	Range of Financial Performance in Bonus Payout Scale (% of financial target)	Range of Bonus Payout (% of target bonus) (2) (3)
Company Revenue (as adjusted)	Threshold of 80% to Maximum of 130%	50% at Threshold to Cap of 200%
Company Adjusted EBITDA (as adjusted)
Segment Revenue (as adjusted)
Segment Operating Income (as adjusted)
(1)	The Compensation Committee uses these performance metrics because it believes each is an important measure of our operating performance. These metrics are non-GAAP as they include adjustments to comparable GAAP operational results. Refer to the next table below and associated footnotes for a discussion of these adjustments.

(2)	Under the 2022 Short-Term Executive Bonus Program, the maximum payout percentage for each financial performance metric was 200% of target. However, if the maximum financial performance was attained and the Compensation Committee approved the maximum STI Modifier (i.e., 20% of 200%) based on successful achievement of the specified goals and targets, the maximum bonus allowed would be capped at 200% of target.

(3)	Actual results are subject to normalization for any significant, unique and/or non-recurring items. In 2022, actual results were adjusted as reflected in the next table below.

2022 Financial Performance Targets vs. Actual Results: The specific Company financial targets for 2022 for each metric used in calculating the NEO preliminary bonus payouts are set forth in the table below along with the Company’s actual performance for each of those metrics.

Performance Metrics (1)	Target	Actual Results (2)	Achievement % (3)
Company Revenue (as adjusted) (4)	$497,574,858	$495,837,739	100%
Company Adjusted EBITDA (as adjusted) (5)	$162,500,808	$169,365,635	105%
Wealth Management Segment Net Revenue (as adjusted) (6)	$233,191,635	$231,454,516	100%
Wealth Management Segment Operating Income (as adjusted) (7)	$90,722,315	$95,501,678	108%
Tax Software Segment Revenue (as adjusted) (8)	$264,383,223	$264,383,223	100%
Tax Software Segment Operating Income (as adjusted) (9)	$104,064,835	$104,064,835	100%
(1)	The Compensation Committee uses these performance metrics because it believes each is an important measure of our operating performance. Because of the significance of the TaxAct Sale, the financial results of the Tax Software business were reclassified as a discontinued operation and excluded from continuing operations for all periods presented within our Annual Report on Form 10-K for the year ended December 31, 2022. Accordingly, the presentation of the Wealth Management and Tax Software segments and definition of these metrics may not align with the comparable presentation or information included within this Annual Report on Form 10-K, however, are consistent with our historical performance metrics that were utilized to evaluate our business prior to the TaxAct Sale. Furthermore, the actual results of TaxAct have been adjusted to reflect target performance, in part, to achieve parity with the treatment of TaxAct employees under the TaxAct Purchase Agreement and are inclusive of the full-year results of TaxAct (including the thirteen-day period subsequent to the close of the TaxAct sale). These metrics are non-GAAP as they include adjustments to comparable GAAP operational results. Refer to the footnotes below for a discussion of these adjustments.
(2)	Actual results are subject to normalization for any significant, unique and/or non-recurring items. In 2022, actual results were adjusted as reflected in the footnotes 4 through 9 below.

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(3)	Per the terms of the 2022 Short-Term Executive Bonus Program, the achievement percentage is rounded up to the nearest whole percentage point.
(4)	Company Revenue (as adjusted) is a non-GAAP metric that is comprised of our Tax Software Segment Revenue and Wealth Management Segment Net Revenue (as adjusted) as described further in footnotes 6 and 8 below.
(5)	Company Adjusted EBITDA (as adjusted) is a non-GAAP metric. In accordance with the adjustment provisions included in the terms of the 2022 Short-Term Executive Bonus Program, the Company Adjusted EBITDA (as adjusted) results were adjusted to reflect target performance with respect to amounts attributable to TaxAct, in part, to achieve parity with the treatment of TaxAct employees under the TaxAct Purchase Agreement. See “Appendix C—Non-GAAP Reconciliations” for a reconciliation of GAAP Net Income to Company Adjusted EBITDA (as adjusted), and for additional information regarding Company Adjusted EBITDA (as adjusted).
(6)	Reflects revenue for the Wealth Management segment ($666.5 million), less amounts paid to financial professionals utilizing the wealth management platform ($429.5 million) and amortization of financial professional loans ($5.5 million). We believe that the presentation of this non-GAAP financial measure provides useful information to management and investors because it reflects the portion of our segment revenue that is not remitted to financial professionals, after consideration of previous cash investments in the form of financial professional loans.
(7)	Reflects Wealth Management Segment Operating Income, as determined prior to consideration of discontinued operations discussed in note 1 above.
(8)	Reflects Tax Software Revenue, as determined prior to consideration of the effects of discontinued operations discussed in note 1 above, and as adjusted to reflect target performance for TaxAct in accordance with the adjustment provisions included in the terms of the 2022 Short-Term Executive Bonus Program, in part, to achieve parity with the treatment of TaxAct employees under the TaxAct Purchase Agreement (approximately $17.1 million).
(9)	Reflects Tax Software Segment Operating Income, as determined prior to consideration of discontinued operations discussed in note 1 above, and as adjusted to reflect target performance for TaxAct in accordance with the adjustment provisions included in the terms of the 2022 Short-Term Executive Bonus Program, in part, to achieve parity with the treatment of the TaxAct employees under the TaxAct Purchase Agreement (approximately $13.9 million).

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2022 Target Bonus and Performance Achievement: The following table sets forth, for each of the NEOs, the Preliminary Bonus based on the actual results for the financial metrics set forth in the 2022 Short-Term Executive Bonus Program as described above (in dollars and as a percentage of target), and the earned annual bonus for 2022 reflecting the application of the STI Modifier (in dollars and as a percentage of the target annual bonus).

Name	Target Annual Bonus		2022 Earned Annual Bonus
	% of Base Salary	Target Dollar Value	Preliminary Bonus	Preliminary Bonus as a % of Target	STI Modifier $ (1)	Total Bonus Payout	Total Bonus as a % of Target
Christopher W. Walters	150%	$1,170,000	$1,199,250	102.5%	$239,850	$1,439,100	123.0%
Marc Mehlman	100%	$500,000	$512,500	102.5%	$102,500	$615,000	123.0%
Todd C. Mackay	125%	$518,750	$535,869	103.3%	$53,587	$589,456	113.6%
Ann J. Bruder	90%	$391,500	$401,288	102.5%	$80,258	$481,546	123.0%
Curtis A. Campbell (2)	125%	$537,500	$—	—%	$—	$—	—%

(1)	Messrs. Walters, Mehlman and Mackay and Ms. Bruder were awarded a 20%, 20%, 10% and 20% STI Modifier, respectively, to their Preliminary Bonuses as a result of their successful attainment of certain leadership and performance targets relating to the STI Modifier. Specifically, Mr. Walters was awarded an STI Modifier in recognition of delivering record results on the Wealth Management side of the business and executing the TaxAct Sale, thus delivering real value to stockholders, while also managing external pressures and leading the Company to deliver on other high priority goals. Mr. Mehlman and Ms. Bruder were awarded an STI Modifier in recognition of taking central roles in multiple additional strategic projects, including the TaxAct Sale, while also achieving or exceeding their respective goals. Mr. Mackay was awarded an STI Modifier in recognition of delivering record results on the Wealth Management side of the business, as well as achieving or exceeding other goals.
(2)	Mr. Campbell transferred to the Buyer on December 19, 2022 as part of the TaxAct Sale.

2022 Long-Term Equity Incentive Awards

General

Our long-term equity incentive program is designed to be performance-oriented, competitive and flexible, providing incentive for executives to focus on long-term fundamentals and create long-term stockholder value. While the equity program is primarily intended to maintain stockholder-management alignment, the equity awards made under the program also serve to attract highly qualified executives, promote a team environment and maintain our competitive position compared to the compensation programs of companies that are part of our compensation peer group and other companies with whom we compete for talent. The equity awards also have high retention value because they vest over a period of time, typically three years, and unvested awards are generally forfeited when an executive’s employment ends.

The 2022 annual long-term equity incentive program included the following equity awards:

2022 Equity Award	CEO Weighting	Other NEO Weighting	Description
PRSUs	60%	50%

●   Performance Goals: 80% related to Company Adjusted EBITDA (as adjusted) and 20% related to our relative TSR ranking as compared to the companies in the Russell 2000 index.

●   Vest following the conclusion of the performance period on December 31, 2024, subject to achievement of the applicable performance goals, as certified by the Compensation Committee, and continued service through the date on which performance is certified.

●   Vesting of PRSUs subject to the relative TSR performance goal capped at 100% of target if the Company’s absolute TSR over the performance period is negative.

●   Settled in shares of our Common Stock.

Stock Options	20%	─	● Vest pro rata over a three-year service period beginning on the first anniversary of the grant date. ● Exercise price equals stock price on the grant date.
Time-Based RSUs	20%	50%	● Vest pro rata over a three-year service period beginning on the first anniversary of the date of grant. ● Settled in shares of our Common Stock.

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Grant Practices for Annual Equity Awards for 2022

In January 2022, following our review of our executive compensation philosophy and review of market and peer data discussed above, the Compensation Committee approved annual equity grants for our NEOs in the amounts reflected below. These equity grants were made at a level the Compensation Committee believed to be competitive in the market and industry in which we compete for talent and also took into account internal pay parity. In particular, the Compensation Committee determined to increase the 2022 target grant value for Mr. Mehlman to $1,000,000 from $700,000 in 2021 in order to more closely align with the market median in recognition of tenure and performance in his role and for retentive purposes. The Compensation Committee also determined to increase the 2022 target grant value for Mr. Mackay to $1,121,000 from $1,000,000 in 2021, Ms. Bruder to $827,000 from $730,000 in 2021, and Mr. Campbell to $1,161,000 from $1,095,000 in 2021 in order to reflect their experience, time in the role and level of responsibility, and based on a review of competitive market practices.

	Aggregate Target Grant Value of 2022 Annual Equity Grants (1)	Share Amounts Awarded
		Options (2) (#)	PRSUs (3) (#)	Time-Based RSUs (2) (#)
Christopher W. Walters	$5,000,000	135,746	169,683	56,561
Marc Mehlman	$1,000,000	─	28,280	28,280
Todd C. Mackay	$1,121,000	─	31,702	31,702
Ann J. Bruder	$827,000	─	23,388	23,388
Curtis A. Campbell	$1,161,000	─	32,833	32,833
(1)	Reflects the aggregate value intended for the award, which may vary slightly from the amounts reflected on the “2022 Summary Compensation Table” beginning on page 91.
(2)	Reflects equity grants under the 2018 Plan that vest pro rata over a three-year period beginning on the first anniversary of the date of grant, subject to the NEO’s continued service through the applicable vesting date.
(3)	Reflects grants under the 2018 Plan that are eligible to vest following the end of 2024 subject to the Company’s achieving a certain level of Company Adjusted EBITDA (as adjusted) and a certain relative TSR ranking for the performance period, and the NEO’s continued service through the vesting date. The performance period is from January 1, 2022 through December 31, 2024.

2022–2024 PRSUs Performance and Payout Scale

The PRSUs that were granted to our executives (as described above) are eligible to cliff vest following a three-year performance period, beginning on January 1, 2022 and ending on December 31, 2024. Eighty percent of the award will vest upon the Company’s achievement of a certain level of Company Adjusted EBITDA (as adjusted) over the performance period, and the other twenty percent will vest upon the Company’s achievement of a specified relative TSR ranking compared to a TSR peer group that includes the companies in the Russell 2000 index over the performance period. The Russell 2000 index was considered an appropriate index given that it is a broad and sustainable index viewed as relevant for smaller companies reflecting our broader competition for investor capital. The vesting of the portion of the PRSUs that is subject to the relative TSR goal will be capped at 100% of target if the Company’s absolute TSR over the performance period is negative.

The Compensation Committee determined to utilize a cumulative three-year Company Adjusted EBITDA (as adjusted) metric, for which the target was set at the beginning of the performance period, and which represents a change from the 2021-2023 PRSUs. For the 2021-2023 PRSUs, the Compensation Committee chose to measure Company Adjusted EBITDA (as adjusted) over three one-year periods given the difficulty in forecasting due to unpredictability associated with the COVID-19 pandemic at the time such awards were granted. Additionally, the Compensation Committee determined to increase the portion of the 2022-2024 PRSU awards that was subject to the Company Adjusted EBITDA (as adjusted) metric to eighty percent from fifty percent for the 2021-2023 PRSU awards because it believed that this mix would better incentivize management to drive revenue and control costs.

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The Compensation Committee determined to utilize Company Adjusted EBITDA in both the 2022 Short-Term Executive Bonus Program and PRSU program, in order to further align the interests of our NEOs with the creation of long-term stockholder value. When designing the Company’s 2022 executive compensation program, the Compensation Committee evaluated a range of performance metrics for purposes of the Company’s incentive programs and considered input from management and Meridian. Based on such review, the Compensation Committee determined that Company Adjusted EBITDA (as adjusted) is viewed as a core driver of the Company’s performance and stockholder value creation and should remain a component of the 2022 Short-Term Executive Bonus Program as well as the PRSU program.

In recognition of the Company’s use of Company Adjusted EBITDA (as adjusted) in both the annual and long-term incentive programs, the Compensation Committee continued its practice of using multiple performance measures in order to strike an appropriate balance with respect to incentivizing top-line growth, profitability, non-financial business imperatives and stockholder returns over both the short-term and long-term horizons. The performance goals were designed to be challenging and to require significant effort by our executives.

The actual payout of vested PRSUs will be based on the payout scale set forth below.

	Range of Financial Performance in PRSU Payout Scale (% of financial target)	Range of PRSU Payout (% of target)
Company Adjusted EBITDA (as adjusted)	Threshold of 70% to Maximum of 120%	50% at Threshold to Cap of 200%
Relative TSR	Threshold of 25th Percentile, Target of 50th Percentile and Maximum of 75th Percentile	50% at Threshold to Cap of 200% (100% if absolute TSR is negative)

See “Compensation of Named Executive Officers – 2022 Grants of Plan-Based Awards” on page 92 for more information regarding equity grants made to NEOs in 2022.

Subsequent changes to the 2022–2024 PRSUs

Following the TaxAct Sale in December 2022, the Compensation Committee assessed the impact of the transaction on the 2022-2024 PRSUs and determined that it was appropriate to adjust the previously established targets for the 2022-2024 Company Adjusted EBITDA (as adjusted) portion of the PRSUs for the TaxAct Sale. As a result, in January 2023, the Compensation Committee re-set the cumulative three-year Company Adjusted EBITDA (as adjusted) target to exclude amounts for 2023 and 2024 that had been attributable to the TaxAct business at the time of target setting.

Payout of the 2020–2022 PRSUs

In 2020, the Compensation Committee granted PRSUs to certain NEOs that were eligible to vest following a three-year performance period, beginning on January 1, 2020 and ending on December 31, 2022. The vesting was subject to the Company’s achievement of a certain level of non-GAAP EPS for the 2022 calendar year, as well as the Company’s achievement of a specified relative TSR ranking compared to a TSR peer group that included the companies in the S&P 1500 Diversified Financials and S&P Application Software indices over the performance period. While actual non-GAAP EPS achieved by the Company for the 2022 calendar year was below the threshold level of $2.49 required for the non-GAAP EPS PRSUs to vest, resulting in no achievement for those PRSUs, the Company achieved a 31st percentile ranking compared to the TSR peer group, resulting in a 62% achievement for the PRSUs vesting based on achievement of relative TSR ranking. As a result, consistent with our pay for performance philosophy, 31% of the 2020-2022 PRSUs vested in January 2023, and the remainder were forfeited.

The summary of the 2020-2022 PRSUs granted, vested, and forfeited is set forth below.

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	2020-2022 PRSUs
	Target PRSUs Granted (#)	PRSUs Vested (#)	PRSUs Forfeited (#)
Christopher W. Walters	74,914	23,223	51,691
Todd C. Mackay	12,480	3,868	8,612
Ann J. Bruder	10,122	3,137	6,985
Curtis A. Campbell (1)	15,184	4,555	10,629
(1)	In connection with the TaxAct Sale and after consulting with management, the Compensation Committee determined to accelerate the vesting of the portions of Mr. Campbell’s equity awards that would have vested in the first quarter of 2023 to vest one day prior to the closing of the TaxAct Sale on December 19, 2022. His 2020-2022 PRSUs vested based on anticipated results at the time of the closing of the TaxAct Sale.

Other Elements of Compensation

Executive Officer Employment Agreements

The Company uses employment agreements to retain and attract highly qualified executive officers in a competitive market and currently has employment agreements with all of our executive officers. In February 2022, the Company entered into an employment agreement with Mr. Campbell on substantially similar terms as those provided under the existing employment agreements for the Company’s other NEOs. We believe that employment agreements help ensure the continued dedication of executives in case of personal uncertainties or risk of job loss and, through restrictive covenants, help protect the Company in the event an executive leaves the Company. The terms of our executive officers’ employment agreements are substantially similar and generally include an initial base salary, a target incentive bonus percentage that serves as the basis for the annual cash incentive bonus plan, an annual equity target and an equity grant upon hire. The employment agreements also include specific terms regarding relocation (where appropriate), severance payments and other benefits, if any, due to the executive under various employment termination circumstances, except to the extent superseded by the Executive Severance Plan. See “Compensation of Named Executive Officers – Potential Payments upon Termination or Change of Control” beginning on page 97 for additional information regarding the severance payments each of our NEOs could receive under their employment agreements.

Executive Change of Control Severance Plan

On January 17, 2021, the Compensation Committee adopted the Executive Severance Plan in order to bring our change of control practices in line with market practices for certain of our executives, including Messrs. Mehlman, Campbell and Mackay and Ms. Bruder. In May 2022, the Compensation Committee adopted an amendment to the Executive Severance Plan, and Mr. Walters became a participant of the Executive Severance Plan at that time. The Executive Severance Plan was designed to help ensure the continued dedication of participants in case of personal uncertainties or risk of job loss in connection with a corporate transaction. The Compensation Committee believes the Executive Severance Plan helps promote management independence and helps retain and focus the executive officers in the event of a change of control. For participating executives, the Executive Severance Plan supersedes any provisions in an employment agreement with respect to change of control severance payments and other benefits.

As previously disclosed, in connection with the TaxAct Sale, the Company restructured the roles of certain members of management of the Company. This restructuring included a change in the title and scope of responsibilities for Ms. Bruder. Due to such change in her responsibilities, Ms. Bruder resigned for “good reason” under the Executive Severance Plan, effective February 1, 2023. In accordance with the terms of the Executive Severance Plan and as a result of the Company’s waiver of the applicable cure period, Ms. Bruder became eligible to receive severance benefits upon her resignation for good reason, subject to her execution and non-revocation of a general release and waiver in favor of the Company. In addition, to assist in implementing an orderly transition of her responsibilities and to ensure Ms. Bruder’s continued services to the Company in relation to certain key transition matters, including supporting the initial delivery of transition services in connection with the TaxAct Sale, Ms. Bruder and the Company entered into a Consulting Agreement on January 24, 2023 (the “Consulting Agreement”), pursuant to which Ms. Bruder agreed to serve as a consultant of the Company from February 2, 2023 through June 30, 2023 (the “Consulting Period”). During the Consulting Period, Ms. Bruder will be paid a monthly consulting fee of $34,584, and pursuant to the Consulting Agreement, the Company granted Ms. Bruder an award of RSUs under the 2018 Plan with a grant date fair value of $827,000. Each RSU represents the right to receive a cash payment equal to the per share value of Company Common Stock on the July 1, 2023 vesting date, subject to Ms. Bruder satisfactorily performing consulting services for the duration of the Consulting Period and execution of a general release and waiver in favor of the Company. The RSU award is not subject to accelerated vesting provisions under the Executive Severance Plan (or otherwise).

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In connection with Mr. Campbell’s separation from the Company in connection with the TaxAct Sale, Mr. Campbell did not receive any cash severance benefits from the Company. Given the timing of the closing of the transaction, the Compensation Committee approved the acceleration of the portion of the PRSUs, RSUs and options held by employees transferred to the Buyer, including Mr. Campbell, so that the portion of such awards that would have vested during the first quarter of 2023 vested one day prior to the closing of the TaxAct Sale on December 19, 2022. This resulted in Mr. Campbell vesting in 26,461 RSUs, 27,025 options and 4,555 PRSUs, with the PRSUs determined based on estimated performance. The Compensation Committee determined to accelerate the vesting of awards held by transferring employees in the interest of fairness, as otherwise the employees would have lost significant value with respect to such awards solely due to the fact that the TaxAct Sale closed in December. In January 2023, the Compensation Committee also approved extending the post-termination expiration dates applicable to Mr. Campbell’s outstanding and vested option awards to the earlier of the original expiration date and December 19, 2023.

See “Compensation of Named Executive Officers—Potential Payments upon Termination or Change of Control” beginning on page 97 for additional information regarding the change of control severance payments Messrs. Walters, Mehlman and Mackay could receive under the Executive Severance Plan and the benefits that Ms. Bruder became eligible to receive in connection with her termination due to “good reason.”

Health and Welfare Benefits

The Company provides a package of health and welfare benefits to NEOs that is generally available to all other Company employees, including competitive medical, dental and vision benefits, flexible spending accounts (“FSAs”), including a dependent care FSA, survivor benefits, disability coverage and an Employee Assistance Program.

Retirement and Deferred Compensation Plans

Our NEOs are eligible to participate in the Avantax, Inc. 401(k) Retirement Plan (the “401(k) Plan”), a qualified defined contribution plan that covers a broad group of employees. Our NEOs are also eligible to participate in a nonqualified defined contribution plan, the Avantax Tax-Smart Executive Deferral Plan (the “Executive Deferral Plan”), which provides a vehicle for deferral of compensation. The Compensation Committee believes that these types of savings plans are consistent with competitive pay practices and are an important element in attracting and retaining talent in a competitive market. Please see “Compensation of Named Executive Officers – Pension Benefits; Non-Qualified Defined Contribution; and Other Non-Qualified Deferred Compensation Plans” on page 96 for additional information regarding the Executive Deferral Plan.

Other Compensation Policies and Practices

In addition to the compensation elements and decisions discussed above in this CD&A, the Company has a number of compensation policies that are designed to retain and incentivize executives and to protect the interests of the Company and our stockholders.

Clawback Policy

Pursuant to the Company’s Executive Incentive Compensation Recoupment Policy (“Clawback Policy”), if the Company is required to prepare an accounting restatement due to its material noncompliance with financial reporting requirements under the U.S. securities laws, then the Company shall, to the extent permitted by law, require reimbursement from current and former executive officers for incentive compensation awarded or received by them at any time during the three-year period preceding the date on which the Company is required to prepare the restatement, to the extent such executive officer is determined to have engaged in fraud or intentional illegal conduct materially contributing to such restatement, as determined by our Board in its sole discretion. The right to recoupment set forth in the Clawback Policy includes recoupment of both cash and equity and is in addition to any other rights that the Company may have against any executive officer, including any remedies at law or in equity. The Clawback Policy is administered by the Compensation Committee. The Company will review and modify the Clawback Policy as necessary to reflect the final Nasdaq listing rules adopted to implement the compensation recovery requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act. In addition, the Avantax, Inc. 2015 Incentive Plan, as amended and restated (the “2015 Plan”), and the 2018 Plan include provisions that allow us to claw back awards in accordance with the Clawback Policy.

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Prohibition Against Short Selling, Hedging or Pledging of Company Securities

Our written policy against insider trading (the “Insider Trading Policy”) prohibits any director, officer or other employee from engaging in short sales of, or otherwise hedging, the Company’s securities. This prohibition includes any transaction, direct or indirect, involving financial instruments that are designed to hedge or offset any decrease in the market value of our Common Stock. This prohibition applies to all securities issued by the Company, including equity and debt. The Insider Trading Policy also prohibits directors, officers and employees from pledging the Company’s securities as collateral for loans.

Perquisites and Personal Benefits

We have historically maintained a conservative approach to providing perquisites and personal benefits to executive officers. The limited perquisites and personal benefits offered, including reimbursement of temporary living and commuting expenses for our CEO and related taxes, have been carefully selected to provide an indirect benefit to the Company without providing excessive value to employees. In addition, most perquisites and personal benefits offered to executives are generally offered to all employees. A description and the attributed costs of our perquisites and personal benefits for the NEOs for 2022 are included in the “All Other Compensation” column of the “2022 Summary Compensation Table” located on page 91 and described in the notes to that table.

Executive Officer Stock Ownership Guidelines

Our current stock ownership guidelines, which became effective as of January 1, 2018, reflect our Board’s belief in the importance of aligning the economic interests of stockholders and management. Under the terms of these guidelines, our executive officers are expected to acquire and hold shares of our Common Stock equal in market value to the multiple of each of their base salaries set forth below (calculated as of December 31 of each year):

Position	Ownership Requirement
CEO	5x
Other Executive Officers	3x

All individuals who were serving as executive officers on January 1, 2018 were expected to attain the minimum level of ownership by no later than January 1, 2023. Any individual who becomes an executive officer after January 1, 2018 is expected to attain the minimum ownership amount within five years after the date of his or her initial appointment as an executive officer. All of our executive officers achieved or are expected to achieve the requisite ownership levels within the designated five-year timeframe.

Risk Considerations in Our Compensation Programs

The Compensation Committee believes that the mix and design of the elements of executive and non-executive compensation in the Company’s compensation programs do not encourage management to assume excessive risk taking, and following the assessment of our compensation program, the Compensation Committee does not believe that our compensation program creates risks that are reasonably likely to have a material adverse effect on the Company for the following reasons:

●	We structure our pay to consist of both fixed and variable compensation for our employees. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our financial performance or the performance of our stock price so that executives do not feel pressured to focus exclusively on our financial performance or our stock price performance to the detriment of other important business metrics. The variable (cash short-term incentive and equity-based long-term incentive) portions of compensation are designed to reward both short- and long-term financial performance.

●	For short-term performance, our annual 2022 Short-Term Executive Bonus Program was intended to award annual cash payments based on achievement of earnings goals that were based on the operational and financial metrics applicable to each executive officer and were established by the Compensation Committee at the beginning of the year. In addition, the maximum payout percentage for the performance metrics under the 2022 Executive Bonus Program was subject to a cap of 200% of the target awards (inclusive of the STI Modifier).

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●	For long-term performance, our 2022 equity grants were comprised of time-based RSUs (and, with respect to our CEO, stock options) that vest over a three-year period. We believe these equity grants provide incentive for executives and other employees who receive these grants to focus on long-term fundamentals and create long-term stockholder value. In addition, in 2022, we granted PRSUs that are eligible to vest in 2025, subject to the Company achieving a certain level of Company Adjusted EBITDA (as adjusted) and a certain relative TSR ranking compared to a pre-established TSR peer group during the performance period. These performance-based awards reflect the continued focus of the Compensation Committee to align pay with performance and match the incentives of executives with the interests of stockholders. We believe these grants add an additional performance-based component that requires the long-term growth of the Company over a three-year period in order to vest and provides an upside reward for significant long-term growth in Company Adjusted EBITDA (as adjusted) and relative TSR.

●	We maintain a Clawback Policy that allows us to recoup certain compensation and awards paid to our executive officers in the event that there is a material restatement of our financial results.

●	Our Insider Trading Policy does not permit margining, pledging, hedging, short sales of or trading options related to our Common Stock by any director, officer or employee.

●	We have stock ownership guidelines requiring our CEO to own an amount of Company Common Stock with a value equal to five times (5x) his base salary and each of our executive officers other than the CEO to own an amount of Company Common Stock with a value equal to three times (3x) such executive officer’s base salary.

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COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, and the information in this report shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Members of the Compensation Committee

Jana R. Schreuder, Chair

Tina Perry

Karthik Rao

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Compensation of Named Executive Officers

2022 Summary Compensation Table

The following table and footnotes discuss the compensation of our NEOs for 2022 and prior years, where applicable. In addition to the footnotes to this table, please see “Compensation Discussion and Analysis” for a detailed description and narrative discussion of 2022 compensation with respect to each NEO.

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Christopher W. Walters President & CEO	2022	$780,000	—	$4,658,350	$908,684	$1,439,100	$128,679	$7,914,813
	2021(5)	$780,000	—	$3,567,398	$1,375,829	$1,384,110	$152,450	$7,259,787
	2020	$711,000	$250,000	$4,379,879	$1,655,393	$814,466	$207,650	$8,018,388
Marc Mehlman Chief Financial Officer	2022	$497,115	—	$1,100,537	$—	$615,000	$—	$2,212,652
	2021	$350,000	—	$499,410	$192,615	$476,158	$10,603	$1,528,786
	2020	$235,577	$238,140	$350,000	$352,100	—	$9,154	$1,184,971
Todd C. Mackay President, Wealth Management	2022	$414,615	—	$1,248,512	$—	$589,456	$12,200	$2,264,783
	2021	$395,000	—	$713,482	$275,165	$543,125	$11,600	$1,938,372
	2020	$394,846	—	$920,766	$418,114	$360,240	$11,400	$2,105,366
Ann J. Bruder Former Chief Legal, Development, and Administration Officer and Secretary	2022	$434,615	—	$920,550	$—	$481,546	$12,200	$1,848,911
	2021	$415,000	—	$720,815	$200,870	$451,669	$11,600	$1,799,954
	2020	$414,885	$200,000	$746,798	$339,137	$274,896	$11,400	$1,987,116
Curtis A. Campbell Former President, TaxAct and Software	2022	$421,058	—	$1,997,773	$186,511	$—	$12,200	$2,617,542
	2021	$395,000	—	$781,259	$301,308	$623,680	$11,600	$2,112,847
	2020	$394,885	—	$1,120,258	$508,714	$330,764	$11,400	$2,366,021

(1)	Reflects base pay earned by the NEOs for each applicable year. The 2020 base salaries for Messrs. Walters and Mehlman were pro-rated to reflect their partial year of service in 2020. Ms. Bruder’s salary during 2022 includes $43,462 that she elected to defer pursuant to the Executive Deferral Plan. See “Pension Benefits; Non-Qualified Defined Contribution; and Other Non-Qualified Deferred Compensation Plans” on page 96 for more information regarding the Executive Deferral Plan.
(2)	Represents the aggregate grant date fair value computed in accordance with ASC Topic 718, excluding the effect of any estimated forfeitures. The grant date fair value for the PRSUs is based on the probable outcome of the vesting conditions as of the grant date. These amounts reflect the Company’s accounting expense and may not correspond to the actual value that will be realized by the applicable NEO. The Company Adjusted EBITDA (as adjusted) annual targets applicable to the PRSU awards granted in 2021 will be set at the beginning of each year during the three-year performance period. In accordance with SEC rules and ASC Topic 718, due to the annual target setting of the Company Adjusted EBITDA (as adjusted) performance metric, ASC Topic 718 requires the grant date value to be calculated with respect to one-third of the total PRSUs in each year of the three-year performance period. As a result, the grant date fair values for one-third of the 2021 PRSU awards subject to the Company Adjusted EBITDA (as adjusted) metric are reflected in both the 2021 and 2022 row, and the grant date fair values for the entire portion of the PRSU awards subject to the relative TSR metric are reflected in the 2021 row. As noted in the CD&A, for 2022, the Company moved to having a cumulative three-year Company Adjusted EBITDA (as adjusted) goal as part of the 2022-2024 PRSUs, and, accordingly, the entire grant date fair value for the 2022-2024 PRSUs is reflected in the 2022 row. Mr. Campbell’s grant date fair values for 2022 are inclusive of incremental values calculated in accordance with ASC Topic 718, due to the portion of his awards that would have vested during the first quarter of 2023 being accelerated to vest one day prior to the closing of the TaxAct Sale on December 19, 2022.Assumptions used in the valuation of stock and option awards granted in 2022 are discussed in “Note 13: Stock-Based Compensation” of the Notes to Consolidated Financial Statements (Part II, Item 8) in our 2022 Annual Report. The maximum value of the PRSUs granted in 2021 that were subject to the 2022 Company Adjusted EBITDA (as adjusted) metric is two-times target for Messrs. Walters, Mehlman, Mackay and Campbell, and Ms. Bruder, or $687,540, $96,250, $137,516, $150,562 and $100,388, respectively. The maximum value of the PRSUs subject to the Company Adjusted EBITDA (as adjusted) metric that were granted in 2022 for the 2022-2024 PRSUs is two-times target for Messrs. Walters, Mehlman, Mackay and Campbell, and Ms. Bruder, or $4,800,014, $799,985, $896,800, $928,801 and $661,621, respectively. Under FASB ASC Topic 718, the vesting condition related to the relative TSR PSUs is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above for the NEOs that could be calculated and disclosed based on achievement of the underlying market condition.

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(3)	Includes amounts earned in 2022 under the 2022 Executive Bonus Program and paid in 2023 based on the achievement of certain performance goals. See “Compensation Discussion and Analysis – What We Pay and Why – Short-Term Executive Bonus Program Payments” for additional information.
(4)	All Other Compensation in 2022 consisted of the following:

Name	401(k) Match (a)	Commuting (b)	Total
Christopher W. Walters	$12,200	$116,479	$128,679
Marc Mehlman	$—	—	$—
Todd C. Mackay	$12,200	—	$12,200
Ann J. Bruder	$12,200	—	$12,200
Curtis A. Campbell	$12,200	—	$12,200

(a)	Reflects the amount of matching contributions received by each NEO under the 401(k) Plan, which were capped at the annual IRS compensation limit where appropriate. All matching contributions are invested in the 401(k) Plan as directed by the participant.
(b)	Reflects reimbursed expenses incurred by Mr. Walters in 2022 for [temporary] living and commuting expenses, including $41,116 in reimbursements for the taxes associated with such expenses. The incremental cost of these commuting expenses were valued on the basis of the amount reimbursed to Mr. Walters or the third-party service provider, as applicable.

(5)	Mr. Walters’ 2021 All Other Compensation amount and Total amount increased from what was disclosed in the prior year, due to a clerical error that resulted in $80,850 in commuting expenses, including $31,815 in reimbursement for taxes, being inadvertently excluded from the previous disclosures.

2022 Grants of Plan-Based Awards

The following table and footnotes provide information about awards granted to our NEOs in 2022, including non-equity incentive plan awards that were awarded under our 2022 Executive Bonus Program and equity plan awards that were granted under our 2018 Plan. In addition to the footnotes to this table, please see “Compensation Discussion and Analysis—What We Pay and Why” for a detailed description and narrative discussion of these awards.

		Committee Approval	Estimated Future Payments under Non-Equity Incentive Plan Awards (1)			Estimated Future Payments under Equity Incentive Plan Awards (2) (3)			All Other Stock Awards:	All Other Option Awards:	Exercise	Grant Date
Name	Grant Date	Date (if different from Grant Date)	Threshold	Target	Maximum	Threshold	Target	Maximum	Number of Shares of Stock or Units	Number of Securities Underlying Options	or Base Price of Option Awards	Fair Value of Stock and Option Awards (4)
Christopher W. Walters	—	—	$585,000	$1,170,000	$2,340,000	—	—	—	—	—	—	—
	1/4/2021	12/15/2020	—	—	—	9,722	19,444	38,888	—	—	—	$343,770
	1/3/2022	12/21/2021	—	—	—	84,842	169,683	339,366	—	—	—	$3,314,582
	1/3/2022	12/21/2021	—	—	—	—	—	—	56,561	—	—	$999,998
	1/3/2022	12/21/2021	—	—	—	—	—	—	—	135,746	$17.68	$908,684
Marc Mehlman	—	—	$250,000	$500,000	$1,000,000	—	—	—	—	—	—	—
	1/4/2021	12/15/2020	—	—	—	1,361	2,722	5,444	—	—	—	$48,125
	1/3/2022	12/21/2021	—	—	—	14,140	28,280	56,560	—	—	—	$552,422
	1/3/2022	12/21/2021	—	—	—	—	—	—	28,280	—	—	$499,990
Todd C. Mackay	—	—	$259,375	$518,750	$1,037,500	—	—	—	—	—	—	—
	1/4/2021	12/15/2020	—	—	—	1,945	3,889	7,778	—	—	—	$68,758
	1/3/2022	12/21/2021	—	—	—	15,851	31,702	63,404	—	—	—	$619,263
	1/3/2022	12/21/2021	—	—	—	—	—	—	31,702	—	—	$560,491
Ann J. Bruder	—	—	$195,750	$391,500	$783,000	—	—	—	—	—	—	—
	1/4/2021	12/15/2020	—	—	—	1,420	2,839	5,678	—	—	—	$50,194
	1/3/2022	12/21/2021	—	—	—	11,694	23,388	46,776	—	—	—	$456,856
	1/3/2022	12/21/2021	—	—	—	—	—	—	23,388	—	—	$413,500
Curtis A. Campbell (5)	—	—	$268,750	$537,500	$1,075,000	—	—	—	—	—	—	—
	1/4/2021	12/15/2020	—	—	—	2,129	4,258	8,516	—	—	—	$75,281
	1/3/2022	12/21/2021	—	—	—	16,417	32,833	65,666	—	—	—	$641,354
	1/9/2020	12/20/2019	—	—	—	—	—	—	5,785	—	—	$130,683
	1/9/2020	12/20/2019	—	—	—	—	—	—	4,555	—	—	$102,897
	1/4/2021	12/15/2020	—	—	—	—	—	—	9,732	—	—	$219,846
	1/3/2022	12/21/2021	—	—	—	—	—	—	32,833	—	—	$827,712
	1/9/2020	12/20/2019	—	—	—	—	—	—	—	11,210	$25.24	$66,475
	1/4/2021	12/15/2020	—	—	—	—	—	—	—	15,815	$15.00	$120,036

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(1)	Represents the range of possible preliminary cash payouts under the 2022 Executive Bonus Program. The preliminary cash payout was subject to an upward or downward adjustment by up to 20% based on the level of attainment of the STI Modifier metrics, subject to an overall cap of 200% payout. Actual amounts earned, as determined by the Compensation Committee in the first quarter of 2023, are reflected in the “2022 Summary Compensation Table” under the Non-Equity Incentive Plan Compensation column. As noted in the CD&A, Mr. Campbell transferred to the Buyer on December 19, 2022 as part of the TaxAct Sale, and therefore did not receive a payment under the 2022 Executive Bonus Program. See “Compensation Discussion and Analysis—What We Pay and Why—Short-Term Executive Bonus Program Payments” for additional information.
(2)	PRSUs granted on January 4, 2021 are eligible to vest following a three-year performance period, beginning on January 1, 2021 and ending on December 31, 2023. They will vest based on the Company’s average achievement of a certain level of Company Adjusted EBITDA (as adjusted) in each year during the performance period. The Company Adjusted EBITDA (as adjusted) target will be set at the beginning of each year during the performance period. In accordance with SEC rules and ASC Topic 718, due to the annual target setting of the Company Adjusted EBITDA (as adjusted) performance metric, ASC Topic 718 requires the grant date value to be calculated with respect to one-third of the total PRSUs in each year of the three-year performance period, and, accordingly, one-third of such PRSU awards subject to the Company Adjusted EBITDA (as adjusted) metric are reflected in this table. See “Compensation Discussion and Analysis—What We Pay and Why—2022 Long-Term Equity Incentive Awards” for additional information.
(3)	PRSUs granted on January 3, 2022 are eligible to vest following a three-year performance period, beginning on January 1, 2022 and ending on December 31, 2024. Eighty percent of the PRSUs will vest based on the Company’s achievement of a certain level of cumulative Company Adjusted EBITDA (as adjusted) over the three-year performance period and the other twenty percent will vest upon the Company’s achievement of a specified relative TSR ranking against a TSR peer group over the performance period. See “Compensation Discussion and Analysis—What We Pay and Why—Long-Term Equity Incentive Awards” for additional information.
(4)	Amounts represent the aggregate grant date fair value of stock awards (which consist of time-based RSUs and PRSUs) and option awards computed in accordance with ASC Topic 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and may not correspond to the actual value that will be realized by the applicable NEO. Assumptions used in the valuation of stock and option awards granted in 2022 are discussed in “Note 13: Stock-Based Compensation” of the Notes to Consolidated Financial Statements (Part II, Item 8) in our 2022 Annual Report. See “Compensation Discussion and Analysis—What We Pay and Why—2022 Long-Term Equity Incentive Awards” for additional information.
(5)	In connection with the TaxAct Sale, the portion of Mr. Campbell's awards that would have vested during the first quarter of 2023 vested one day prior to the closing of the TaxAct Sale on December 19, 2022. This resulted in a revaluation of these awards in accordance with ASC Topic 718, for which the incremental charges are included in the values above. Any awards that did not vest prior to the closing of the TaxAct Sale were forfeited upon Mr. Campbell’s transfer to the Buyer.

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Outstanding Equity Awards at 2022 Fiscal Year End

The following table and footnotes provide information regarding unexercised options (including vested and unvested options), unvested time-based RSUs and unvested PRSUs outstanding as of December 31, 2022 for each of the NEOs:

Name	Grant Date		Option Awards (1)				Stock Awards (1)
			Number of Securities Underlying Unexercised Options		Option Exercise Price / Share	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (1)	Market Value of Shares or Units of Stock that Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Unvested Rights (2)
			Exercisable	Not Exercisable
Christopher W. Walters	5/24/2016		15,569	—	$8.96	5/24/2023	—	—	—	—
	1/30/2020		110,510	55,272	$23.36	1/30/2027	—	—	—	—
	1/30/2020		—	—	—	—	28,544	$728,728	—	—
	1/30/2020	(3)	—	—	—	—	23,223	$592,883	—	—
	5/21/2020		69,644	34,833	$11.30	5/21/2027	—	—	—	—
	5/21/2020		—	—	—	—	12,440	$317,593	—	—
	1/4/2021		72,214	144,452	$15.00	1/4/2028	—	—	—	—
	1/4/2021		—	—	—	—	88,893	$2,269,438	—	—
	1/4/2021	(4)	—	—	—	—	—	—	194,443	$4,964,130
	1/3/2022		—	135,746	$17.68	1/3/2029	—	—	—	—
	1/3/2022		—	—	—	—	56,561	$1,444,002	—	—
	1/3/2022	(5)	—	—	—	—	—	—	339,366	$8,664,014
Marc Mehlman	4/27/2020		46,662	23,338	$14.00	4/27/2027	—	—	—	—
	4/27/2020		—	—	—	—	8,335	$212,793	—	—
	1/4/2021		10,109	20,224	$15.00	1/4/2028	—	—	—	—
	1/4/2021		—	—	—	—	12,444	$317,695	—	—
	1/4/2021	(4)	—	—	—	—	—	—	27,221	$694,952
	1/3/2022		—	—	—	—	28,280	$721,988	—	—
	1/3/2022	(5)	—	—	—	—	—	—	56,560	$1,443,977

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Name	Grant Date	Option Awards (1)				Stock Awards
		Number of Securities Underlying Unexercised Options		Option Exercise Price / Share	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (1)	Market Value of Shares or Units of Stock that Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Unvested Rights (2)
		Exercisable	Not Exercisable

Todd C. Mackay	7/1/2017		5,977	—	$21.20	7/1/2024	—	—	—	—
	12/31/2017		14,479	—	$22.10	12/31/2024	—	—	—	—
	6/14/2019		9,031	—	$31.75	6/14/2026	—	—	—	—
	1/9/2020		18,420	9,214	$25.24	1/9/2027	—	—	—	—
	1/9/2020		—	—	—	—	4,755	$121,395	—	—
	1/9/2020	(3)	—	—	—	—	3,868	$98,750	—	—
	5/21/2020		31,339	15,675	$11.30	5/21/2027	—	—	—	—
	5/21/2020		—	—	—	—	5,598	$142,917	—	—
	1/4/2021		14,442	28,891	$15.00	1/4/2028	—	—	—	—
	1/4/2021		—	—	—	—	17,778	$453,872	—	—
	1/4/2021	(4)	—	—	—	—	—	—	38,889	$992,836
	1/3/2022		—	—	—	—	31,702	$809,352	—	—
	1/3/2022	(5)	—	—	—	—	—	—	63,404	$1,618,704
Ann J. Bruder	6/19/2017		31,409	—	$21.70	6/19/2024	—	—	—	—
	2/20/2018		28,333	—	$24.00	2/20/2025	—	—	—	—
	1/2/2019		17,919	—	$27.03	1/2/2026	—	—	—	—
	1/9/2020		14,941	7,473	$25.24	1/9/2027	—	—	—	—
	1/9/2020		—	—	—	—	3,856	$98,444	—	—
	1/9/2020	(3)	—	—	—	—	3,137	$80,088	—	—
	5/21/2020		12,710	12,714	$11.30	5/21/2027	—	—	—	—
	5/21/2020		—	—	—	—	4,540	$115,906	—	—
	1/4/2021		—	21,090	$15.00	1/4/2028	—	—	—	—
	1/4/2021		—	—	—	—	21,867	$558,265	—	—
	1/4/2021	(4)	—	—	—	—	—	—	28,388	$724,746
	1/3/2022		—	—	—	—	23,388	$597,096	—	—
	1/3/2022	(5)	—	—	—	—	—	—	46,776	$1,194,191
Curtis A. Campbell	1/2/2019	(6)	27,238	—	$27.03	3/19/2023	—	—	—	—
	1/9/2020	(6)	33,622	—	$25.24	3/19/2023	—	—	—	—
	5/21/2020	(6)	38,130	—	$11.30	3/19/2023	—	—	—	—
	1/4/2021	(6)	31,630	—	$15.00	3/19/2023	—	—	—	—

(1)	Consists of time-based RSUs and option awards. Time-based awards vest ratably over a three-year period.
(2)	The market value of unvested time-based RSUs and PRSUs is based on the closing price of our Common Stock on December 30, 2022 (the last trading day of 2022), which was $25.53 per share.
(3)	These PRSUs were eligible to vest following a three-year performance period, beginning on January 1, 2020 and ending December 31, 2022. Fifty percent of the PRSUs were eligible to vest upon the Company’s achievement of a certain level of non-GAAP EPS for the 2022 calendar year, and the other fifty percent were eligible to vest upon the Company’s achievement of a certain relative TSR ranking against a TSR peer group over the performance period. The number of PRSUs in this table are reported at the actual achievement level of 31%, as approved by the Compensation Committee subsequent to December 31, 2022. Actual non-GAAP EPS achieved by the Company was below the threshold, resulting in no payout for the PRSUs vesting based on non-GAAP EPS, however relative TSR was achieved at the 31st percentile ranking compared to the TSR peer group, resulting in an 62% achievement for the PRSUs vesting based on relative TSR ranking. This resulted in 31% of the 2020-2022 PRSU awards vesting at that time, and the remainder being forfeited.
(4)	These PRSUs are eligible to vest following a three-year performance period, beginning on January 1, 2021 and ending December 31, 2023. Fifty percent of the PRSUs will vest upon the Company’s average achievement of a certain level of Company Adjusted EBITDA (as adjusted) for each of the one-year periods in the three-year performance period, and the other fifty percent will vest upon the Company’s achievement of a certain relative TSR ranking against a TSR peer group over the performance period. We have assumed that if the performance for these awards were determined on December 31, 2022 (instead of December 31, 2023), the PRSUs would have vested above target. Thus, amounts reported in this table are reported at the maximum level of achievement. The amounts reported in this table reflect only two-thirds of the PRSU target awards subject to the Adjusted EBITDA (as adjusted) metric and the entire portion of the target PRSU awards subject to the relative TSR metric. The actual number of PRSUs that will vest is between 0% and 200% of the target number of PRSUs based on the Company’s average achievement of Company Adjusted EBITDA (as adjusted) for each of the one-year periods in the three-year performance period and the Company’s relative TSR ranking for the three-year performance period and may be more or less than the amounts shown. See “Compensation of Named Executive Officers – 2022 Grants of Plan-Based Awards” on page 92 for the target and maximum number of shares that could vest and footnotes regarding the treatment of PRSUs subject to the Company Adjusted EBITDA (as adjusted) metric.

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(5)	These PRSUs are eligible to vest following a three-year performance period, beginning on January 1, 2022 and ending on December 31, 2024. Eighty percent of the PRSUs will vest upon the Company’s achievement of a certain level of Company Adjusted EBITDA (as adjusted) for the cumulative three-year performance period, and the other twenty percent will vest upon the Company’s achievement of certain relative TSR ranking against a TSR peer group over the performance period. We have assumed that if the performance criteria for these awards were determined on December 31, 2022 (instead of December 31, 2024), the PRSUs would have vested above target. Thus, amounts reported in this table are reported at the maximum level of achievement. The actual number of PRSUs that will vest is between 0% and 200% of the target number of PRSUs based on the Company’s achievement of Company Adjusted EBITDA (as adjusted) and the Company’s relative TSR ranking for the three-year performance period and may be more or less than the amounts shown. See “Compensation of Named Executive Officers – 2022 Grants of Plan-Based Awards” on page 92 for the target and maximum number of shares that could vest.
(6)	Subsequent to December 31, 2022, the Compensation Committee approved extending the post-termination expiration dates for Mr. Campbell’s outstanding and vested options to the earlier of the original expiration date and December 19, 2023.

2022 Option Exercises and Stock Vested

The following table and footnotes describe, for each of our NEOs, the number of shares acquired upon the exercise of stock options and vesting of time-based RSUs and PRSUs during 2022, and the value realized upon such exercise and vesting. The value realized upon exercise of stock options and vesting of time-based RSUs and PRSUs is before the withholding of any taxes.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Christopher W. Walters	10,118	$19,325	85,412	$1,446,224
Marc Mehlman	—	—	14,554	$279,225
Todd C. Mackay	31,260	$168,270	22,366	$383,885
Ann J. Bruder	23,253	$154,921	22,410	$388,076
Curtis A. Campbell	—	—	58,028	$1,165,202

(1)	The value realized on exercise was calculated by multiplying the number of options exercised by the difference between the closing price of the Company’s Common Stock on the exercise date and the exercise price.
(2)	The value realized on vesting was calculated by multiplying the number of shares acquired upon the vesting of RSUs and PRSUs by the closing price of the Company’s Common Stock on the vesting date.

Pension Benefits; Non-Qualified Defined Contribution; and Other Non-Qualified Deferred Compensation Plans

On January 1, 2019, the Company implemented the Tax-Smart Executive Deferral Plan (the “Executive Deferral Plan”). The Executive Deferral Plan is a non-qualified deferred compensation arrangement that allows each of the Company’s executive officers to defer a portion of their base salary and annual incentive bonus. Participants may elect to defer at least 5%, and up to 90%, of their base salary and up to 100% of their annual bonus and incentive bonuses, respectively, to the Executive Deferral Plan. Company contributions are allowed under the terms of the Executive Deferral Plan, but no employer contributions were made for 2022. Participants direct the investment of their accounts, at market rates, among the available investment options (generally the same investment options available under our 401(k) Plan). The Executive Deferral Plan offers automatic lump sum distributions upon death or disability. Each participant may elect to receive lump sum or installment distributions upon separation from service or on such other certain dates that a participant may elect. Such elections are made at the time such participant elects to defer compensation for a specific year. Key employee distributions payable upon separation from service will be delayed for six months. The assets of the Executive Deferral Plan are held in a rabbi trust. The following table reflects information regarding the participation by the participating NEO in the Executive Deferral Plan for 2022.

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Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($) (2)
Ann J. Bruder	$43,462	—	$(43,612)	—	$247,424

(1) The Executive Contributions shown in the above table are also reflected in the Salary Column of the “2022 Summary Compensation Table.”

(2) The amount in this column includes $40,712, $88,621 and $77,237 that was previously reported in the Summary Compensation Table as compensation for Ms. Bruder for 2019, 2020 and 2021, respectively.

Potential Payments upon Termination or Change of Control

Executive Severance Plan

Effective January 17, 2021, the Compensation Committee adopted the Executive Severance Plan in order to bring our change of control practices in line with market practices for certain of our executives (other than Mr. Walters, who was not a participant at the time), including Messrs. Mehlman, Mackay, and Campbell and Ms. Bruder, each of whom has signed a Participation Agreement agreeing, as a condition of participation, to an extension of the duration of certain restrictive covenants to which such executive is subject from 12 to 24 months following a “Qualifying Termination” (as defined below).

The Compensation Committee adopted the First Amendment to the Executive Severance Plan effective May 2, 2022. Under that amendment, provisions were added to account for the CEO under the plan, and to adjust the provisions for paying out PRSUs in case of a change of control. With this amendment, Mr. Walters became a participant of the Executive Severance Plan.

A fundamental feature of the Executive Severance Plan is that severance benefits are payable only upon a “double trigger.” This means that severance benefits are triggered only when an eligible executive is involuntary terminated (other than for “Cause,” death or disability), or terminates his or her own employment for “good reason” (which may arise from a material reduction in duties, authority or responsibilities or reporting relationship (provided that a change in an executive’s duties, authority or responsibilities as the result of one or more corporate transactions, by itself, does not constitute a material reduction), a reduction in base salary, target annual cash bonus opportunity or employee benefits, an increase in the executive’s commute to his or her current principal work location of more than 25 miles without consent or a failure of the Company to assign the plan to a successor), in each case, within 24 months following a change of control or within two months prior to, and in connection with, a change of control that is ultimately consummated (a “Qualifying Termination”).

Under the Executive Severance Plan, a change of control of the Company generally means the occurrence of any of the following: (i) an acquisition of more than 50% of the voting power of the Company’s outstanding securities by any person or through a merger, reorganization or consolidation of the Company; (ii) approval by the stockholders of liquidation of the Company; (iii) a sale of the Company or substantially all of its assets; (iv) a sale of assets of the Company that generated 40% or more of the Company’s consolidated Company Adjusted EBITDA (as adjusted) or total net revenue; or (v) a change in composition of the Board such that the majority is no longer comprised of incumbent directors (an incumbent being a continuing director, a director nominated by a majority of directors then in office or a director appointed by directors so nominated). The TaxAct Sale constituted a change of control under the terms of the Executive Severance Plan, and, therefore, NEOs will be eligible for benefits under the Executive Severance Plan rather than their employment agreements for a Qualifying Termination during the 24 month period following the TaxAct Sale.

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In the event of a Qualifying Termination, such participant will generally be eligible for the following severance benefits:

●	a lump sum severance payment in an amount equal to two times (two-and-a-half times in the case of the CEO) the sum of (A) the participant’s annualized base salary (as in effect at the time of the Qualifying Termination or at the highest rate in effect for such participant after the effective date of the Executive Severance Plan) and (B) the participant’s target annual bonus for the calendar year in which the Qualifying Termination occurs (provided that such target annual bonus shall not be lower than the highest target annual cash bonus paid by the Company to the participant under any annual cash bonus plan in effect for a calendar year commencing since the effective date of the Executive Severance Plan) (the “target annual cash bonus”);

●	a cash payment equal to any accrued but unpaid annual cash bonus for any completed fiscal year preceding a Qualifying Termination;

●	a cash payment equal to the target annual cash bonus prorated based on the number of days participant remained an employee during the calendar year in which the Qualifying Termination occurs; and

●	an amount equal to the monthly premium for continuation healthcare coverage for the participant under the Company’s group health plan then in effect, including for coverage of any spouse or dependent child of the participant, multiplied by 24.

In addition, upon a Qualifying Termination (or if later, the change of control), a participant’s outstanding equity awards will fully vest, all performance conditions (if any) will be deemed satisfied at the greater of target or actual performance level, all restrictions on any such outstanding equity awards will lapse and any outstanding stock options will remain exercisable until the later of the first anniversary of the Qualifying Termination and the original expiration date applicable to such options.

If any payments and benefits to be paid or provided to a participant, whether pursuant to the terms of the Executive Severance Plan or otherwise, would be subject to excise taxes under the “golden parachute” provisions of the Internal Revenue Code, such payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such reduction would result in a greater after-tax benefit to the participant.

Any severance benefits under the Executive Severance Plan are conditioned on the participant’s executing a general release and waiver of claims substantially in a form prescribed by the Company. In addition, the plan administrator may, in the event of a participant’s material breach of a material obligation of such participant to the Company pursuant to any award or agreement between such participant and the Company, including a material breach of any agreement containing restrictive covenants (e.g., confidentiality and non-competition provisions) or a determination that an event constituting Cause has occurred, terminate the right of such participant to receive any severance benefits and seek the recoupment of any severance benefits paid to such participant.

Severance benefits payable under the Executive Severance Plan replace (and will be paid in lieu of) any cash or non-cash change-of-control severance benefits that a participant otherwise is eligible to receive under any other agreements entered into between the Company and the participant (including any employment agreements).

Employment Agreements

The Company has entered into employment agreements with each of our NEOs, which include specific terms regarding severance payments and other benefits, if any, due to the executive under various employment termination circumstances. The following sections describe and explain the specific circumstances that would trigger severance payments and other benefits for our NEOs who were serving as of December 31, 2022 under their employment agreements as in effect on such date.

Termination without Cause and Constructive Termination or Resignation for Good Reason: Under the employment agreements in place on December 31, 2022, Messrs. Walters, Mehlman and Mackay and Ms. Bruder are entitled to receive similar benefits if, other than in connection with a change of control of the Company, they are terminated by us without cause or there is a constructive termination or resignation for good reason, including the following:

●	Messrs. Mehlman and Mackay and Ms. Bruder would receive:
■	a severance amount equal to one times such NEO’s annual salary, payable in a single lump sum payment (or, in the case of Messrs. Mehlman and Mackay, in 12 equal monthly payments);
■	any unpaid portion of his or her bonus to the extent earned; and
■	a lump sum payment equal to 12 months of COBRA premiums.

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●	Mr. Walters would receive:
■	a severance amount equal to two times his then-current salary and two times his then-current annual target bonus amount, payable in a single lump sum payment;
■	any unpaid portion of his bonus to the extent earned; and
■	a lump sum payment equal to 18 months of COBRA premiums.

Death: Under the employment agreements in place as of December 31, 2022 for Messrs. Mehlman and Mackay and Ms. Bruder, death entitles the NEO’s beneficiary to receive a lump sum payment equal to three months’ base salary and any unpaid portion of his or her bonus, to the extent earned. Under Mr. Walters’s employment agreement, upon his death his beneficiary would receive a lump sum payment equal to six months’ base salary and an amount equal to his then-current annual target bonus and any unpaid portion of his bonus, to the extent earned.

Disability: Under the employment agreements in place as of December 31, 2022, for Messrs. Mehlman and Mackay and Ms. Bruder, termination due to disability (defined as an inability to perform his or her duties for 180 days in any one-year period) entitles the NEO to receive a lump sum payment equal to six months’ base salary and any unpaid portion of his or her bonus, to the extent earned. Under Mr. Walters’s employment agreement, termination due to disability (defined as described above) would entitle Mr. Walters to receive a lump sum payment equal to six months’ base pay and an amount equal to his then-current annual target bonus and any unpaid portion of his bonus, to the extent earned.

Bruder Consulting Agreement

In January 2023, following a change in her responsibilities in connection with the TaxAct Sale, Ms. Bruder resigned for “good reason” under the Executive Severance Plan, effective February 1, 2023. In accordance with the terms of the Executive Severance Plan and as a result of the Company’s waiver of the applicable cure period, Ms. Bruder was eligible to receive severance benefits upon a Qualifying Termination under the Executive Severance Plan, as described above and subject to her execution and non-revocation of a general release and waiver in favor of the Company, which consisted of: (i) a lump sum severance payment equal to two times the sum of her annualized base salary and her 2023 target annual bonus ($1,653,000); (ii) a cash payment equal to accrued but unpaid annual cash bonus for 2022 ($481,546); (iii) a cash payment equal to the target annual cash bonus prorated based on the number of days she remained an employee during the calendar year in which the Qualifying Termination occurs ($34,323); (iv) 24 months of monthly premiums for health coverage ($46,271) and (v) accelerated vesting of RSUs, Options and PRSUs (with PRSUs at the greater of actual and target performance) to the completion of her consulting agreement, discussed below. In addition, to assist in implementing an orderly transition of her responsibilities and to ensure Ms. Bruder’s continued services to the Company in relation to certain key transition matters, including supporting the initial delivery of transition services in connection with the TaxAct Sale, Ms. Bruder and the Company entered into the Consulting Agreement, pursuant to which Ms. Bruder agreed to serve as a consultant of the Company from February 2, 2023 through June 30, 2023 (the “Consulting Period”). During the Consulting Period, Ms. Bruder will be paid a monthly consulting fee of $34,584, and pursuant to the Consulting Agreement, the Company granted Ms. Bruder an award of RSUs under the 2018 Plan with a grant date fair value of $827,000. Each RSU represents the right to receive a cash payment equal to the value of the Company’s Common Stock on the July 1, 2023 vesting date, subject to Ms. Bruder satisfactorily performing consulting services for the duration of the Consulting Period and execution of a general release and waiver in favor of the Company. The RSU Award is not subject to accelerated vesting provisions under the Executive Severance Plan (or otherwise).

Campbell Separation

In connection with Mr. Campbell’s separation from the Company in connection with the TaxAct Sale, Mr. Campbell did not receive any cash severance benefits from the Company. Given the timing of the closing of the transaction, the Compensation Committee approved the acceleration of the portion of the PRSUs, RSUs and options held by employees transferring to the Buyer, including Mr. Campbell, so that the portion of such awards that would have vested during the first quarter of 2023 vested one day prior to the closing of the TaxAct Sale on December 19, 2022. This resulted in Mr. Campbell vesting in 26,461 RSUs, 27,025 options and 4,555 PRSUs, with the PRSUs determined based on estimated performance, with an estimated value equal to $820,687, based on the closing stock price on December 16, 2022 (one business day prior to the closing of the TaxAct Sale). In January 2023, the post-termination expiration dates applicable to Mr. Campbell’s outstanding and vested option awards were also extended to the earlier of the original expiration date and December 19, 2023.

Potential Payments

The following table sets forth the estimated incremental payments of severance and/or benefits that would be provided to each of the NEOs or his or her estate in the event of the termination of such NEO’s employment (i) by the NEO (without good reason), (ii) by the Company without cause or by the NEO for good reason, (iii) in connection with a change of control or significant corporate transaction, termination by the NEO for good reason or by the Company without cause, (iv) on account of disability or (v) on account of death, in each case, as of December 31, 2022. Mr. Campbell is excluded from the table below because his employment was transferred to the Buyer upon the closing of the TaxAct Sale on December 19, 2022 and he did not receive any severance payments or benefits in connection such termination other than the accelerated vesting of certain of his equity awards that would have vested during the first quarter of 2023, which vested one day prior to the closing of the TaxAct Sale on December 19, 2022. In addition, Ms. Bruder’s severance entitlements are described above, and she is excluded from the table below.

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The table below reflects the following assumptions:

●	a termination date of December 31, 2022;

●	each NEO would receive payments in accordance with the terms of the Executive Severance Plan in the case of a Qualifying Termination and his or her employment agreement in the case of any other termination of employment;

●	valuations for equity are based on the closing price for our stock on December 30, 2022 (the last trading day of 2022), which was $25.53;

●	each NEO had received all of his or her base salary earned during 2022;

●	each NEO was entitled to, but had not yet been paid, the 2022 annual bonus plan payment received in February 2023 (because the assumed termination date is December 31, 2022); and

●	in the case of a termination without cause or resignation for good reason, in each case, within 24 months following a change of control or within two months prior to, and in connection with, a change of control that is ultimately consummated, all performance conditions are assumed to be satisfied at target.

Executive	Termination By Executive (Without Good Reason)	Termination by the Company Without Cause or by the Executive for Good Reason / Constructive Termination (1)		Change of Control or Corporate Transaction / Termination Without Cause / Good Reason (2)		Disability (3)	Death (4)
Christopher W. Walters
Severance (5)	—	$4,875,000	(5)	$4,875,000	(5)	$1,560,000	$1,560,000
Short-Term Incentive (6)	$1,439,100	$1,439,100		$1,439,100		$1,439,100	$1,439,100
Health Benefits (7)	—	$54,947		$54,947		—	—
Accelerated Vesting of Stock Options (8)	—	$3,202,299		$3,202,299		$3,202,299	$3,202,299
Accelerated Vesting of Stock Awards (8)	—	$13,982,807		$13,982,807		$13,982,807	$13,982,807
Total	$1,439,100	$23,554,153		$23,554,153		$20,184,206	$20,184,206
Marc Mehlman
Severance (5)	—	$2,000,000	(5)	$2,000,000	(5)	$250,000	$125,000
Short-Term Incentive (6)	$615,000	$615,000		$615,000		$615,000	$615,000
Health Benefits (7)	—	$54,947		$54,947		—	—
Accelerated Vesting of Stock Options (8)	—	$482,046		$482,046		$482,046	$482,046
Accelerated Vesting of Stock Awards (8)	—	$2,391,446		$2,391,446		$2,391,446	$2,391,446
Total	$615,000	$5,543,439		$5,543,439		$3,738,492	$3,613,492
Todd C. Mackay
Severance (5)	—	$1,867,500	(5)	$1,867,500	(5)	$207,500	$103,750
Short-Term Incentive (6)	$589,456	$589,456		$589,456		$589,456	$589,456
Health Benefits (7)	—	$50,407		$50,407		—	—
Accelerated Vesting of Stock Options (8)	—	$529,950		$529,950		$529,950	$529,950
Accelerated Vesting of Stock Awards (8)	—	$3,251,194		$3,251,194		$3,251,194	$3,251,194
Total	$589,456	$6,288,507		$6,288,507		$4,578,100	$4,474,350

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(1)	Because the TaxAct Sale constituted a change of control under the Executive Severance Plan, if any of Messrs. Walters, Mehlman or Mackay experience a termination without cause or resign for good reason/constructive termination prior to December 19, 2024, they will receive the payments and benefits associated with such terminations following a change of control. Please see above for a description of the payments and benefits that would be provided upon a termination without cause or resignation for good reason/constructive termination absent a change of control.
(2)	Pursuant to the terms of the Executive Severance Plan as of December 31, 2022, Messrs. Walters, Mehlman and Mackay would be entitled to change of control severance benefits if they were terminated within 24 months following or during the two-month period prior to a change of control of the Company. The change of control payments described in “Executive Severance Plan” above would be made only in the event of a “double trigger”.
(3)	Pursuant to the terms of their respective employment agreements, Mr. Walters would be entitled to receive six months of his base pay and his then current annual target bonus amount, and each of the other NEOs would be entitled to receive six months of base pay in the event of disability.
(4)	Pursuant to the terms of their respective employment agreements, Mr. Walters would be entitled to receive six months of his base pay and his then current annual target bonus amount, and each of the other NEOs would be entitled to receive three months of base pay in the event of their death.
(5)	Amounts reported represent the severance amount payable to Messrs. Walters, Mehlman and Mackay under the terms of the Executive Severance Plan, as described in more detail above.
(6)	Reflects the actual bonus earned under the 2022 Executive Bonus Program.
(7)	Amounts reported represent estimated COBRA premiums of 24 months for Messrs. Walters, Mehlman and Mackay in the event of a change of control for a termination by the Company without cause or by the NEO for good reason.
(8)	Amounts in these rows reflect the value of equity awards that would be accelerated upon a termination of employment or a change of control, for the NEOs calculated pursuant to the terms of the Executive Severance Plan. In the case of option awards, the equity value was determined by multiplying (i) the spread between the exercise price and the closing price of $25.53 per share on December 30, 2022 and (ii) the number of unvested option shares that would vest following a qualifying termination or termination due to death or disability. In the case of stock awards (both time-based RSUs and PRSUs), the equity value represents the value of the shares determined by multiplying the closing stock price of $25.53 per share on December 30, 2022 by the number of unvested RSUs (to the extent accelerated due to a qualifying termination or termination due to death or disability). In the case of PRSUs, the equity value represents the value of the shares determined by multiplying the closing stock price of $25.53 per share by the number of shares to be awarded based on target achievement. As noted above, while the Executive Severance Plan stipulates that PRSUs pay out at the greater of actual or target in the case of a termination without cause or resignation for good reason, in each case, within 24 months following a change of control or within two months prior to, and in connection with, a change of control that is ultimately consummated, for the purposes of this table, it is assumed they pay out at target.

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CEO PAY RATIO

2022 CEO Pay Ratio

Below is: (i) the 2022 annual total compensation of our CEO; (ii) the 2022 annual total compensation of our median employee; (iii) the ratio of the annual total compensation of our CEO to that of our median employee; and (iv) the methodology we used to calculate our CEO pay ratio:

CEO Pay Ratio
CEO Annual Total Compensation	$7,914,813
Median Employee Annual Total Compensation	$102,798
CEO to Median Employee Pay Ratio	77:1

CEO Pay Methodology

We believe our CEO pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. Our methodology and process are explained below:

●	Determined Employee Population. We began with our employee population as of October 1, 2022, including all employees working on a full-time, part-time or interim basis, employed by the Company or our consolidated subsidiaries.

●	Identified the Median Employee. We calculated compensation for each employee utilizing base pay, overtime and bonus compensation as of December 31, 2022. The cash compensation was annualized for employees who were hired during 2022 and was comprised of base salary and the greater of target bonus or actual bonus paid (as actual bonus paid was prorated and would not be representative of full-year bonus amounts). We did not make any cost-of-living adjustments. We identified our median employee using a standard median formula based on the selected compensation measure, which was consistently applied to all of our employees included in this calculation.

●	Calculated CEO Pay Ratio. We calculated our median employee’s annual total compensation for 2022 according to the SEC’s instructions for preparing the Summary Compensation Table. We then calculated the CEO Pay Ratio by comparing our CEO’s annual total compensation as shown in the Summary Compensation Table against our median’s annual total compensation.

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2022 PAY VERSUS PERFORMANCE

The following table discusses Total Compensation as calculated in the Summary Compensation Table (“SCT”) and Compensation Actually Paid (“CAP”) in accordance with SEC rules for Mr. Walters, our current CEO since January 30, 2020, the former CEO, and the average of both compensation measures for all other NEOs disclosed for the years indicated below. See footnote 1 for a list of those executives. Additionally, cumulative TSR is disclosed for the Company and a peer group, as well as the Company’s Net Income, as disclosed in our Annual Report on Form 10-K for the year ended December 31, 2022, and the Company Selected Measure. See the footnotes for more details.

Year	Total Compensation per SCT for Current CEO	CAP for Current CEO (1)	Total Compensation per SCT for Former CEO (2)	CAP for Former CEO (1) (2)	Average Total Compensation per SCT for Other NEOs (3)	Average CAP for Other NEOs (1) (3)	Value of Initial Fixed $100 Investment Based on: (4)			Company Adjusted EBITDA (as adjusted) (6)
							Company Cumulative TSR	Peer Group Cumulative TSR (5)	Net Income
2022	$7,914,813	$15,443,346	N/A	N/A	$2,235,972	$2,543,299	$97.67	$87.59	$420,247,000	$169,365,635
2021	$7,259,787	$8,015,674	N/A	N/A	$1,844,990	$1,989,641	$66.26	$126.80	$7,757,000	$132,496,414
2020	$8,018,388	$6,085,443	$5,659,267	$(1,780,923)	$1,393,465	$774,585	$60.86	$113.76	$(342,755,000)	$127,266,395

(1)	CAP is calculated in accordance with SEC rules. The valuation methods, including selection of underlying assumptions, to estimate the fair values of equity awards included within the table above are consistent with those discussed within our most recent Annual Report on Form 10-K. Assumptions included within our updated estimates of fair value have been adjusted to reflect the passage of time since the original grant date. However, these assumptions were materially consistent with those originally disclosed in the Annual Report on Form 10-K for the year corresponding with the original grant date. Changes to the original assumptions for each award primarily relate to changes in our share price, risk-free interest rates and the expected life of options. See the section “Reconciliation to CAP” for a reconciliation between Total Compensation per SCT and CAP.

(2)	Mr. John Clendening, our former CEO, departed the Company effective January 10, 2020.

(3)	Other NEOs for 2022 and 2021 were Ms. Bruder and Messrs. Mehlman, Mackay and Campbell. For 2020 Other NEOs were Mses. Bruder, Carsley (Former Interim Chief Financial Officer) and Murray (Former Interim Principal Financial Officer) and Messrs. Athwal (Former Chief Financial Officer), Campbell, Mackay and Mehlman.

(4)	Cumulative TSR calculated in the same manner as for the stock performance graph under Item 201(e) of Regulation S-K.

(5)	Peer Group Cumulative TSR calculated using NASDAQ Other Finance Index.

(6)	Company Selected Measure shown is Company Adjusted EBITDA (as adjusted), as used for the Company’s 2022 Short-Term Executive Bonus Program.

Financial Performance Measures

The most important financial performance measures the Company utilized in 2022 are:

●	Company Adjusted EBITDA (as adjusted)

●	Company Revenue (as adjusted)

●	Relative TSR

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Reconciliation to CAP

The following tables reconcile how CAP is calculated, compared to Total Compensation per the Summary Compensation Table.

Executive	Current CEO			Former CEO
Fiscal Year	2022	2021	2020	2020
Total Compensation per SCT	$ 7,914,813	$ 7,259,787	$ 8,018,388	$ 5,659,267
Subtract: Grant date fair value of equity awards granted in covered fiscal year	$(5,567,034)	$ (4,943,227)	$ (6,035,272)	─
Add: Fair value at year-end of equity awards granted in covered fiscal year	$ 8,749,581	$ 5,679,870	$ 4,161,271	─
Add/Subtract: Change in fair value from end of prior fiscal year to end of covered fiscal year for unvested equity awards granted prior to covered fiscal year	$ 4,461,951	$ (53,696)	─	─
Add/Subtract: Change in fair value from end of prior fiscal year to vesting date for equity awards that vested in covered fiscal year	$ (115,965)	$ 72,940	$ (58,944)	$ (46,976)
Subtract: Fair Value at end of prior fiscal year for equity awards forfeited in covered fiscal year	─	─	─	$(7,393,214)
CAP	$ 15,443,346	$ 8,015,674	$ 6,085,443	$(1,780,923)

Executive	Average Other NEOs
Year	2022	2021	2020
Total Compensation per SCT	$ 2,235,972	$ 1,844,990	$ 1,393,465
Deduct: Grant date fair value of equity awards granted in covered fiscal year	$ (1,363,471)	$ (921,231)	$ (753,904)
Add: Fair value at year-end of equity awards granted in covered fiscal year	$ 1,219,331	$ 1,058,796	$ 677,039
Add/Deduct: Change in fair value from end of prior fiscal year to end of covered fiscal year for unvested equity awards granted prior to covered fiscal year	$ 618,383	$ 27,191	$ (187,128)
Add/Deduct: Change in fair value from end of prior fiscal year to vesting date for equity awards that vested in covered fiscal year	$ 239,994	$ (2,497)	$ (85,894)
Deduct: Fair Value at end of prior fiscal year for equity awards forfeited in covered fiscal year	$ (406,910)	$ (17,608)	$ (268,993)
CAP	$ 2,543,299	$ 1,989,641	$ 774,585

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Relationship between Executive Compensation and Financial Performance

CAP and Company Adjusted EBITDA (as adjusted): The following graph depicts the relationship between our Executive Compensation and our Company Selected Measure, Company Adjusted EBITDA (as adjusted).

CAP and Net Income: The following graph depicts the relationship between our Executive Compensation and Net Income.

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CAP and Cumulative TSR: The following graph depicts the relationship between our Executive Compensation and Cumulative TSR for the Company and Peer Group.

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 BENEFICIAL OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of [●], 2023, as to: (i) each person who is known by us to own beneficially more than five percent of the outstanding shares of our Common Stock; (ii) each of our directors and Director Nominees; (iii) each of our NEOs; and (iv) all current directors and executive officers as a group. Information for beneficial owners who are not officers or directors is based on their most recent filings with the SEC (as described in the footnotes to this table) and has not been independently verified by us. The number of shares outstanding as of the Record Date was [●] shares. Unless otherwise indicated below, and subject to applicable community property laws, we believe based on the information provided to us, that each beneficial owner has sole voting and investment power with respect to the shares listed below. Unless otherwise indicated, the address of each beneficial owner in the table below is c/o Avantax, Inc. 3200 Olympus Boulevard, Suite 100, Dallas, Texas 75019.

Principal Stockholders, Directors, Nominees for Director and Named Executive Officers	Number of Shares of Common Stock Owned Directly or Indirectly	Number of Shares of Common Stock That Can Be Acquired Within 60 Days of
		March 10, 2023		Shares of Common Stock Beneficially Owned (1)
		Options	RSUs	Number	Percent of Class
5% Stockholders
BlackRock, Inc.	7,569,360	—	—	7,569,360 (2)	19.14%
55 East 52nd Street, New York, NY 10055
The Vanguard Group	5,292,463	—	—	5,292,463 (3)	13.38%
100 Vanguard Blvd., Malvern, PA 19355
Directors
Steven Aldrich	16,476	—	—	16,476	*
Mark A. Ernst	92,438	—	2,873	95,311 (4)	*
E. Carol Hayles	6,692	—	5,946	12,638	*
Kanayalal A. Kotecha	5,000	—	9.485	14,485	*
J. Richard Leaman III	—	—	9,485	9,485	*
Tina Perry	12,642	—	8,885	21,527	*
Georganne C. Proctor	13,733	—	—	13,733	*
Karthik Rao	23,996	—	—	23,996	*
Jana R. Schreuder	26,450	—	8,819	35,269	*
Mary S. Zappone	56,480	15,569	5,946	77,995	*

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Principal Stockholders, Directors, Nominees for Director and Named Executive Officers	Number of Shares Owned Directly or Indirectly	Number of Shares That Can Be Acquired Within 60 Days of
		March 10, 2023		Shares Beneficially Owned (1)
		Options	RSUs	Number	Percent of Class
Named Executive Officers
Ann J. Bruder	67,648	123,328	—	190,976	*
Curtis A. Campbell	61,603	130,620	—	192,223	*
Todd C. Mackay	91,842	117,345	—	209,187	*
Marc Mehlman	40,528	90,219	8,335	139,082 (5)	*
Christopher W. Walters	225,826	440,668	—	666,494	1.69%
All directors and current executive officers as a group (14 persons)	616,521	663,801	59,774	1,340,096	3.39%

* Indicates less than 1.0% ownership of our Common Stock.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by such person that are currently exercisable or will become exercisable within 60 days of March 10, 2023, if any, or RSUs held by such person that vest within 60 days of March 10, 2023, if any, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(2)	Based on information contained in a Schedule 13G/A filed with the SEC on January 26, 2023, by BlackRock, Inc. BlackRock, Inc. reported it had sole voting power as to 7,508,179 shares and sole dispositive power as to 7,569,360 shares.
(3)	Based on information contained in a Schedule 13G/A filed with the SEC on February 9, 2023, by The Vanguard Group (“Vanguard”). Vanguard reported it had sole voting power as to 0 shares, shared voting power as to 80,601 shares, sole dispositive power as to 5,163,274 shares and shared dispositive power as 129,189 shares.
(4)	Includes 14,000 shares of Common Stock held by Bellevue Capital LLC. Mr. Ernst is the managing partner of Bellevue Capital LLC.
(5)	Includes 2,025 shares of Common Stock held by Mr. Mehlman’s spouse, Mary Mehlman.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10 percent of a registered class of our equity securities (“Reporting Persons”) to file with the SEC reports of ownership and reports of changes in ownership of our Common Stock and our other equity securities. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons, the Company believes that during the fiscal year ended December 31, 2022, all Reporting Persons complied with all applicable requirements, except each member of our Board submitted a late filing on January 20, 2023 with respect to an RSU grant made as of May 23, 2022.

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Ownership Limitations

Section 4.3 of our Charter includes certain transfer restrictions (the “Transfer Restrictions”) for the purpose of protecting our ability to use our net operating losses and certain other tax benefits. The Transfer Restrictions terminated on the “Restriction Release Date,” which was February 24, 2023, the date on which the Company accepted shares of Common Stock for purchase pursuant to the “Dutch auction” tender offer that commenced on January 27, 2023.

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EQUITY COMPENSATION PLAN INFORMATION

Our stockholders have approved the 2018 Plan and the ESPP. Our Board adopted the Avantax, Inc. 2016 Equity Inducement Plan, as amended (the “Inducement Plan”) on January 29, 2016, which did not require stockholder approval under Nasdaq rules. The terms and conditions of the Inducement Plan are substantially similar to those of the 2018 Plan, except that under the Inducement Plan, 2,400,000 shares are authorized for issuance, eligibility is limited to newly hired employees, incentive stock options may not be granted and the Inducement Plan is not subject to stockholder approval. The 2018 Plan replaced the 2015 Plan. Since approval of the 2018 Plan, we have granted all equity awards under the 2018 Plan, except for inducement awards made under the Inducement Plan.

Each plan is described under “Note 13: Stock-Based Compensation” in the Notes to Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2022.

The table below sets forth information regarding outstanding awards and shares available for future issuance under the Company’s equity compensation plans as of December 31, 2022.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights (1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	2,881,362 (2)	$17.72	3,799,554 (3)
Equity compensation plans not approved by stockholders	122,583 (4)	$12.97	1,171,034 (5)
Employee stock purchase plans approved by stockholders	—	—	193,709 (6)
Cash-settled restricted stock units vesting under the 2018 Plan (7)	828,631 (7)	—	—
Total	3,832,576	—	5,164,297
(1)	Consists of the weighted-average exercise price of outstanding options, as outstanding RSUs do not have an exercise price.
(2)	Consists of 1,547,163 shares of our Common Stock issuable upon exercise of outstanding options and 1,334,199 shares of our Common Stock issuable upon vesting of RSUs under the 2018 Plan.
(3)	Consists of shares available for future grant under the 2018 Plan.
(4)	Consists of 109,870 shares of our Common Stock issuable upon exercise of outstanding options and 12,713 shares of our Common Stock issuable upon vesting of RSUs under the Inducement Plan.
(5)	Consists of shares available for future grant under the Inducement Plan.
(6)	Reflects 193,709 shares available for future grant under the ESPP. For the most recent offering period that ended on November 14, 2022, 118,920 shares were issued under the ESPP.
(7)	Represents hypothetical restricted stock units that, upon vesting, require cash settlement equal to the fair value of our Common Stock on the date of the vesting.

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STOCK PERFORMANCE

Set forth below is a line graph comparing the cumulative total stockholder return of our Common Stock to the cumulative total return of (i) the Nasdaq Index, (ii) the Nasdaq Other Finance Index and (iii) the Nasdaq Internet Index for the five-year period ended on December 31, 2022.

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OTHER MATTERS

Rule 14a-8 Stockholder Proposals

Any stockholder proposal pursuant to Rule 14a-8 under the Exchange Act intended to be included in the Company’s proxy materials for our 2024 Annual Meeting (pursuant to Rule 14a-8 of the Exchange Act) must be received by the Company at 3200 Olympus Boulevard, Suite 100, Dallas, Texas 75019, Attention: Corporate Secretary, by no later than [●], being 120 days prior to the first anniversary of the date that this Proxy Statement was released to stockholders in connection with the Annual Meeting, and must otherwise be in compliance with applicable SEC rules. However, if the date of our 2024 Annual Meeting has been changed by more than 30 days from the date of the Annual Meeting, then a stockholder proposal submitted for inclusion in the Company’s proxy statement must be received by us a reasonable time before we begin to print and mail our proxy materials for our 2024 Annual Meeting. The submission of a stockholder proposal pursuant to Rule 14a-8 does not guarantee that it will be included in the Company’s proxy statement and form of proxy.

Director Nomination by Stockholders and Stockholder Proposals of Other Business

Any stockholder nomination of a candidate for election to our Board and any stockholder proposal of other business intended to be presented for consideration at our 2024 Annual Meeting (but that will not be included in the Company’s proxy materials for such meeting pursuant to Rule 14a-8 of the Exchange Act), must be received by us in a timely manner and otherwise in accordance with our Bylaws not earlier than the close of business on [●] and not later than the close of business on [●], being, respectively, 120 days and 90 days prior to the first anniversary of the date of the Annual Meeting. In the event that our 2024 Annual Meeting is more than 30 days before or more than 30 days after the first anniversary of the date of the Annual Meeting, in order to be timely, notice by a stockholder must be so received by us not later than the close of business on the later of (i) the 90th day before our 2024 Annual Meeting or (ii) the 10th day following the day on which public disclosure of the date of our 2024 Annual Meeting is made by the Company.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than [●], 2024.

The Company reserves the right to disregard any stockholder nomination of a candidate for election to our Board or stockholder proposal of other business that does not comply with the requirements of our Bylaws or any applicable laws or regulations. A copy of the full text of our Bylaws is available on our Company website at https://investors.avantax.com or may be obtained by writing to the Corporate Secretary.

Annual Report to Stockholders

The Company’s Annual Report to Stockholders, including the Annual Report on Form 10-K for the year ended December 31, 2022, is being furnished together with this Proxy Statement. Our Annual Report to Stockholders, this Proxy Statement and other proxy materials are available on the Investor Relations portion of our website at https://investors.avantax.com. Upon written request by any stockholder to our Corporate Secretary, at 3200 Olympus Boulevard, Suite 100, Dallas, Texas 75019, a copy of the Annual Report to Stockholders will be furnished without charge, and a copy of any or all exhibits to the Annual Report on Form 10-K will be furnished for a fee that will not exceed the reasonable expenses in furnishing those exhibits. The Company’s SEC filings also are available to the public at the SEC’s website at www.sec.gov. The information on the Company’s website and the SEC’s website are not part of this Proxy Statement.

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Interpretive Information

Cautionary Note Regarding Forward-Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “may,” “will,” “would,” “could,” “should,” “estimates,” “predicts,” “potential,” “continues,” “target,” “outlook” and similar terms and expressions. Actual results may differ significantly from management’s expectations due to various risks and uncertainties including, but not limited to, those factors described in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Proxy Statement. Except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events, new information or circumstances occurring after the date of this Proxy Statement.

References to Avantax Common Stock

Unless otherwise indicated, references to “Common Stock” refer to our common stock, par value $0.0001 per share.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report,” “Audit Committee Report” and “Stock Performance” will not be deemed incorporated unless specifically provided otherwise in such filing, to the extent permitted by the rules of the SEC. Such sections shall also not be deemed to be “soliciting material” or to be “filed” with the SEC. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the SEC.

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WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC.

The Company’s public filings are available to the public from document retrieval services and the website maintained by the SEC at www.sec.gov. These filings are also available on the Company’s corporate website at https://investors.avantax.com under “Investors – Financial Information – SEC Filings.”

* * * *

YOUR VOTE IS VERY IMPORTANT. It is important that your voice be heard and your shares be represented at the Annual Meeting whether or not you are able to attend. We urge you to vote TODAY by completing, signing and dating the enclosed proxy card and promptly mailing it in the postage pre-paid envelope provided or following the instructions on the enclosed proxy card to vote via the Internet or by telephone. Please submit a proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions.

By Order of the Board of Directors,

Tabitha Bailey Chief Legal Officer and Corporate Secretary [●], 2023

Dallas, Texas
[●], 2023

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Appendix A
ESPP AND ESPP AMENDMENT

SECOND AMENDMENT

TO THE

AVANTAX, INC. 2016 EMPLOYEE STOCK PURCHASE PLAN

This Second Amendment to the Avantax, Inc. 2016 Employee Stock Purchase Plan (this “Amendment”), is adopted by action of the Compensation Committee of the Board of Directors (the “Committee”) of Avantax, Inc. (f/k/a Blucora, Inc.), a Delaware corporation (the “Company”), subject to and to be effective upon the approval of the stockholders of the Company. Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Avantax, Inc. 2016 Employee Stock Purchase Plan (as amended, the “Plan”).

WHEREAS, upon obtaining requisite stockholder approval, Section 16 of the Plan permits the Committee to amend the Plan, to increase the total number of shares as to which Options may be granted under the Plan;

WHEREAS, under the Plan, the maximum number of shares of Common Stock that may be delivered pursuant to the exercise of Options granted under the Plan is 1,350,000 shares, of which 193,709 shares currently remain available for issuance pursuant to the Plan; and

WHEREAS, the Committee desires to approve and adopt the Amendment, subject to stockholder approval of the Amendment, to increase the number of shares available for issuance under the Plan by 500,000 shares, and extend the term of the Plan.

NOW, THEREFORE, in accordance with Section 16 of the Plan, effective upon stockholder approval of the Amendment (such date, the “Amendment Effective Date”), the Committee hereby amends the Plan as follows:

Section 4 of the Plan is hereby amended by deleting said section in its entirety and replacing it with the following new Section 4:

Section 4. STOCK SUBJECT TO PLAN

Subject to adjustment from time to time as provided in Section 20, a maximum of 1,850,000 shares of Stock shall be available for issuance under the Plan. Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares. Any shares of Stock subject to an Option that cease to be subject to the Option (other than by reason of exercise of the Option), including, without limitation, in connection with the cancellation or termination of the Option, shall again be available for sale in connection with future grants of Options under the Plan.

1.	Section 17 of the Plan is amended to replace “May 24, 2026” with “May ___, 2033.”

2.	Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

* * * * * * * *

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed as of April [● ] by its President and Chief Executive Officer, pursuant to prior action taken by the Committee.

AVANTAX, INC.

By:
Name: Christopher W. Walters
Title: President and Chief Executive Officer

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AVANTAX, INC.

2016 EMPLOYEE STOCK PURCHASE PLAN

(As amended on June 7, 2018)

SECTION 1. PURPOSE

The purposes of the Avantax, Inc. 2016 Employee Stock Purchase Plan (the “Plan”) are (a) to assist employees of Avantax, Inc., a Delaware corporation (the “Company”), and its designated subsidiary corporations in acquiring a stock ownership interest in the Company pursuant to a plan that is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended, and (b) to encourage employees to remain in the employ of the Company and its designated subsidiary corporations.

SECTION 2. DEFINITIONS

For purposes of the Plan, the following terms shall be defined as set forth below.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Company’s Compensation Committee.

“Company” means Avantax, Inc., a Delaware corporation.

“Designated Subsidiary” has the meaning set forth under the definition of “Eligible Employee” in this Section 2.

“Eligible Compensation” means all regular cash compensation, including overtime, cash bonuses and commissions. Regular cash compensation does not include severance pay, hiring and relocation bonuses, pay in lieu of vacations, sick leave or any other special payments.

“Eligible Employee” means any employee of the Company or any domestic Subsidiary Corporation or any other Subsidiary Corporation designated by the Board or the Committee (a “Designated Subsidiary”) who is in the employ of the Company (or any Designated Subsidiary) on one or more Offering Dates and who meets the following criteria:

(a)	the employee does not, immediately after the Option is granted, own stock (as defined by the Code) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of a Parent Corporation or Subsidiary Corporation of the Company, taking into account any attribution of stock ownership to such employee under Code Section 424(d); and

(b)	the employee’s customary employment is for more than 20 hours per week; provided, however, that the Plan Administrator, in its discretion, may determine from time to time, prior to an Offering Date for all Options to be granted on such Offering Date in an Offering (on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulations Section 1.423-2), that this minimum requirement may be decreased or that the definition of Eligible Employee shall be subject to additional eligibility requirements, consistent with Code Section 423.

If the Company permits any employee of a Designated Subsidiary to participate in the Plan, then all employees of that Designated Subsidiary who meet the requirements of this definition shall also be considered Eligible Employees. For purposes of the Plan, if the Company, a Parent Corporation or a Subsidiary Corporation owns an entity that is a disregarded entity pursuant to Treasury Regulations Section 301.7701-3 (including if such ownership is through other disregarded entities), employees of such disregarded entity shall be treated as employees of the Company, such Parent Corporation or such Subsidiary Corporation, as the case may be.

“Enrollment Period” has the meaning set forth in Section 7.1.

“ESPP Broker” has the meaning set forth in Section 10.1

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Offering” has the meaning set forth in Section 5.1.

“Offering Date” means the first day of an Offering.

“Offering Period” has the meaning set forth in Section 5.1.

“Option” means an option granted under the Plan to an Eligible Employee to purchase shares of Stock.

“Parent Corporation” means any corporation (including any entity treated as a corporation pursuant to Treasury Regulations Section 301.7701-3), other than the Company, in an unbroken chain of corporations ending with the Company, if, at the time of the granting of the Option, each of the corporations, other than the Company, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means any Eligible Employee who has elected to participate in an Offering in accordance with the procedures set forth in Section 7.1 and who has not withdrawn from the Plan or whose participation in the Plan is not terminated.

“Plan” means the Avantax, Inc. 2016 Employee Stock Purchase Plan.

“Plan Administrator” has the meaning set forth in Section 3.1.

“Purchase Date” means the last day of each Purchase Period.

“Purchase Period” has the meaning set forth in Section 5.2.

“Purchase Price” has the meaning set forth in Section 6.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock” means the common stock of the Company.

“Subscription” has the meaning set forth in Section 7.1.

“Subsidiary Corporation” means any corporation (including any entity treated as a corporation pursuant to Treasury Regulations Section 301.7701-3), other than the Company, in an unbroken chain of corporations beginning with the Company, if, at the time of the granting of the Option, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Treasury Regulations” means the regulations promulgated under the Code.

SECTION 3. ADMINISTRATION

3.1	Plan Administrator

The Plan shall be administered by the Board, the Committee or any Company group or executive officer of the Company designated by the Board or the Committee as responsible for administering all or a portion of the Plan, except for those items expressly reserved to the Board or the Committee under the Plan. All references in the Plan to the “Plan Administrator” shall be, as applicable, to the Board, the Committee, or any Company group or executive officer designated as responsible for administering all or a portion of the Plan. Any decisions made by the Plan Administrator shall be applicable equally to all Eligible Employees.

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3.2	Administration and Interpretation by the Plan Administrator

Subject to the provisions of the Plan, the Plan Administrator shall have the authority, in its sole discretion, to determine all matters relating to Options granted under the Plan, including all terms, conditions, restrictions and limitations of Options; provided, however, that all Participants granted Options pursuant to the Plan shall have the same rights and privileges within the meaning of Code Section 423. The Plan Administrator shall also have exclusive authority to interpret the Plan and may from time to time adopt, and change, rules and regulations of general application for the Plan’s administration. The Plan Administrator’s interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, unless revised by the Board or the Committee, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company’s other officers or employees as the Plan Administrator so determines.

SECTION 4. STOCK SUBJECT TO PLAN

Subject to adjustment from time to time as provided in Section 20, a maximum of 1,000,000 shares of Stock shall be available for issuance under the Plan. Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares. Any shares of Stock subject to an Option that cease to be subject to the Option (other than by reason of exercise of the Option), including, without limitation, in connection with the cancellation or termination of the Option, shall again be available for sale in connection with future grants of Options under the Plan.

SECTION 5. OFFERING DATES

5.1	Offering Periods

(a)          Except as otherwise set forth below, the Plan shall be implemented by a series of Offerings (each, an “Offering”). An “Offering Period” is the period for an Offering commencing and ending on the dates designated as set forth in this Section 5.1.

(b)          The first Offering Period shall begin on August 1, 2016 and shall end on January 31, 2017. Prior to August 1, 2018, the Offering Periods shall run from February 1 through July 31 and from August 1 through January 31 of each year. Starting with the Offering Period commencing on August 1, 2018, the Offering Periods under the Plan shall run from November 15 through May 14 and from May 15 through November 14 of each year, with the first such Offering Period running from August 1, 2018 through November 14, 2018.

(c)          Notwithstanding the foregoing, the Board or the Committee may establish (i) a different term for one or more Offerings and (ii) different commencing and ending dates for such Offerings; provided, however, that an Offering Period may not exceed 27 months. The Offering Period may but need not be the same as the Purchase Period, as determined by the Plan Administrator.

(d)          In the event that the first or the last day of an Offering Period is not a regular business day, then the first day of the Offering Period shall be deemed to be the next regular business day and the last day of the Offering Period shall be deemed to be the last preceding regular business day. An employee who becomes eligible to participate in the Plan after an Offering Period has commenced shall not be eligible to participate in such Offering but may participate in any subsequent Offering, provided that such employee is still an Eligible Employee as of the commencement of any such subsequent Offering Period. Eligible Employees may not participate in more than one Offering at a time.

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5.2	Purchase Periods

Each Offering Period shall consist of one or more consecutive purchase periods (each, a “Purchase Period”). The last day of each Purchase Period shall be the Purchase Date for such Purchase Period. Except as otherwise set forth below, (i) prior to August 1, 2018, each Purchase Period shall commence on February 1 and August 1 of each year and end on the next July 31 and January 31, respectively, and (ii) starting with the Purchase Period commencing on August 1, 2018, each Purchase Period under the Plan shall commence on November 15 and May 15 of each year and end on the next May 14 and November 14, respectively, with the first such Purchase Period commencing on August 1, 2018 and ending on November 14, 2018. Notwithstanding the foregoing, the Board or the Committee may establish (a) a different term for one or more Purchase Periods and (b) different commencing and ending dates for any such Purchase Period; provided, however, that a Purchase Date shall in no event occur later than 27 months after the applicable Offering Date. In the event the first or last day of a Purchase Period is not a regular business day, then the first day of the Purchase Period shall be deemed to be the next regular business day and the last day of the Purchase Period shall be deemed to be the last preceding regular business day.

5.3	Conditions on the Issuance of Shares

Notwithstanding any other provision of the Plan to the contrary, the Company shall have no obligation to issue or deliver any shares of Stock with respect to an Option granted pursuant to the Plan unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law (including, without limitation, the requirements of the Securities Act, the Exchange Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange upon which the Stock may then be listed.

SECTION 6. PURCHASE PRICE

The purchase price (the “Purchase Price”) at which Stock may be acquired in an Offering pursuant to the exercise of all or any portion of an Option granted under the Plan shall be 85% of the lesser of (a) the fair market value of the Stock on the Offering Date of such Offering and (b) the fair market value of the Stock on the Purchase Date. For purposes of the Plan, the “fair market value” of the Stock on a given date shall be the closing price for the Stock on any given date during regular session trading as reported for such day by the NASDAQ Global Select Market, the New York Stock Exchange or other trading market on which the Company’s Stock may then be traded (the “Exchange”). If no sales of the Stock were made on the Exchange on such day, “fair market value” shall mean the closing price for the Stock as reported for the next preceding day on which sales of the Stock were made on the Exchange. If the Stock is not listed on an Exchange, the Board shall designate an alternative method of determining the fair market value of the Stock.

SECTION 7. PARTICIPATION IN THE PLAN

7.1	Initial Participation

An Eligible Employee shall become a Participant on the first Offering Date after satisfying the eligibility requirements and delivering to the Plan Administrator during the enrollment period established by the Plan Administrator (the “Enrollment Period”) a subscription (the “Subscription”):

(a)	indicating the Eligible Employee’s election to participate in the Plan;

(b)	authorizing payroll deductions and stating the amount to be deducted regularly from the Participant’s pay; and

(c)	authorizing the purchase of Stock for the Participant in each Purchase Period.

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An Eligible Employee who does not deliver a Subscription as provided above during the Enrollment Period shall not participate in the Plan for that Offering Period or for any subsequent Offering Period unless such Eligible Employee subsequently enrolls in the Plan by filing a Subscription with the Company during the Enrollment Period for such subsequent Offering Period. The Company may, from time to time, change the Enrollment Period for any future Offering as deemed advisable by the Plan Administrator, in its sole discretion, for the proper administration of the Plan.

7.2	Continued Participation

A Participant shall automatically participate in the next Offering Period until such time as such Participant withdraws from the Plan pursuant to Section 11.1 or 11.2 or terminates employment as provided in Section 12.

SECTION 8. LIMITATIONS ON RIGHT TO PURCHASE SHARES

8.1	Number of Shares Purchased

(a)           On each Offering Date, a Participant shall be deemed to have been granted an Option to purchase a maximum number of shares of the Stock of the Company equal to an amount determined as follows: an amount equal to $25,000 divided by the fair market value of the Stock of the Company on the applicable Offering Date; provided, however, no Participant shall be entitled to purchase Stock under the Plan (or any other employee stock purchase plan that is intended to meet the requirements of Code Section 423 sponsored by the Company, a Parent Corporation or a Subsidiary Corporation) at a rate that exceeds $25,000 in fair market value, determined as of the Offering Date for each Offering Period (or such other limit as may be imposed by the Code), for each calendar year in which a Participant participates in the Plan (or any other employee stock purchase plan described in this Section 8.1). The Company shall have the authority to take all necessary action, including but not limited to suspending the payroll deductions of any Participant, in order to ensure compliance with this Section 8.1.

(b)           Notwithstanding any other provision of the Plan to the contrary, the Board or the Committee, in its discretion, may establish from time to time, prior to an Offering Date for a future Offering, a maximum aggregate number of shares of Stock that may be purchased under the Plan by all Participants with respect to any Offering Period, such limit subject to adjustment from time to time as provided in Section 20; provided, however, that the Board or the Committee, in its discretion, may determine from time to time, prior to an Offering Date for a future Offering, that any such limit shall be increased, decreased or eliminated.

8.2	Pro Rata Allocation

In the event the number of shares of Stock that might be purchased by all Participants in the Plan exceeds the number of shares of Stock available in the Plan, the Plan Administrator shall make a pro rata allocation of the remaining shares of Stock in as uniform a manner as shall be practicable and as the Plan Administrator shall determine to be equitable. Fractional shares may not be issued under the Plan unless the Plan Administrator determines otherwise for future Offering Periods.

SECTION 9. PAYMENT OF PURCHASE PRICE

9.1	General Rules

Subject to Section 9.12, Stock that is acquired pursuant to the exercise of all or any portion of an Option may be paid for only by means of payroll deductions from the Participant’s Eligible Compensation. Except as set forth in this Section 9, the amount of compensation to be withheld from a Participant’s Eligible Compensation during each pay period shall be determined by the Participant’s Subscription.

9.2	Change Notices

During an Offering Period, a Participant may elect to decrease, but not increase, the amount withheld from his or her compensation by filing an amended Subscription with the Company on or before the change notice date. The change notice date shall initially be the seventh day prior to the end of the first pay period for which such election is to be effective; provided, however, that the Plan Administrator may change such change notice date from time to time. Unless otherwise determined by the Plan Administrator for a future Offering, a Participant may elect to increase or decrease the amount to be withheld from his or her compensation for future Offerings; provided, however, that notice of such election must be delivered to the Plan Administrator in such form and in accordance with such terms as the Plan Administrator may establish for an Offering.

AVANTAX, INC. | 2023 Proxy Statement     A-6

9.3	Percent Withheld

The amount of payroll withholding with respect to the Plan for any Participant during any pay period shall be at least 1% but shall not exceed 15% of the Participant’s Eligible Compensation for such pay period. Amounts shall be withheld in whole percentages only.

9.4	Payroll Deductions

Payroll deductions shall commence on the first payday following the Offering Date and shall continue through the last payday of the Offering Period unless sooner altered or terminated as provided in the Plan.

9.5	Memorandum Accounts

Individual accounts shall be maintained for each Participant for memorandum purposes only. All payroll deductions from a Participant’s compensation shall be credited to such account but shall be deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

9.6	No Interest

No interest shall be paid on payroll deductions received or held by the Company.

9.7	Acquisition of Stock

On each Purchase Date of an Offering Period, each Participant shall automatically acquire, pursuant to the exercise of the Participant’s Option, the number of shares of Stock arrived at by dividing the total amount of the Participant’s accumulated payroll deductions for the Purchase Period by the Purchase Price; provided, however, that the number of shares of Stock purchased by the Participant shall not exceed the number of whole shares of Stock so determined, unless the Plan Administrator has determined for any future Offering that fractional shares may be issued under the Plan; and provided, further, that the number of shares of Stock purchased by the Participant shall not exceed the number of shares for which Options have been granted to the Participant pursuant to Section 8.

9.8	Refund of Excess Amounts

Any cash balance remaining in the Participant’s account at the termination of each Purchase Period shall be refunded to the Participant as soon as practical after the Purchase Date without the payment of any interest; provided, however, that if the Participant participates in the next Purchase Period, any cash balance remaining in the Participant’s account shall be applied to the purchase of Stock in the new Purchase Period, provided such purchase complies with Section 8.1.

AVANTAX, INC. | 2023 Proxy Statement     A-7

9.9	Withholding Obligations

At the time the Option is exercised, in whole or in part, or at the time some or all of the Stock is disposed of, the Participant shall make adequate provision for federal and state withholding obligations of the Company, if any, that arise upon exercise of the Option or upon disposition of the Stock. The Company may withhold from the Participant’s compensation the amount necessary to meet such withholding obligations.

9.10	Termination of Participation

No Stock shall be purchased on behalf of a Participant on a Purchase Date if his or her participation in the Offering or the Plan has terminated on or before such Purchase Date.

9.11	Procedural Matters

The Company may, from time to time, establish (a) limitations on the frequency and/or number of any permitted changes in the amount withheld during an Offering, as set forth in Section 9.2, (b) an exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (c) payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, and (d) such other limitations or procedures as deemed advisable by the Company in the Company’s sole discretion that are consistent with the Plan and in accordance with the requirements of Code Section 423.

9.12	Leaves of Absences

During leaves of absence approved by the Company and meeting the requirements of the applicable Treasury Regulations promulgated under the Code, a Participant may elect to continue participation in the Plan by delivering cash payments to the Plan Administrator on the Participant’s normal paydays equal to the amount of his or her payroll deduction under the Plan had the Participant not taken a leave of absence. Currently, the Treasury Regulations provide that a Participant may continue participation in the Plan only during the first 90 days of a leave of absence unless the Participant’s reemployment rights are guaranteed by statute or contract.

SECTION 10. STOCK PURCHASED UNDER THE PLAN

10.1	ESPP Broker

If the Plan Administrator designates or approves a stock brokerage or other financial services firm (the “ESPP Broker”) to hold shares purchased under the Plan for the accounts of Participants, the following procedures shall apply. Promptly following each Purchase Date, the number of shares of Stock purchased by each Participant shall be deposited into an account established in the Participant’s name with the ESPP Broker. A Participant shall be free to undertake a disposition of the shares of Stock in his or her account at any time, but in the absence of such a disposition, the shares of Stock must remain in the Participant’s account at the ESPP Broker until the holding period set forth in Code Section 423 has been satisfied. With respect to shares of Stock for which the Code Section 423 holding periods have been satisfied, the Participant may move those shares of Stock to another brokerage account of the Participant’s choosing or request that a stock certificate be issued and delivered to him or her. A Participant who is not subject to payment of U.S. income taxes may move his or her shares of Stock to another brokerage account of his or her choosing or request that a stock certificate be delivered to him or her at any time, without regard to the Code Section 423 holding period.

10.2	Notice of Disposition

By entering the Plan, each Participant agrees to promptly give the Company notice of any Stock disposed of within the later of one year from the Purchase Date and two years from the Offering Date for such Stock, showing the number of such shares disposed of and the Purchase Date and Offering Date for such Stock. This notice shall not be required if and so long as the Company has a designated ESPP Broker.

AVANTAX, INC. | 2023 Proxy Statement     A-8

SECTION 11. VOLUNTARY WITHDRAWAL

11.1	Withdrawal From an Offering

A Participant may withdraw from an Offering by signing and delivering to the Plan Administrator a written notice of withdrawal on a form provided by the Company for such purpose. Such withdrawal must be elected at least ten days prior to the end of the Purchase Period for which such withdrawal is to be effective or by any other date specified by the Plan Administrator for any future Offering. If a Participant withdraws after the Purchase Date for a Purchase Period of an Offering, the withdrawal shall not affect Stock acquired by the Participant in any earlier Purchase Periods. Unless otherwise indicated, withdrawal from an Offering shall not result in a withdrawal from the Plan or any succeeding Offering therein. A Participant is prohibited from again participating in the same Offering at any time upon withdrawal from such Offering. The Company may, from time to time, impose a requirement that the notice of withdrawal be on file with the Plan Administrator for a reasonable period prior to the effectiveness of the Participant’s withdrawal.

11.2	Withdrawal From the Plan

A Participant may withdraw from the Plan by signing a written notice of withdrawal on a form provided by the Company for such purpose and delivering such notice to the Plan Administrator. Such notice must be delivered at least ten days prior to the end of the Purchase Period for which such withdrawal is to be effective or by any other date specified by the Plan Administrator for any future Offering. In the event a Participant voluntarily elects to withdraw from the Plan, the Participant may not resume participation in the Plan during the same Offering Period, but may participate in any subsequent Offering under the Plan by again satisfying the definition of Eligible Employee. The Company may impose, from time to time, a requirement that the notice of withdrawal be on file with the Plan Administrator for a reasonable period prior to the effectiveness of the Participant’s withdrawal.

11.3	Return of Payroll Deductions

Upon withdrawal from an Offering pursuant to Section 11.1 or from the Plan pursuant to Section 11.2, the withdrawing Participant’s accumulated payroll deductions that have not been applied to the purchase of Stock shall be returned as soon as practical after the withdrawal, without the payment of any interest, to the Participant, and the Participant’s interest in the Offering shall terminate. Such accumulated payroll deductions may not be applied to any other Offering under the Plan.

SECTION 12. TERMINATION OF EMPLOYMENT

Termination of a Participant’s employment with the Company for any reason, including retirement, death or the failure of a Participant to remain an Eligible Employee, shall immediately terminate the Participant’s participation in the Plan. The payroll deductions credited to the Participant’s account since the last Purchase Date shall, as soon as practical, be returned to the Participant or, in the case of a Participant’s death, to the Participant’s legal representative or designated beneficiary as provided in Section 13.2, and all of the Participant’s rights under the Plan shall terminate. Interest shall not be paid on sums returned to a Participant pursuant to this Section 12.

SECTION 13. RESTRICTIONS UPON ASSIGNMENT

13.1	Transferability

An Option granted under the Plan shall not be transferable other than by will, by the applicable laws of descent and distribution or as provided in Section 13.2, and such Option shall be exercisable during the Participant’s lifetime only by the Participant. The Company will not recognize, and shall be under no duty to recognize, any assignment or purported assignment by a Participant, other than by will, by the applicable laws of descent and distribution or as provided in Section 13.2, of the Participant’s interest in the Plan, of his or her Option or of any rights under his or her Option.

AVANTAX, INC. | 2023 Proxy Statement     A-9

13.2	Beneficiary Designation

The Plan Administrator may permit a Participant to designate a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under the Plan in the event the Participant dies after the Purchase Date for an Offering but prior to delivery to such Participant of such shares and cash. In addition, the Plan Administrator may permit a Participant to designate a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event that the Participant dies before the Purchase Date for an Offering. Such designation may be changed by the Participant at any time by written notice to the Plan Administrator.

SECTION 14. NO RIGHTS OF STOCKHOLDER UNTIL SHARES ISSUED

With respect to shares of Stock subject to an Option, a Participant shall not be deemed to be a stockholder of the Company, and he or she shall not have any of the rights or privileges of a stockholder. A Participant shall have the rights and privileges of a stockholder of the Company when, but not until, a certificate, or its equivalent, for shares have been issued to the Participant following exercise of the Participant’s Option.

SECTION 15. LIMITATIONS ON SALE OF STOCK PURCHASED UNDER THE PLAN

The Plan is intended to provide Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any Participant in the conduct of his or her own affairs. A Participant, therefore, may sell Stock purchased under the Plan at any time he or she chooses, subject to compliance with any applicable federal and state securities laws and the Company’s insider trading policy. A Participant assumes the risk of any market fluctuations in the price of the Stock.

SECTION 16. AMENDMENT OR DISCONTINUANCE OF THE PLAN

The Board or the Committee shall have the right at any time and without notice to amend, modify, suspend or terminate the Plan; provided, however, that, no employee’s existing rights under any Offering already made under Section 5 may be adversely affected thereby; and provided, further, that to the extent required for compliance with Code Section 423 or any applicable law or regulation, stockholder approval will be required for any amendment of the Plan that will (a) increase the total number of shares as to which Options may be granted under the Plan, (b) modify the class of employees eligible to receive Options, or (c) otherwise require stockholder approval under any applicable law or regulation. During any period of suspension or upon termination of the Plan, no Options shall be granted.

SECTION 17. TERMINATION OF THE PLAN

The Plan shall terminate at the earliest of the following:

(a) May 24, 2026; or

(b) The date the Board or the Committee acts to terminate the Plan in accordance with Section 16.

SECTION 18. NO RIGHTS AS AN EMPLOYEE

Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or a Parent Corporation or Subsidiary Corporation or to affect the right of the Company or a Parent Corporation or Subsidiary Corporation to terminate the employment of any person (including any Eligible Employee or Participant) at any time with or without cause.

AVANTAX, INC. | 2023 Proxy Statement     A-10

SECTION 19. EFFECT UPON OTHER PLANS

The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Parent Corporation or Subsidiary Corporation. Nothing in the Plan shall be construed to limit the right of the Company, a Parent Corporation or a Subsidiary Corporation to (a) establish any other forms of incentives or compensation for employees of the Company, a Parent Corporation or a Subsidiary Corporation or (b) grant or assume options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

SECTION 20. ADJUSTMENTS

20.1	Adjustment of Shares

In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (a) the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or of any other corporation, or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of Stock, then (subject to any required action by the Company’s stockholders), the Board or the Committee, in its sole discretion, shall make such equitable adjustments as it shall deem appropriate in the circumstances in (i) the maximum number and kind of shares of Stock subject to the Plan as set forth in Section 4, (ii) the aggregate maximum number and kind of shares of Stock that may be issued with respect to any Offering Period, and (iii) the number and kind of securities that are subject to any outstanding Option and the per share price of such securities. The determination by the Board or the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

20.2	Merger, Acquisition or Liquidation of the Company

In the event of the merger or consolidation of the Company into another corporation, the acquisition by another corporation of all or substantially all of the Company’s assets, or the liquidation or dissolution of the Company, the Purchase Date with respect to outstanding Options shall be the business day immediately preceding the effective date of such merger, consolidation, acquisition, liquidation or dissolution unless the Board or the Committee shall, in its sole discretion, provide for the assumption or substitution of such Options in a manner complying with Code Section 424(a).

20.3	Limitations

The grant of Options will in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 21. REGISTRATION; CERTIFICATES FOR SHARES

The Company shall be under no obligation to any Participant to register for offering or resale under the Securities Act, or register or qualify under state securities laws, any shares of Stock. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws.

AVANTAX, INC. | 2023 Proxy Statement     A-11

SECTION 22. EQUAL RIGHTS AND PRIVILEGES

All Eligible Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Code Section 423 or any successor provision of the Code and the related regulations. Notwithstanding the express terms of the Plan, any provision of the Plan that is intended to comply with Code Section 423 that is inconsistent with Code Section 423 or any successor provision of the Code shall without further act or amendment by the Company or the Committee be reformed to comply with the requirements of Code Section 423. This Section 22 shall take precedence over all other provisions in the Plan.

SECTION 23. NON-U.S. JURISDICTIONS

Without amending the Plan, and to the extent permitted by Code Section 423 without impacting the qualification of the Plan or any Options thereunder, the Committee may establish procedures to grant options or otherwise provide benefits to eligible employees of affiliates of the Company with non-U.S. employees (other than Designated Subsidiaries) on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and the Committee shall have the authority to adopt such modifications, procedures, separate offerings, subplans and the like as may be necessary or desirable (a) to comply with provisions of the laws or regulations or conform to the requirements to operate the Plan in a qualified or tax or accounting advantageous manner in other countries or jurisdictions in which the Company or any of its affiliates may operate or have employees, (b) to ensure the viability of the benefits from the Plan to employees employed in such countries or jurisdictions, and (c) to meet the objectives of the Plan. Notwithstanding anything to the contrary herein, any such actions taken by the Committee with respect to eligible employees of any participating affiliate may be treated as a separate offering under Code Section 423 or a subplan outside of an “employee stock purchase plan” under Code Section 423 and not subject to the requirements of Code Section 423 set forth in the Code and the Plan.

SECTION 24. CODE SECTION 409A

The Plan is intended to be exempt from the application of Code Section 409A, and any ambiguities herein will be interpreted to maintain such exemption. In furtherance of the foregoing and notwithstanding any other provision in the Plan to the contrary, if the Committee determines that an Option granted under the Plan may be subject to Code Section 409A or that any provision of the Plan would cause an Option under the Plan to be subject to Code Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding Option granted under the Plan, or take such other action that the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding Option or future Option that may be granted under the Plan from or to allow any such options to comply with Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the Option to purchase Stock under the Plan that is intended to be exempt from or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Committee with respect thereto. The Company makes no representation that any Option to purchase Stock under the Plan is exempt from or compliant with Code Section 409A.

SECTION 25. CHOICE OF LAW AND VENUE

The Plan, all Options granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. Participants irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Delaware.

SECTION 26. EFFECTIVE DATE

The Plan’s effective date is the date on which it is approved by the Company’s stockholders.

***************

AVANTAX, INC. | 2023 Proxy Statement     A-12

Appendix B
PROPOSED CHARTER AMENDMENT

CERTIFICATE OF AMENDMENT NO. 4

TO THE RESTATED CERTIFICATE OF INCORPORATION OF

AVANTAX, INC.

Avantax, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that:

1.       Article 10 of the Corporation’s Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety as follows:

ARTICLE 10. LIMITATION OF LIABILITY

To the full extent that the Delaware General Corporation Law, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors and officers, no director or officer of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any amendment to or repeal of this Article 10 shall not adversely affect any right or protection of a director or officer of the corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

2.       The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

* * * * *

AVANTAX, INC. | 2023 Proxy Statement     B-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this ____ day of _____________, 2023.

AVANTAX, INC.

By:

Name:

Title:

AVANTAX, INC. | 2023 Proxy Statement     B-2

Appendix C
NON-GAAP RECONCILIATIONS

Below is a reconciliation of the non-GAAP financial measures set forth in this Proxy Statement under the “What We Pay and Why” section of the CD&A on page 77.

Consolidated Adjusted EBITDA

We define Consolidated Adjusted EBITDA as net income (loss), determined in accordance with GAAP, excluding the effects of stock-based compensation, depreciation and amortization of acquired intangible assets, interest expense and other, net, acquisition and integration costs, contested proxy, transaction and other legal a nd consulting costs, TaxAct divestiture costs and income tax benefit (expense). Interest expense and other, net primarily consists of interest expense, net. Acquisition and integration costs primarily relate to the acquisitions of Avantax Planning Partners and 1st Global. We believe that Consolidated Adjusted EBITDA provides meaningful supplemental information regarding the performance of our consolidated results of operations, which includes both continuing and discontinued operations. In accordance with the adjustment provisions included in the terms of the 2022 Short-Term Executive Bonus Program, Consolidated Adjusted EBITDA was further adjusted to reflect target performance respect to amounts attributable to TaxAct (as combined, "Company Adjusted EBITDA" (as adjusted)).

We believe that Consolidated Adjusted EBITDA provides meaningful supplemental information regarding our performance. We use this non-GAAP financial measure for internal management and compensation purposes, when publicly providing guidance on possible future results and as a means to evaluate period-to-period comparisons. We believe that Consolidated Adjusted EBITDA is a common measure used by investors and analysts to evaluate our performance, that it provides a more complete understanding of the results of operations and trends affecting our business when viewed together with GAAP results and that management and investors benefit from referring to this non-GAAP financial measure. Items excluded from Consolidated Adjusted EBITDA are significant and necessary components to the operations of our business, and, therefore, Consolidated Adjusted EBITDA should be considered as a supplement to, and not as a substitute for or superior to, GAAP net income (loss). Other companies may calculate Consolidated Adjusted EBITDA differently, and, therefore, our Consolidated Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Reconciliation of Non-GAAP Financial Measures

Year Ended December 31, 2022
Adjusted EBITDA (1)
Net income (2)	$420,247
Stock-based compensation	$23,045
Depreciation and amortization of acquired intangible assets	$45,830
Interest expense and other, net	$39,778
Gain on disposal of TaxAct	$(472,237)
Acquisition and integration costs—Excluding change in the fair value of HKFS contingent consideration	$1,134
Acquisition and integration costs—Change in the fair value of HKFS contingent consideration	$(5,320)
Contested proxy and other legal and consulting costs	$5,062
TaxAct divestiture costs	$5,252
Income tax (benefit) expense	$92,669
Consolidated Adjusted EBITDA	$155,460
Tax Software Segment Discretionary Adjustments	$13,906
Company Adjusted EBITDA (as adjusted)	$169,366
(1)	Dollar amounts presented in thousands.
(2)	As presented in the consolidated statements of comprehensive income (loss).

AVANTAX, INC. | 2023 Proxy Statement     C-1

PRELIMINARY COPY – SUBJECT TO COMPLETION – DATED MARCH 24, 2023

Avantax, Inc. c/o Corporate Election Services P. O. Box 3230 Pittsburgh, PA 15230-3230

A V A N T A X, I N C.

ANNUAL MEETING OF STOCKHOLDERS

[●], 2023

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Avantax, Inc. common stock for the 2023 annual meeting of stockholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

VOTE VIA INTERNET Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote	VOTE BY TELEPHONE Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote	VOTE BY MAIL Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230

Internet and telephone access is available 24 hours a day, 7 days a week.

You will be required to provide the unique control number printed below if you vote via the Internet or by telephone.

If you vote via the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Daylight Time on [●], 2023. If you vote by mail, your vote must be received in sufficient time before the annual meeting.

CONTROL NUMBER:

  If voting by mail, please fold and detach card at perforation before mailing.

AVANTAX, INC.	THIS PROXY IS ONLY VALID WHEN SIGNED AND DATED	PROXY

Please mark your vote as indicated in this example: ☒

Our Board of Directors unanimously recommends that you vote “FOR” all nominees listed in Proposal 1.

1.	Election of Directors		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
	(1)	Georganne C. Proctor	☐	☐	☐
	(2)	Mark A. Ernst
	(3)	E. Carol Hayles
	(4)	Kanayalal A. Kotecha
	(5)	J. Richard Leaman III
	(6)	Tina Perry
	(7)	Karthik Rao
	(8)	Jana R. Schreuder
	(9)	Christopher W. Walters
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominees in the space below.

Our Board of Directors unanimously recommends that you vote “FOR” Proposals 2, 3, 5 and 6 and “1 YEAR” on Proposal 4.

2.	Ratification, on an advisory (non-binding) basis, of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023:

☐  FOR             ☐  AGAINST             ☐  ABSTAIN

3.	Approval, on an advisory (non-binding) basis, of our named executive officer compensation:

☐  FOR             ☐  AGAINST             ☐  ABSTAIN

4.	Vote, on an advisory (non-binding) basis, on the frequency of the advisory vote on our named executive officer compensation:

☐  1 YEAR           ☐  2 YEARS           ☐  3 YEARS           ☐  ABSTAIN

5.	Approval of an amendment to the Avantax, Inc. 2016 Employee Stock Purchase Plan, as amended, to increase the number of shares available for issuance to plan participants

☐  FOR             ☐  AGAINST             ☐  ABSTAIN

6.	Adoption of an amendment to our Restated Certificate of Incorporation, as amended, to provide for the exculpation of certain of our officers, as permitted by recent amendments to the Delaware General Corporation Law

☐  FOR             ☐  AGAINST             ☐  ABSTAIN

Stockholder Signatures (Titles)	Date

INSTRUCTIONS: Please sign exactly as your name(s) appears(s) on this proxy card. If signing as an attorney, executor, administrator, trustee, guardian or other fiduciary agent, please provide your full title as such. Joint owners should each sign personally. All holders must sign. If you are signing on behalf of a corporation or partnership as an authorized officer, please sign using the full corporate or partnership name.

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.

YOUR VOTE IS IMPORTANT!

SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE VIA THE INTERNET, BY TELEPHONE OR BY MAIL.

YOU MAY VOTE VIA THE INTERNET OR BY TELEPHONE. YOUR INTERNET OR TELEPHONE VOTE MUST BE RECEIVED BY 11:59 P.M. EASTERN DAYLIGHT TIME ON [●], 2023. IF YOU DO NOT VOTE VIA THE INTERNET OR BY TELEPHONE, THEN PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY. YOUR MAIL VOTE MUST BE RECEIVED IN SUFFICIENT TIME BEFORE THE ANNUAL MEETING.

If you have any questions, would like to request additional copies of proxy materials or need assistance voting your proxy card, please contact Avantax, Inc.’s proxy solicitor:

509 Madison Avenue, 12th Floor
New York, New York 10022

Stockholders Call Toll-Free: (800) 662-5200
Brokers and Banks Call Toll-Free: (203) 658-9400
Email: AVTA.info@morrowsodali.com

 If voting by mail, please fold and detach card at perforation before mailing.

AVANTAX, INC.	PROXY

 ANNUAL MEETING OF STOCKHOLDERS – [●], 2023

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AVANTAX, INC.

The undersigned hereby appoints Marc Mehlman and Tabitha Bailey, including each of them singly, as proxies, each with full power of substitution and with all powers that the undersigned would possess if personally present, and hereby authorizes them to represent and to vote all the shares of common stock of Avantax, Inc. that the undersigned is entitled to vote at the annual meeting of stockholders of Avantax, Inc. to be held virtually, via live webcast, on [●], 2023 at [●] [a./p.]m. Central Daylight Time and at any adjournments, postponements or continuations thereof (the “Annual Meeting”). Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof, and in the discretion of the proxies, to the extent permitted by Rule 14(a)- 4(c) under the Securities Exchange Act of 1934, as amended, on such other business that may properly come before the Annual Meeting in accordance with and as described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

The undersigned hereby revokes all proxies previously given with respect to the shares covered hereby with respect to the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If this card is properly executed and returned but no such direction is made as to any item, this proxy will be voted in accordance with the recommendations of our Board of Directors: “FOR” the election of each of our Board of Directors’ nominees under Proposal 1, “FOR” Proposals 2, 3, 5 and 6 and for “1 YEAR” on Proposal 4. Only stockholders who owned shares of common stock of Avantax, Inc. as of the close of business on [●], 2023 may vote at the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT – PLEASE VOTE TODAY. If you will not be voting via the Internet or by telephone, then please mark, sign, date and return the accompanying proxy card in the enclosed envelope, which is postage-prepaid if mailed from within the United States.

PLEASE SIGN AND DATE ON THE REVERSE SIDE